Exhibit 10.1

Execution Version

Credit Facilities Agreement

dated

10 March 2025

between

Aebi Schmidt Holding AG
Schulstrasse 4, 8500 Frauenfeld, Switzerland
(hereinafter: Company and Original Borrower and Original Guarantor)

and

the entities listed in Part I of Schedule 1 (The Original Parties) as original obligors

and

UBS Switzerland AG
Bahnhofstrasse 45, 8001 Zurich, Switzerland
(hereinafter: Mandated Lead Arranger and Agent and Security Agent and Original Lender)

and

Zürcher Kantonalbank
Bahnhofstrasse 9, 8001 Zurich, Switzerland
(hereinafter: Lead Arranger and Original Lender)

and

the entities listed in Part II of Schedule 1 (The Original Parties) as original lenders regarding

USD 600,000,000 term loan and revolving credit facilities

Credit Facilities Agreement – Project Badger	2

	7.6	Limitation on Ancillary Outstandings	69
	7.7	Adjustment for Ancillary Facilities upon acceleration	70
	7.8	Information	71
	7.9	Affiliates of Lenders as Ancillary Lenders	71
	7.10	Affiliates of Borrowers	71
	7.11	Revolving Facility Commitment amounts	72
	7.12	Amendments and Waivers – Ancillary Facilities	72
8.	REPAYMENT OF LOANS		72
	8.1	Repayment of Facility A	72
	8.2	Repayment of Revolving Facility Loans	73
9.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION		74
	9.1	Illegality	74
	9.2	Voluntary cancellation	74
	9.3	Voluntary prepayment of Facility A Loans	74
	9.4	Voluntary prepayment of Revolving Facility Loans	75
	9.5	Right of cancellation and repayment in relation to a single Lender	75
	9.6	Right of cancellation in relation to a Defaulting Lender	76
	9.7	Effect of prepayment of illegality and single Lender cancellation on scheduled repayments	76
10.	MANDATORY PREPAYMENT AND CANCELLATION		76
	10.1	Change of Control	76
	10.2	Capital markets transaction, disposal, insurance and legal proceedings proceeds, delisting	76
	10.3	Application of mandatory prepayments and cancellations	78
	10.4	Conditions of mandatory prepayments	78
11.	RESTRICTIONS		79
12.	INTEREST		80
	12.1	Calculation of interest – Term Rate Loans	80
	12.2	Calculation of interest – Compounded Rate Loans	80
	12.3	Margin	80
	12.4	Payment of interest	81
	12.5	Default interest	81
	12.6	Minimum interest	81
	12.7	Notification of rates of interest	82
13.	INTEREST PERIODS		83
	13.1	Selection of Interest Periods and Terms	83
	13.2	Changes to Interest Periods	84
	13.3	Non-Business Days	84
	13.4	Consolidation and division of Facility A Loans	84
14.	CHANGES TO THE CALCULATION OF INTEREST		85
	14.1	Interest calculation if no Term Rate	85
	14.2	Interest calculation if no RFR or Central Bank Rate	85
	14.3	Market disruption	85
	14.4	Cost of funds	85
	14.5	Break Costs	86

Credit Facilities Agreement – Project Badger	3

15.	FEES		86
	15.1	Underwriting fee	86
	15.2	Arrangement fee	86
	15.3	Agency fee	87
	15.4	Ticking fee	87
	15.5	Commitment fee	87
	15.6	Prepayment fee for voluntary prepayments	87
	15.7	Interest, commission and fees on Ancillary Facilities	88
16.	TAX GROSS UP AND INDEMNITIES		88
	16.1	Tax gross up	88
	16.2	Tax indemnity	89
	16.3	Stamp taxes	90
	16.4	Tax Credit	90
	16.5	Value added tax	90
	16.6	FATCA Information	91
	16.7	FATCA Deduction	93
17.	INCREASED COSTS		94
	17.1	Increased Costs	94
	17.2	Increased Cost claims	96
	17.3	Exceptions	96
18.	OTHER INDEMNITIES		96
	18.1	Currency indemnity	96
	18.2	Other indemnities	97
	18.3	Indemnity to the Agent	97
	18.4	Indemnity to the Security Agent	98
19.	MITIGATION BY THE LENDERS		98
	19.1	Mitigation	98
	19.2	Limitation of liability	99
20.	COSTS AND EXPENSES		99
	20.1	Transaction expenses	99
	20.2	Amendment costs	99
	20.3	Enforcement and preservation costs	99
21.	GUARANTEE		100
	21.1	Guarantee and indemnity	100
	21.2	Nature of guarantee and indemnity of Guarantor	100
	21.3	Continuing Guarantee	100
	21.4	Reinstatement	100
	21.5	Waiver of defences	101
	21.6	Immediate recourse	102
	21.7	Appropriations	103
	21.8	Deferral of Guarantors’ rights	103
	21.9	Release of Guarantors’ right of contribution	105
	21.10	Additional Security	106
22.	GUARANTEE AND SECURITY LIMITATIONS		106
	22.1	Swiss limitations	106

Credit Facilities Agreement – Project Badger	4

	22.2	US limitations	108
	22.3	Excluded Swap Obligations	109
	22.4	German limitations	110
	22.5	Other limitations	114
23.	REPRESENTATIONS		114
	23.1	General	114
	23.2	Status	114
	23.3	Binding obligations	115
	23.4	Non-conflict with other obligations	115
	23.5	Power and authority	115
	23.6	Validity and admissibility in evidence	115
	23.7	Governing law and enforcement; no immunity	116
	23.8	Insolvency	116
	23.9	No filing or stamp taxes	116
	23.10	Deduction of Tax	116
	23.11	No Default	117
	23.12	No misleading information	117
	23.13	Financial Statements	117
	23.14	No proceedings	118
	23.15	Compliance with laws	118
	23.16	Environmental laws	118
	23.17	Anti-Money Laundering Law and Anti-Corruption Laws	119
	23.18	Security and Financial Indebtedness	119
	23.19	Pari passu ranking	119
	23.20	Insurance	119
	23.21	Legal and beneficial ownership	119
	23.22	Good title to assets	119
	23.23	Intellectual Property	119
	23.24	Group structure chart	120
	23.25	Merger Documents and disclosure	120
	23.26	Dividends and intra-group loans	120
	23.27	Compliance with Non-Bank Rules	120
	23.28	No use of amounts for Restricted Persons or in Restricted Countries	121
	23.29	COVID-19 Loans	121
	23.30	US Regulatory matters	121
	23.31	Times when representations made	122
24.	INFORMATION UNDERTAKINGS		123
	24.1	Financial statements	123
	24.2	Provision and contents of Compliance Certificate	123
	24.3	Requirements as to financial statements	124
	24.4	Budget and business plan	124
	24.5	External bank debt situation and intercompany loans	125
	24.6	Group Structure	125
	24.7	Information: miscellaneous	125
	24.8	Notification of default	126
	24.9	“Know your customer” checks	126

Credit Facilities Agreement – Project Badger	5

25.	FINANCIAL COVENANTS		127
	25.1	Financial definitions	127
	25.2	Leverage Ratio	128
	25.3	Equity Ratio	128
	25.4	Financial testing	129
	25.5	Security release	129
26.	GENERAL UNDERTAKINGS		129
	26.1	Authorisations	129
	26.2	Compliance with laws	130
	26.3	Environmental compliance	130
	26.4	Anti-Money Laundering Laws and Anti-Corruption Laws	130
	26.5	Mergers, Acquisitions and Joint Ventures	130
	26.6	Group structure	131
	26.7	Change of business	131
	26.8	Preservation of assets	132
	26.9	Pari passu ranking	132
	26.10	Merger Documents	132
	26.11	Negative pledge	132
	26.12	Disposals	132
	26.13	Arm’s length terms	133
	26.14	Loans or credit	133
	26.15	No guarantees or indemnities	133
	26.16	Financial Indebtedness	133
	26.17	Shareholder Loans	134
	26.18	Insurance	134
	26.19	Intellectual Property	134
	26.20	Amendments	134
	26.21	Treasury Transactions	135
	26.22	Changes to Accounting Standards	135
	26.23	Changes to articles of association and other organizational documents	135
	26.24	Compliance with Non-Bank Rules	135
	26.25	No use of amounts for Restricted Persons or in Restricted Countries	136
	26.26	Share capital	136
	26.27	No change of seat or centre of main interest	136
	26.28	Guarantor Coverage	136
	26.29	Syndication	137
	26.30	Margin Regulations	137
	26.31	Further assurance	138
	26.32	ERISA	138
27.	EVENTS OF DEFAULT		139
	27.1	Non-payment	139
	27.2	Financial covenants	139
	27.3	Other obligations	139
	27.4	Misrepresentation	139
	27.5	Cross default	140
	27.6	Insolvency	140

Credit Facilities Agreement – Project Badger	6

	27.7	Insolvency proceedings	141
	27.8	Creditors’ process	142
	27.9	Unlawfulness and invalidity	142
	27.10	Change of ownership	142
	27.11	Audit qualification	142
	27.12	Repudiation and rescission of agreements	142
	27.13	Litigation	143
	27.14	Cessation of business	143
	27.15	Material Adverse Effect	143
	27.16	ERISA	143
	27.17	Acceleration	143
	27.18	Clean-Up Period	144
28.	CHANGES TO THE LENDERS		145
	28.1	Assignments and transfers by the Lenders	145
	28.2	Conditions of assignment or transfer	145
	28.3	Assignment or transfer fee	146
	28.4	Limitation of responsibility of Existing Lenders	147
	28.5	Procedure for transfer or assignment	147
	28.6	Copy of Transfer Certificate or Increase Confirmation to the Company	148
	28.7	Security over Lenders’ rights	148
	28.8	Pro rata interest settlement	149
	28.9	Exposure transfers (including sub-participations)	150
29.	DEBT PURCHASE TRANSACTIONS		150
30.	HEDGE COUNTERPARTIES		150
	30.1	Identity of Hedge Counterparties	150
	30.2	Change of Hedge Counterparty	151
	30.3	Hedge Counterparty Accession Undertaking	151
31.	CHANGES TO THE OBLIGORS		151
	31.1	Assignment and transfers by Obligors	151
	31.2	Additional Borrowers	151
	31.3	Resignation of a Borrower	152
	31.4	Additional Guarantors	153
	31.5	Resignation of a Guarantor	153
	31.6	Repetition of Representations	154
	31.7	Resignation and release of security on resignation	154
32.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGERS		154
	32.1	Appointment of the Agent and the Security Agent	154
	32.2	Instructions	155
	32.3	German Transaction Security	156
	32.4	Duties of the Agent and the Security Agent	157
	32.5	Role of the Arrangers	158
	32.6	No fiduciary duties	158
	32.7	Business with the Group	158
	32.8	Rights and discretions	158
	32.9	Responsibility for documentation	160

Credit Facilities Agreement – Project Badger	7

	32.10	No duty to monitor	161
	32.11	Exclusion of liability	161
	32.12	Finance Parties’ indemnity to the Agent and the Security Agent	162
	32.13	Resignation of the Agent or the Security Agent	163
	32.14	Replacement of the Agent	164
	32.15	Replacement of the Security Agent	165
	32.16	Confidentiality	165
	32.17	Relationship with the Lenders	165
	32.18	Credit appraisal by the Lenders and Ancillary Lenders	166
	32.19	Amounts paid in error	166
	32.20	Deduction from amounts payable by the Agent or the Security Agent	167
33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES		167
34.	SHARING AMONG THE FINANCE PARTIES		168
	34.1	Payments to Finance Parties	168
	34.2	Redistribution of payments	168
	34.3	Recovering Finance Party’s rights	168
	34.4	Reversal of redistribution	168
	34.5	Exceptions	169
	34.6	Ancillary Lenders	169
35.	PAYMENT MECHANICS		169
	35.1	Payments to the Agent	169
	35.2	Distributions by the Agent	169
	35.3	Distributions to an Obligor	170
	35.4	Clawback and pre-funding	170
	35.5	Partial payments	170
	35.6	Business Days	171
	35.7	Currency of account	171
	35.8	Disruption to payment systems etc.	171
36.	SET-OFF		172
37.	NOTICES AND ENGLISH LANGUAGE		173
	37.1	Notices	173
	37.2	English language	174
38.	CALCULATIONS AND CERTIFICATES		174
	38.1	Accounts	174
	38.2	Certificates and determinations	174
	38.3	Day count convention and interest calculation	174
39.	SEVERABILITY		175
40.	REMEDIES AND WAIVERS		175
41.	AMENDMENTS AND WAIVERS		175
	41.1	Required consents	175
	41.2	All Lender matters	176
	41.3	Other exceptions	177
	41.4	Changes to reference rates	177
	41.5	Excluded Commitments	180

Credit Facilities Agreement – Project Badger	8

	41.6	Replacement of Lender	180
	41.7	Disenfranchisement of Defaulting Lenders	181
	41.8	Replacement of a Defaulting Lender	182
42.	CONFIDENTIALITY, DISCLOSURE OF CONFIDENTIAL INFORMATION AND SWISS BANKING SECRECY WAIVER		183
	42.1	Confidentiality	183
	42.2	Disclosure of Confidential Information and waiver of banking secrecy	184
	42.3	Entire agreement	186
	42.4	Inside information	186
	42.5	Continuing obligations	186
43.	PARALLEL DEBT		187
44.	BAIL-IN		188
	44.1	Contractual recognition of bail-in	188
	44.2	Bail-in definitions	188
45.	COUNTERPARTS AND CONCLUSION OF CONTRACT		189
46.	GOVERNING LAW		190
47.	ENFORCEMENT		190
	47.1	Jurisdiction	190
	47.2	Service of process	190
	47.3	Place of performance	190
48.	WAIVER OF JURY TRIAL		190
49.	ACKNOWLEDGMENT REGARDING ANY SUPPORTED QFCS		191
Signatures			193

Credit Facilities Agreement – Project Badger	9

List of Schedules

Schedule 1	The Original Parties
Schedule 2	Conditions Precedent
Schedule 3	Requests and Notices
Schedule 4	Form of Transfer Certificate
Schedule 5	Form of Compliance Certificate
Schedule 6	Group Structure Chart
Schedule 7	Form of Accession Agreement
Schedule 8	List of Material Group Companies as at the Transaction Closing Date
Schedule 9	White List
Schedule 10	Form of Ancillary Agreement
Schedule 11	Form of Increase Confirmation
Schedule 12	Hedge Counterparty Accession Undertaking
Schedule 13	Form of Resignation Letter
Schedule 14	Reference Rate Terms
Schedule 15	Daily Non-Cumulative Compounded RFR Rate
Schedule 16	Cumulative Compounded RFR Rate

Credit Facilities Agreement – Project Badger	10

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Without prejudice to the terms defined elsewhere in this Agreement and not set out below, the following capitalized terms shall have the following meaning:

10 Non-Bank Rule means the rule that the aggregate number of Lenders under this Agreement which are not Qualifying Banks must not at any time exceed ten, in each case in accordance with the meaning of the Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

20 Non-Bank Rule means the rule that (without duplication) the aggregate number of creditors (including the Lenders) other than Qualifying Banks of a Swiss Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement) must not at any time exceed 20, in each case in accordance with the meaning of the Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

Accession Agreement means a document substantially in the form set out in Schedule 7 (Form of Accession Agreement).

Accounting Standards means:

(a)	regarding the consolidated financial statements of the Group: subject to a change to US GAAP in accordance with paragraph (b) of Clause 26.22 (Changes to Accounting Standards), Swiss GAAP FER;

(b)	regarding the stand-alone financial statements of any member of the Group incorporated in Switzerland: CO; and

(c)	regarding the stand-alone financial statements of any member of the Group not incorporated in Switzerland: local generally accepted accounting principles in the relevant jurisdiction of incorporation.

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 31.2 (Additional Borrowers).

Additional Business Day means any day specified as such in the applicable Reference Rate Terms.

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 31.4 (Additional Guarantors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Credit Facilities Agreement – Project Badger	11

Agent’s Spot Rate of Exchange means:

(a)	the Agent’s spot rate of exchange; and

(b)	(if the Agent does not have an available spot rate of exchange) any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the Zurich foreign exchange market at or about 11.00 a.m. (Zurich time) on a particular day.

Agreement means this credit facilities agreement including all its Schedules.

Ancillary Agreement means each document relating to or evidencing the terms of an Ancillary Facility, in each case substantially in the form of Schedule 10 (Form of Ancillary Agreement) or in a form as otherwise agreed between the relevant Ancillary Borrower and the relevant Ancillary Lender.

Ancillary Borrower means each Borrower to which an Ancillary Facility is made available in accordance with Clause 7 (Ancillary Facilities).

Ancillary Commencement Date means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 7 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Agreement relating to that Ancillary Facility.

Ancillary Facility means any ancillary facility made available by an Ancillary Lender in accordance with Clause 7 (Ancillary Facilities).

Ancillary Lender means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 7 (Ancillary Facilities).

Ancillary Outstandings means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility;

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility,

Credit Facilities Agreement – Project Badger	12

in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Agreement.

Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 24.1 (Financial statements).

Anti-Boycott Regulation has the meaning given to that term in Clause 1.3 (Restricted Finance Party/Obligor).

Anti-Corruption Laws means all laws, rules, and regulations of any jurisdiction applicable to the members of the Group from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and the relevant provisions of the Swiss Criminal Code, and the rules and regulations thereunder.

Anti-Money Laundering Laws means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the members of the Group and related to terrorism financing or money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

Arranger means the Mandated Lead Arranger or the Lead Arranger.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means:

(a)	in relation to Facility A the period from and including the Signing Date to and including the earlier of

(i)	the Transaction Closing Date; and

(ii)	the Long Stop Date, provided that, if on the Long Stop Date the originally applicable End Date (as defined in the Merger Agreement) is or has been extended pursuant to the terms of the Merger Agreement, the Availability Period for Facility A shall automatically be extended and end on the Extended Long Stop Date. No further extensions shall be possible beyond the Extended Long Stop Date; and

(b)	in relation to the Revolving Facility, the period from and including the Facilities Closing Date until the date falling one Month prior to the Final Maturity Date.

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments; and

Credit Facilities Agreement – Project Badger	13

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility only, the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, the following amounts shall not be deducted from that Lender’s Revolving Facility Commitment:

(i)	that Lender’s participation in any Revolving Facility Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s (and its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Base Currency means USD.

Base Currency Amount means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower (or the Company on behalf of that Borrower) for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement); and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Company pursuant to Clause 7.2 (Availability) (or, if the amount requested to be utilised under any Ancillary Facility in accordance with the terms of the relevant Ancillary Agreement is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

Baseline CAS means, in relation to a Compounded Rate Loan in a Compounded Rate Currency, any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

Credit Facilities Agreement – Project Badger	14

Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility by operation of Clause 7.5 (Roll-in of Existing Guarantee) or with the approval of the relevant Lender pursuant to Clause 7.10 (Affiliates of Borrowers).

Break Costs means any amount specified as such in the applicable Reference Rate Terms.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Zurich, Switzerland, New York City, United States and London, United Kingdom, and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for payment or purchase of euro) which is a TARGET Day; and

(c)	(in relation to:

(i)	the fixing of an interest rate in relation to a Term Rate Loan;

(ii)	any date for payment or purchase of an amount relating to a Compounded Rate Loan; or

(iii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan, or otherwise in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum.

Cancellation Date means the date (if any) on which the UBS Mandate Letter or this Agreement is terminated in accordance with its respective terms by one of the parties thereto or the Total Commitments are cancelled in accordance with the terms of this Agreement before the Facilities Closing Date occurs.

Central Bank Rate has the meaning given to that term in the applicable Reference Rate Terms.

Central Bank Rate Adjustment has the meaning given to that term in the applicable Reference Rate Terms.

Certain Funds Loan means a Loan made or to be made during the Certain Funds Period.

Certain Funds Period means the period commencing on the Signing Date and ending on the earliest of:

(a)	the Transaction Closing Date; and

(b)	the last day of the Availability Period relating to Facility A; and

Credit Facilities Agreement – Project Badger	15

(c)	the date on which the Merger Agreement is mutually terminated by the parties thereto (or becomes invalid pursuant to its express terms).

Change of Control means:

(a)	any person or group of persons acting in concert (other than any Anchor Shareholder or persons acting in concert with any Anchor Shareholder) gaining direct or indirect control of more than 33⅓ per cent. of the share capital and/or the voting rights (whether exercisable or not) of the Company (whether by way of ownership, permanent proxy, contract, agency or otherwise);

(b)	the Anchor Shareholders together directly or indirectly holding less than 33⅓ per cent. of the share capital and the voting rights (whether exercisable or not) of the Company (for the avoidance of doubt, no Change of Control under this paragraph (b) shall occur as long as merely one Anchor Shareholder holds 33⅓ per cent. or more of the share capital and the voting rights (whether exercisable or not) of the Company); or

(c)	following the Transaction Closing Date, the Company ceasing to control directly or indirectly 100 per cent. of the share capital and the voting rights of the Target,

provided that, for the purpose of this definition, Anchor Shareholders means each of the following natural persons:

(i)	Peter Spuhler, Gerold Büttiker and/or Barend Fruithof; and

(ii)	any spouse and/or descendant of Peter Spuhler, Gerold Büttiker and/or Barend Fruithof.

Charged Assets means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security.

Clause means a clause of this Agreement.

Clean-Up Default means an Event of Default other than an Event of Default arising under any of Clauses 27.1 (Non-payment), 27.2 (Financial covenants), 27.3 (Other obligations), 27.4 (Misrepresentation), 27.5 (Cross default), 27.6 (Insolvency), 27.7 (Insolvency proceedings), 27.9 (Unlawfulness and invalidity), 27.12 (Repudiation and recission of agreements), and 27.15 (Material Adverse Effect), provided, however, that:

(a)	an Event of Default arising under Clause 27.3 (Other obligations) shall only constitute a Clean-Up Default insofar as it relates to a breach of a Clean-Up Undertaking; and

(b)	an Event of Default arising under Clause 27.4 (Misrepresentation) shall only constitute a Clean-Up Default insofar as it relates to a breach of a Clean-Up Representation.

Clean-Up Period means the Initial Clean-Up Period or a Permitted Acquisition Clean-Up Period.

Clean-Up Representation any representations and warranties made by or in respect of any member of the Target Group (or any acquired person, business or undertaking constituting a Permitted Acquisition) under the Finance Documents, other than in relation to the representations and warranties made under Clauses 23.2 (Status), 23.3 (Binding obligations), 23.5 (Power and authority), 23.12 (No misleading information) and 23.28 (No use of amounts for Restricted Persons or in Restricted Countries).

Credit Facilities Agreement – Project Badger	16

Clean-Up Undertaking any covenants or obligations made by or in respect of any member of the Target Group (or any acquired person, business or undertaking constituting a Permitted Acquisition) under the Finance Documents other than in relation to covenants or obligations made under Clauses 25 (Financial covenants), 26.1 (Authorisations), 26.5 (Mergers, Acquisitions and Joint Ventures), 26.9 (Pari passu ranking) and 26.25 (No use of amounts for Restricted Persons or in Restricted Countries).

CO means the Swiss Federal Code of Obligations (Schweizerisches Obligationenrecht) of 30 March 1911 (SR 220), as amended from time to time.

Code means the US Internal Revenue Code of 1986.

Combined Group means the Group and the Target Group and, as of the Transaction Closing Date, the Group.

Commitment means a Facility A Commitment or a Revolving Facility Commitment.

Compliance Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

Compounded Rate Currency means any currency which is not a Term Rate Currency.

Compounded Rate Interest Payment means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan.

Compounded Rate Loan means any Loan or, if applicable, Unpaid Sum which is not a Term Rate Loan.

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Baseline CAS (if any).

Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

Credit Facilities Agreement – Project Badger	17

(c)	has been made available to the Company and each Finance Party.

Confidential Information means all information relating to the Company and its shareholders/beneficial owners, any Obligor, the Group, the Target Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group, the Target Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Target Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality, Disclosure of Confidential Information and Swiss Banking Secrecy Waiver);

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or the Target Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

COVID-19 Act means the Federal Act on the Granting of Loans and Joint Sureties as a Consequence of the Corona Virus (COVID-19 Joint Surety Act) dated 18 December 2020, as amended from time to time.

Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 16 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 15 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.

Daily Rate means the rate specified as such in the applicable Reference Rate Terms.

Credit Facilities Agreement – Project Badger	18

Data has the meaning given to that term in Clause 42.2 (Confidentiality, Disclosure of Confidential Information and Swiss Banking Secrecy Waiver).

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

Default means an Event of Default or any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Discharged Rights and Obligations has the meaning given to that term in Clause 28.5 (Procedure for transfer or assignment).

Disclosing Parties has the meaning given to that term in Clause 42.2 (Confidentiality, Disclosure of Confidential Information and Swiss Banking Secrecy Waiver).

Credit Facilities Agreement – Project Badger	19

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group, but a FATCA Exempt Party and reasonably acceptable to the Agent (as confirmed by the Agent in writing).

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the environment, including, without limitation, any waste.

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

ERISA Affiliate means each person (as defined in Section 3(9) of ERISA) that together with any Obligor would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the failure of an Obligor or any ERISA Affiliate to make by its due date a required instalment under Section 430(j) of the Code with respect to any Pension Plan; (d) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard, in each case with respect to a Pension Plan, whether or not waived, or a failure by an Obligor or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) a complete or partial withdrawal by an Obligor or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent within the meaning of Title IV of ERISA or is in endangered or critical status, within the meaning of Section 305 of ERISA; (f) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (g) the appointment of a trustee to administer, any Pension Plan; (h) the imposition of any liability under Title IV of ERISA, including the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of an Obligor or any ERISA Affiliate, but excluding PBGC premiums due but not delinquent under Section 4007 of ERISA, upon such Obligor or any ERISA Affiliate; (i) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code) or (j) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Obligor (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be excepted to result in material liability to such Obligor.

Credit Facilities Agreement – Project Badger	20

Event of Default means any event or circumstance specified as such in Clause 27 (Events of Default).

Excluded Company means any member of the Group with respect to which the Agent (acting in its sole discretion taking into account the jurisdiction of the relevant member of the Group and any compliance restrictions of the Agent, the relevant entity’s overall contribution to the Group’s EBITDA, the costs associated with an accession and the administrative burden associated with such accession for the Agent, the Security Agent and the Group) in consultation with the Company and the Lenders determines and confirms to the Company from time to time that it would not be feasible and/or overly burdensome for such member of the Group to accede to the Agreement as a Guarantor.

Existing Company Facilities Agreement means the Swiss law governed USD 180,000,000 and EUR 45,000,000 term loan and EUR 165,000,000 revolving credit facilities agreement originally dated 11 November 2021 (as amended from time to time) entered into between, among others, the Company as company, original borrower and original guarantor, Aebi & Co. AG Maschinenfabrik as original borrower, Aebi Schmidt International AG as original borrower, Zürcher Kantonalbank as arranger, agent and original lender, Credit Suisse (Switzerland) Ltd. (now: UBS Switzerland AG) as arranger, security agent and original lender and UBS Switzerland AG as arranger and original lender.

Existing Facilities Agreements means the Existing Company Facilities Agreement and the Existing Target Facilities Agreement.

Existing Guarantees means the rental guarantee issued by Zürcher Kantonalbank for Aebi & Co. AG Maschinenfabrik under the Existing Company Facilities Agreement.

Credit Facilities Agreement – Project Badger	21

Existing Lender has the meaning given to that term in Clause 28.1 (Assignments and transfers by the Lenders).

Existing Shareholder Loan Agreements means the following agreements:

(a)	the shareholder loan agreement originally dated 28 July 2015/10 September 2015, as amended and restated from time to time (the last time on or prior to the Transaction Closing Date), amongst others, between the Company as borrower and Gebuka AG as lender relating to a shareholder loan in an amount of CHF 10,000,000;

(b)	the shareholder loan agreement originally dated 28 July 2015/10 August 2015, as amended and restated from time to time (the last time on or prior to the Transaction Closing Date), amongst others, between the Company as borrower and PCS Holding AG as lender relating to a shareholder loan in an amount of CHF 13,563,257;

(c)	the shareholder loan agreement originally dated 21 June 2018/23 June 2018/27 June 2018, as amended and restated from time to time (the last time on or prior to the Transaction Closing Date), amongst others, between the Company as borrower and Gebuka AG as lender relating to a shareholder loan in an amount of EUR 10,000,000; and

(d)	the shareholder loan agreement originally dated 21 June 2018/25 June 2018/27 June 2018, as amended and restated from time to time (the last time on or prior to the Transaction Closing Date), amongst others, between the Company as borrower and PCS Holding AG as lender relating to a shareholder loan in an amount of EUR 15,000,000.

Existing Target Facilities Agreement means the credit agreement originally dated 8 August 2018, between, amongst others, the Target as borrower, the lenders party thereto as lenders and Wells Fargo Bank, N.A., as administrative agent (as amended and/or restated from time to time).

Extended Long Stop Date means 30 December 2025.

External Basket has the meaning given to it in the definition “Permitted Financial Indebtedness”.

Facilities Closing Date means the date of initial Utilisation of Facility A.

Facility means Facility A or the Revolving Facility.

Facility A means the senior amortising term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

Facility A Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set out opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

Credit Facilities Agreement – Project Badger	22

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

Facility A Repayment Date means each date set out in Clause 8.1 (Repayment of Facility A).

Facility A Repayment Instalment means each repayment instalment of the Facility A Loans specified in paragraph (a) of Clause 8.1 (Repayment of Facility A).

Facility Office means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

Farmbro Acquisition means the acquisition of Farmbro Group Inc., a Ontario, Canada upfitting company by the Target or any of its Affiliates.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

Credit Facilities Agreement – Project Badger	23

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means:

(a)	the arrangement and underwriting fee letter dated 16 December 2024 between the Company and the Agent setting out the fees referred to in Clauses 15.1 (Underwriting fee) and 15.2 (Arrangement fee);

(b)	the agency fee letter dated 16 December 2024 between the Company and the Agent setting out the fees referred to in Clause 15.3 (Agency fee);

(c)	any other letter or letters dated on or around the Signing Date between one or more of the Original Lenders and/or Arrangers and the Company (or the Agent and the Company and/or the Security Agent and the Company) setting out any of the fees referred to in Clause 15 (Fees); and

(d)	any agreement setting out fees payable to a Finance Party referred to in paragraph (g) of Clause 2.2 (Increase) or Clause 15.7 (Interest, commission and fees on Ancillary Facilities) or any other Finance Document.

Final Maturity Date means the date falling five years after the Facilities Closing Date.

Finance Documents means this Agreement, the Mandate Letters, any Accession Agreement, any Ancillary Agreement, any Compliance Certificate, any Compounding Methodology Supplement, any Fee Letter, any Utilisation Request, any Selection Notice, any Hedging Agreement, any Reference Rate Supplement, any Subordination Agreement, any Transaction Security Document and any other document designated as a “Finance Document” by the Agent and the Company provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definitions of “Confidential Information”, “Default”, “Material Adverse Effect”, “Obligors’ Agent”, “Subordination Agreement”, “Transaction Document”, “Transaction Security” and “Transaction Security Document”;

(b)	paragraph (a) of the definition of “Permitted Transaction”;

(c)	paragraph (a)(i), (a)(v) and (c) of Clause 1.2 (Construction);

(d)	Clause 2.3 (Finance Parties’ rights and obligations);

(e)	Clause 2.5 (Obligors’ Agent);

(f)	Clause 21 (Guarantee);

(g)	Clause 27 (Events of Default) (other than paragraph (b) of Clause 27.12 (Repudiation and rescission of agreements) and Clause 27.16 (Acceleration));

Credit Facilities Agreement – Project Badger	24

(h)	Clause 35.5 (Partial Payments); and

(i)	Clause 43 (Parallel debt).

Finance Lease means any lease or hire purchase contract, a liability under which would, in accordance with the applicable Accounting Standards, be treated as a balance sheet liability.

Finance Party means the Agent, an Arranger, the Security Agent, a Lender, a Hedge Counterparty or any Ancillary Lender provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definitions of “Confidential Information”, “Secured Parties” and “Subordination Agreement”;

(b)	paragraph (c) of the definition of “Material Adverse Effect”;

(c)	paragraph (a)(i) of Clause 1.2 (Construction);

(d)	Clause 2.3 (Finance Parties’ rights and obligations);

(e)	Clause 2.5 (Obligors’ Agent);

(f)	Clause 21 (Guarantee);

(g)	Clause 26.9 (Pari passu ranking);

(h)	Clause 26.31 (Further assurance);

(i)	Clause 32 (Role of the Agent, The Security Agent and the Arrangers);

(j)	Clause 33 (Conduct of business by the Finance Parties);

(k)	Clause 42 (Confidentiality, Disclosure of Confidential Information and Swiss Banking Secrecy Waiver);

(l)	Clause 44 (Bail-In); and

(m)	Clause 47 (Enforcement).

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

Credit Facilities Agreement – Project Badger	25

(d)	the amount of any liability in respect of Finance Leases but excluding, for the avoidance of doubt, any on-balance sheet operating leases based on US GAAP;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Final Maturity Date or are otherwise classified as borrowings under the Accounting Standards;

(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Standards; and

(k)	without double-counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

Financial Quarter means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

Financial Year means the annual accounting period of the Group ending on 31 December in each year.

First Currency has the meaning given to that term in Clause 18.1 (Currency indemnity).

Floorplan/Chassis Pool Arrangements means contractual arrangements with original equipment manufacturers (OEMs) pursuant to which they allocate and deliver chassis to members of the Group for performing upfits.

Freely Disposable Amount has the meaning given to that term in Clause 22.1 (Swiss limitations).

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 14.4 (Cost of funds).

Credit Facilities Agreement – Project Badger	26

Funds Flow Statement means a funds flow statement in agreed form.

German Transaction Security has the meaning given to that term in Clause 32.3 (German Transaction Security).

German Transaction Security Documents has the meaning given to that term in Clause 32.3 (German Transaction Security).

Group means the Company and each of its Subsidiaries from time to time, including, for the avoidance of doubt, as from the Transaction Closing Date, US HoldCo and the Target Group.

Group Senior Management means the members of the management board (Geschäftsleitung) of the Group.

Guarantor means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

Guarantor Coverage Test has the meaning given to that term in Clause 26.28 (Guarantor Coverage).

Guidelines means, together, the guidelines, S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt S-02.123 vom 22. September 1986 betreffend Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)), and S-02.130.1 in relation to money market instruments and book claims of Swiss debtors of April 1999 (Merkblatt S-02.130.1 vom April 1999 “Geldmarktpapiere und Buchforderungen inländischer Schuldner”), the circular letters no. 15 (1-015-DVS-2017d) of 3 October 2017 in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss federal withholding tax and Swiss federal stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer sowie der Stempelabgaben” vom 3. Oktober 2017) and no. 34 (1-034-V-2011) of 26 July 2011 in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011), the circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities, promissory note loans, bills of exchange and subparticipations (Kreisschreiben Nr. 46 vom 24. Juli 2019 betreffend “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen”) and the circular letter no. 47 of 25 July 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 vom 25. Juli 2019 betreffend “Obligationen”) and the practice note 010-DVS-2019 dated 5 February 2019 published by the Swiss Federal Tax Administration regarding Swiss Withholding Tax in the Group (Mitteilung-010-DVS-2019-d vom 5. Februar 2019 - Verrechnungssteuer: Guthaben im Konzern), in each case as issued by the Swiss Federal Tax Administration, and as amended or replaced from time to time.

Hedge Counterparty means any Lender or Affiliate of a Lender (but not any person which is not a Lender or an Affiliate of a Lender) which (cumulatively) is or becomes (i) a party to any Hedging Agreement and (ii) a Party as a Hedge Counterparty pursuant to Clause 30.3 (Hedge Counterparty Accession Undertaking). For the avoidance of doubt, if any Lender or Affiliate of a Lender which is a Hedge Counterparty ceases to be a Lender or an Affiliate of a Lender, respectively, it also ceases to be a Hedge Counterparty.

Hedge Counterparty Accession Undertaking means an undertaking substantially in the form set out Schedule 12 (Form of Hedge Counterparty Accession Undertaking) or in any other form acceptable to the Agent which contains an accession to this Agreement as a “Hedge Counterparty”.

Credit Facilities Agreement – Project Badger	27

Hedging Agreement means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by a Borrower and a Hedge Counterparty for the purpose of hedging interest rate or foreign exchange rate risks in relation to the Facilities.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation) or any other form agreed between the Agent and the Company.

Increase Lender has the meaning given to that term in Clause 2.2 (Increase).

Increased Costs has the meaning given to that term in Clause 17.1 (Increased Costs).

Initial Clean-Up Period means the period beginning on the Signing Date and ending on the date falling 120 days after the Transaction Closing Date.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation, merger or solvent liquidation);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

Credit Facilities Agreement – Project Badger	28

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation, merger or solvent liquidation);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Intellectual Property means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, domain names, inventions and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

Interest Payment Date has the meaning given to that term in Clause 12.4 (Payment of interest).

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 13 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.5 (Default interest).

Interpolated Term Rate means, in relation to any Term Rate Loan, the rate (rounded to the same number of decimal places as the two relevant Term Rates) which results from interpolating on a linear basis between:

(a)	the applicable Term Rate for the longest period (for which that Term Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Term Rate for the shortest period (for which that Term Rate is available) which exceeds the Interest Period of that Loan,

Credit Facilities Agreement – Project Badger	29

each as of the Quotation Time.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 31 (Changes to the Obligors).

Legal Reservations means:

(a)	the limitation of enforcement by laws relating to insolvency or reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws;

(c)	the general principle of equity (Treu und Glauben) or similar principles under the laws of any applicable jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application referred to in any Legal Opinion, provided that none of the Finance Parties shall be required to disclose any Legal Opinion to any Obligor or any of its Affiliates unless it is ordered to do so by a competent court.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

Listing means the listing, on or around the Transaction Closing Date, of the Aebi Schmidt Common Stock (as defined in the Merger Agreement) being issued pursuant to Section 2.03 of the Merger Agreement on Nasdaq (as defined in the Merger Agreement).

LMA means the Loan Market Association.

Loan means a Facility A Loan or a Revolving Facility Loan.

Long Stop Date means 30 September 2025.

Lookback Period means the number of days specified as such in the applicable Reference Rate Terms.

Major Breach means, only insofar as it does not directly or indirectly relate to the Target Group, a breach of any of Clause 26.4 (Anti-money laundering and anti-corruption compliance) to Clause 26.6 (Group structure), Clause 26.11 (Negative pledge), Clause 26.12 (Disposals), Clause 26.15 (No guarantees or indemnities), Clause 26.16 (Financial Indebtedness), Clause 26.17 (Shareholder Loans), Clause 26.20 (Amendments), Clause 26.25 (No use of amounts for Restricted Persons or in Restricted Countries) or Clause 26.27 (No change of seat or centre of main interest).

Credit Facilities Agreement – Project Badger	30

Major Default means, only insofar as it does not directly or indirectly relate to the Target Group, any circumstances constituting an Event of Default under any of Clause 27.1 (Non-payment), Clause 27.3 (Other obligations), Clause 27.4 (Misrepresentation), Clause 27.6 (Insolvency), Clause 27.7 (Insolvency proceedings), Clause 27.9 (Unlawfulness and invalidity), Clause 27.10 (Change of ownership) or Clause 27.12 (Repudiation and recission of agreements), save that:

(a)	an Event of Default referred to under Clause 27.3 (Other obligations) shall only constitute a Major Default insofar as it relates to a Major Breach; and

(b)	an Event of Default referred to under Clause 27.4 (Misrepresentation) shall only constitute a Major Default insofar as it relates to a Major Representation.

Major Representation means a representation or warranty under any of Clause 23.2 (Status) to Clause 23.8 (Insolvency), Clause 23.17 (Anti-money laundering and anti-corruption), Clause 23.28 (No use of amounts for Restricted Persons or in Restricted Countries) or Clause 23.30 (US Regulatory matters), only insofar as they do not relate, directly or indirectly, to any member of the Target Group.

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction).

Mandate Letters means the UBS Mandate Letter and the ZKB Mandate Letter, which (notwithstanding any other provision in any Finance Document) in each case shall not be disclosed to any person which is not a party to the respective Mandate Letter.

Margin has the meaning given to that term in Clause 12.3 (Margin).

Margin Regulations means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock means “margin stock” or “margin securities” as defined in the Margin Regulations.

Market Disruption Rate means the rate (if any) specified as such in the applicable Reference Rate Terms.

Material Adverse Effect means a material adverse effect on:

(a)	the business, assets, financial or earnings conditions of the Obligors (taken as a whole); or

(b)	the ability of any Obligor to perform its material obligations (including payment obligations) under and of the Finance Documents; or

Credit Facilities Agreement – Project Badger	31

(c)	subject to the Legal Reservations, the validity or enforceability of the Finance Documents, or ranking of any Security granted or purporting to be granted pursuant to any Finance Documents, or the rights or remedies of any Finance Party under any of the Finance Documents.

Material Group Company means from time to time:

(a)	each Obligor;

(b)	as from the Transaction Closing Date, the Target;

(c)	each member of the Group representing 10 per cent. or more (determined on an unconsolidated basis and excluding intra-group items) of the Group’s consolidated EBITDA (with negative earnings before interest, tax, depreciation and amortisation of members of the Group deemed to be zero) or 10 per cent. or more of the Group’s consolidated Total Assets; and

(d)	each member of the Group designated by the Company in a Compliance Certificate to become an Additional Guarantor in order to satisfy the Guarantor Coverage Test.

As of the Signing Date and assuming completion of the Merger, the Material Group Companies (calculated on the basis of the Pro-Forma Combined Financial Statements of the Combined Group) are the members of the Group listed in Schedule 8 (List of Material Group Companies as at the Transaction Closing Date) (it being understood that any members of the Target Group only need to accede to this Agreement within the deadline set out in Clause 26.28 (Guarantor Coverage)).

Compliance with the conditions set out in paragraph (c) above shall be determined by reference to the latest consolidated Annual Financial Statements and the latest stand-alone financial statements of that member of the Group (audited, if available)  on an annual basis (for the first time as per 31 December 2025) in the Compliance Certificate delivered together with the Annual Financial Statements in accordance with Clause 24.2 (Provision and contents of Compliance Certificate).

Merger means the combination of the Company and its Subsidiaries with the Target and its Subsidiaries by way of a public exchange offer to be made to the shareholders of the Target under the terms of which the Target shareholders will be entitled to exchange their shares for newly issued shares of the Company, each as set out in the Merger Agreement.

Merger Agreement means the agreement and plan of merger dated as of 16 December 2024 and entered into by and among the Target, the Company, ASH US Group, LLC and Badger Merger Sub, Inc. regarding the Merger, which is governed by Delaware law except for matters relating to the fiduciary duties of the board of directors of the Target, which are governed by Michigan law.

Merger Documents means the Merger Agreement and any other document designated as a “Merger Document” by the Agent and the Company.

ML Signing Date means the date of the UBS Mandate Letter, being 16 December 2024.

Credit Facilities Agreement – Project Badger	32

Month means, in relation to an Interest Period (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the applicable Reference Rate Terms.

Multiemployer Plan means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

New Employee Participation Plan means an employee participation plan (if any) to be approved by the Company’s board of directors relating to up to five per cent. of share capital of the Company.

New Lender has the meaning given to that term in Clause 28.1 (Assignments and transfers by the Lenders).

Non-Bank Rules means, together, the 10 Non-Bank Rule and the 20 Non-Bank Rule.

Non-Consenting Lender has the meaning given to that term in Clause 41.6 (Replacement of Lender).

Non-FATCA Exempt Lender has the meaning given to that term in Clause 16.6 (FATCA Information).

Obligor means a Borrower or a Guarantor.

Obligors’ Agent means the Company, appointed to act on behalf of each other Obligor in relation to the Finance Documents pursuant to Clause 2.5 (Obligors’ Agent).

Opening Equity Ratio means the pro-forma Equity Ratio of the Combined Group as per 31 December 2024 which shall be calculated based on the Pro-Forma Combined Financial Statements.

Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

Original Financial Statements means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the financial year ended 31 December 2024;

(b)	in relation to the Target, the audited consolidated financial statements of the Target Group for the financial year ended 31 December 2024; and

(c)	in relation to any other Obligor, its audited stand-alone financial statements for the financial year ended 31 December 2024 or its audited stand-alone financial statements delivered to the Agent as required by Clause 31 (Changes to the Obligors).

Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the Signing Date or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be).

Credit Facilities Agreement – Project Badger	33

Original Obligor means each Obligor listed in Part I of Schedule 1 (The Original Parties).

Original Subordination Agreements means each of the subordination agreements (containing a conditional assignment, if and to the extent the relevant claims are not already assigned for security purposes to the Security Agent (acting for the Finance Parties) under a separate security assignment agreement) to be entered into on or about the date of initial Utilisation relating to each of the Existing Shareholder Loan Agreements between the relevant lender as subordinated creditor, the Company as debtor and the Security Agent (acting in the name and for the account of the Secured Parties) relating to the subordination of all claims of the relevant lender under or in relation to the relevant shareholder loan agreement(s), each in form and substance satisfactory to the Security Agent.

Parallel Debt means the independent claim of the Security Agent under Clause 43 (Parallel debt).

Parallel Debt Creditor means the Security Agent in its capacity as creditor of the Parallel Debt.

Parallel Debt Obligations has the meaning given to that term in Clause 43 (Parallel debt).

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

PBGC means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or any ERISA Affiliate or to which any Obligor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) years.

Perfection Requirements means the making or the procuring of the appropriate registrations, filings, endorsements, notarisation, stamping and/or notifications required to be made in any jurisdiction, or the taking of any other action, in order to perfect the Transaction Security created under the Transaction Security Documents.

Permitted Acquisition means:

(a)	the Merger;

(b)	the Farmbro Acquisition;

Credit Facilities Agreement – Project Badger	34

(c)	an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal or a Permitted Reorganisation;

(d)	an acquisition of securities which are cash equivalent investments;

(e)	an acquisition of securities as part of ordinary course and non-speculative treasury activities;

(f)	an acquisition of shares or other ownership interests in a limited liability person (including by way of formation) which has not traded prior to the close of the acquisition;

(g)	an acquisition of shares (other than in the Company or any member of the Group whose shares are subject to Transaction Security) which are issued to its immediate Holding Company;

(h)	any acquisition (whether made by way of an asset or share deal or through any merger) by any member of the Group of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) (each a Relevant Target) that meets the following conditions:

(i)	the aggregate enterprise value of the Relevant Targets (or, if less than 100 per cent. of the share capital is acquired, the pro rata share acquired of the aggregate enterprise value of the Relevant Targets) thus acquired does not exceed an amount of USD 30,000,000 (or its equivalent in any other currency) per Financial Year;

(ii)	the Relevant Target is neither a Restricted Person nor is its business activity related to Restricted Persons and it does not conduct business in a Restricted Country;

(iii)	the Relevant Target is not involved in the production or trade of weapons or other military or dual use goods or the mining, minerals or oil and gas industry;

(iv)	the Relevant Target is incorporated or established in an OECD country;

(v)	the reported earnings before interest, taxes, depreciation and amortization of the Relevant Target (A) was positive in the 12 months prior to the entering into the relevant acquisition or (B) was negative in an amount not exceeding USD 5,000,000 (or its equivalent in other currencies) in the 12 months prior to the entering into the relevant acquisition and the most recent business plan relating to the Relevant Target shows that within a time period of two full financial years of the Relevant Target after the closing of the proposed acquisition it will be positive; and

(vi)	the proposed acquisition would not cause the Leverage Ratio (pro forma for the relevant acquisition) to exceed the applicable Leverage Ratio for the most recently completed Testing Period;

(i)	until the Transaction Closing Date, any acquisition of shares of the Company by the Company in connection with the employee participation plan dated 1 January 2010 provided such repurchase may not exceed two per cent. of the Company’s share capital and no Event of Default has occurred or would result from such transaction;

Credit Facilities Agreement – Project Badger	35

(j)	any acquisition of shares of the Company by the Company as part of the New Employee Participation Plan; and

(k)	any acquisition to which the Majority Lenders have given their prior written consent.

Permitted Acquisition Clean-Up Period means, in relation to a Permitted Acquisition the period beginning on the closing date for that acquisition and ending on the date falling 120 days after that closing date or on such other date agreed by the Majority Lenders.

Permitted Disposal means any sale, lease, licence, transfer or other disposal:

(a)	of trading stock or cash made by any member of the Group in the ordinary course of trading of the disposing entity;

(b)	of any asset by a member of the Group (the Disposing Company) to another member of the Group (the Acquiring Company), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Transaction Security over the asset, the Acquiring Company must give substantially equivalent Transaction Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must be a Guarantor guaranteeing on and from the time of the disposal an amount no less than that guaranteed by the Disposing Company;

(c)	of any asset from an Obligor to a member of the Group which is not an Obligor provided that the aggregate amount of market value of the transferred assets (net of the market value of any assets transferred from a member of the Group which is not an Obligor to an Obligor) does not exceed ten per cent. of the Group’s Pro-Forma EBITDA in any Financial Year;

(d)	of assets (other than shares or businesses) in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non cash asset for cash);

(e)	of obsolete or redundant vehicles, plant and equipment for cash;

(f)	of cash equivalent investments for cash or in exchange for other cash equivalent investments;

(g)	constituted by a licence of intellectual property rights to the extent not prohibited by this Agreement;

(h)	arising as a result of any Permitted Security or any Permitted Transaction;

Credit Facilities Agreement – Project Badger	36

(i)	until the Transaction Closing Date, the sale of shares of the Company by the Company in connection with the employee participation plan dated 1 January 2010 provided such sale may not exceed two per cent. of the Company’s share capital and no Event of Default has occurred or would result from such transaction;

(j)	the sale of shares of the Company by the Company as part of the New Employee Participation Plan;

(k)	of assets of the Group (other than shares or equity interests in any Material Group Company) up to an amount of USD 50,000,000 (or its equivalent in any other currency) per Financial Year and up to an amount of USD 100,000,000 (or its equivalent in any other currency) over the lifetime of this Agreement; and

(l)	to which the Majority Lenders have given their prior written consent.

Permitted Financial Indebtedness means Financial Indebtedness:

(a)	prior to its prepayment in full pursuant to Clause 3.1 (Purpose) on the Facilities Closing Date, arising under the Existing Facilities Agreements;

(b)	arising under the Finance Documents;

(c)	arising under any Shareholder Loan Agreements, provided that the relevant shareholder loans granted under such Shareholder Loan Agreements are subordinated pursuant to a Subordination Agreement;

(d)	to the extent covered by a letter of credit, guarantee or indemnity issued under an Ancillary Facility;

(e)	arising under a Permitted Loan, a Permitted Guarantee, a Permitted Transaction or under a transaction permitted by Clause 26.21 (Treasury Transactions);

(f)	of any person acquired by a member of the Group after the Transaction Closing Date which is incurred under arrangements in existence at the date of that acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of not more than 90 days following the date of that acquisition;

(g)	arising under any cash pooling, netting, set-off or other cash management arrangements of the Obligors which are in a form acceptable to the Agent;

(h)	arising under any Finance Leases not exceeding USD 30,000,000 (or its equivalent in other currencies) at any time;

(i)	of up to an aggregate amount of USD 100,000,000 (or its equivalent in any other currency) for the Group in addition to Permitted Financial Indebtedness according to paragraphs (a) to (h) above (the External Basket) of which, however, only an amount of USD 75,000,000 (or its equivalent in any other currency) may constitute Financial Indebtedness in the form of cash utilisations; and

(j)	to which the Majority Lenders have given their prior written consent.

Credit Facilities Agreement – Project Badger	37

Permitted Guarantee means:

(a)	prior to its prepayment in full pursuant to Clause 3.1 (Purpose) or the roll-in of the Existing Guarantee pursuant to Clause 7.5 (Roll-in of Existing Guarantee), each on the Facilities Closing Date, any guarantee subsisting in connection with the Existing Facilities Agreements;

(b)	the endorsement of negotiable instruments in the ordinary course of trade;

(c)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(d)	any guarantee pursuant to the Transaction Documents;

(e)	any guarantee permitted under Clause 26.16 (Financial Indebtedness).

(f)	any guarantee (i) by an Obligor of obligations incurred in compliance with this Agreement by another Obligor or (ii) by a member of the Group which is not an Obligor of obligations incurred in compliance with this Agreement by another member of the Group;

(g)	any guarantee by an Obligor of the obligations of a member of the Group which is not an Obligor in an aggregate principal amount not exceeding ten per cent. of the Group’s Pro-Forma EBITDA at any time, provided that the maximum amount of any such guarantee shall reduce the basket set out in paragraph (c) of the definition of “Permitted Loan” in a corresponding amount;

(h)	guarantees granted by persons or undertakings acquired pursuant to a Permitted Acquisition which are existing at the time of the acquisition and, in each case, not outstanding for a period of more than 90 days after the date of the acquisition or counter-guaranteed or counter-indemnified by or on behalf of the relevant seller where the seller is a creditworthy counterparty in the reasonable opinion of the Company;

(i)	any guarantee arising under, or required to be given pursuant to, workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation (including any guarantee given or subsisting in order to comply with Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or Section 7e of the German Social Security Code IV (Sozialgesetzbuch IV) (or any similar provisions (introduced to render insolvency protection) or successor provisions) or any works council or similar agreement or arrangement in relation to part-time work, working-time accounts or other flexible work arrangements);

(j)	any guarantee granted for the benefit of third parties (i.e., other than Affiliates) in respect of obligations of members of the Group arising under rental or lease agreements in the ordinary course of business;

(k)	any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal, provided that the relevant indemnity is in a customary form and subject to customary limitations;

Credit Facilities Agreement – Project Badger	38

(l)	any guarantee not otherwise permitted pursuant to the preceding paragraphs in an aggregate principal amount not exceeding USD 50,000,000 (or its equivalent in any other currency) at any time, provided that the maximum amount of any such guarantee shall reduce the basket set out in paragraph (i) of the definition of “Permitted Security” in a corresponding amount); and

(m)	any guarantee to which the Majority Lenders have given their prior written consent.

Permitted Loans means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	any loan made by an Obligor to another Obligor or any loan made by a member of the Group which is not an Obligor to another member of the Group;

(c)	any loan made by an Obligor to a member of the Group which is not an Obligor in an aggregate principal amount not exceeding ten per cent. of the Group’s Pro-Forma EBITDA at any time, provided that the maximum amount of any such loan shall reduce the basket set out in paragraph (g) of the definition of “Permitted Guarantee” in a corresponding amount;

(d)	any loans existing at the time of (but not incurred in contemplation of) the acquisition of any company acquired pursuant to a Permitted Acquisition and made by that company or its Subsidiaries provided that the amount of that loan is not increased after completion of the Permitted Acquisition except to the extent permitted by other paragraphs of the definition of Permitted Loan and provided further that any such loan is outstanding only for a period of not more than 90 days following the date of the relevant acquisition;

(e)	loans in the ordinary course of business to third parties (i.e., other than Affiliates) or Joint Ventures up to an aggregate amount of USD 15,000,000 (or its equivalent in any other currency) on a consolidated basis for the Group; or

(f)	any other loans or credits to which the Majority Lenders have given its prior written consent.

Permitted Non-Qualifying Banks means in aggregate up to five Lenders which are not, in each case, Qualifying Banks, and “Permitted Non-Qualifying Bank” shall mean one of them.

Permitted Reorganisation means any reorganisation, merger or solvent liquidation involving the business, assets or shares of (or other interest in) any member of the Group within the Group (i.e. not involving any person which is not a member of the Group) which:

(a)	does not involve the Company, the Target or any Material Group Company;

(b)	involves the Company, the Target or any Material Group Company, provided that (i) the Company is always the surviving entity in connection with such transaction and (ii) any assets transferred in the course of such transaction are transferred to an Obligor;

Credit Facilities Agreement – Project Badger	39

(c)	is described or referred to in the Merger Documents;

(d)	consists in the contribution of the shares in ASH North America Inc. to HoldCo and/or the Target as further set out in “step 8” of the Structure Memorandum and occurs no later than 120 calendar days after the Transaction Closing Date (the ASH NA Contribution); or

(e)	is approved by the Agent (acting on the instructions of the Majority Lenders),

provided, in each case, that, if any assets affected by such reorganisation, merger or solvent liquidation are subject to Transaction Security, the Company shall procure that documentation is put in place to the effect that the Finance Parties retain substantially equivalent Transaction Security, in each case, in type, form and substance (including with respect to the identity of the person envisaged to provide such Transaction Security in view of compliance, regulatory and other requirements) reasonably satisfactory to the Agent, it being understood that (i) it is not unreasonable for the Agent to refuse Transaction Security which it deems contrary to its internal policies, and (ii) substantially concurrently with completion of the ASH NA Contribution, the Company will procure that Transaction Security is established over all equity interests in ASH North America Inc. by the new owner of the equity interests in ASH North America Inc.

Permitted Security means:

(a)	any Transaction Security and any cash collateral to secure obligations under the Finance Documents and, until the Facilities Closing Date, any Security to secure obligations under any of the Existing Facilities Agreements;

(b)	any Security arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(c)	any Security over rental deposits placed by a member of the Group with a bank or lessor pursuant to a property lease entered into in the ordinary course of business;

(d)	any Security customarily granted in the general terms and conditions applicable, and in relation to, bank accounts held by any member of the Group (Sicherungsrechte unter AGBs von Banken);

(e)	any payment or close out netting or set-off arrangement pursuant to any Treasury Transaction or foreign exchange transaction entered into by a member of the Group which constitutes Permitted Financial Indebtedness;

(f)	any Security arising under, or required to be created pursuant to, workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation (including any Security created or subsisting in order to comply with Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or Section 7e of the German Social Security Code IV (Sozialgesetzbuch IV) (or any similar provisions (introduced to render insolvency protection) or successor provisions) or any works council or similar agreement or arrangement in relation to part-time work or working-time accounts or other flexible work arrangements);

Credit Facilities Agreement – Project Badger	40

(g)	any Security over or affecting any asset (i) acquired by a member of the Group after the Facilities Closing Date or (ii) of any person which becomes a member of the Group after the Facilities Closing Date where the Security is created prior to the date on which that person becomes a member of the Group, in each case if:

(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured (otherwise than by a capitalisation of interest) has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	unless permitted under another paragraph of this definition, the Security is removed or discharged within 90 days of the date of acquisition of such asset (unless otherwise permitted to remain outstanding pursuant to any other paragraph of this definition (without double counting));

(h)	any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(i)	any Security not otherwise permitted pursuant to the preceding paragraphs securing the External Basket in an aggregate principal amount outstanding not exceeding USD 50,000,000 (or its equivalent in any other currency) at any time, provided that each utilisation of the basket set out in paragraph (l) of the definition of Permitted Guarantee shall reduce the amount available under this paragraph (i) in a corresponding amount); and

(j)	any Security to which the Majority Lenders have given their prior written consent.

Permitted Transaction means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security given, or other transaction arising, under the Finance Documents;

(b)	a Permitted Reorganisation;

(c)	any payments, disposals or other transactions contemplated by the Merger Documents;

(d)	the ASH NA Contribution;

(e)	the Listing; or

(f)	any transaction permitted by the Agent (acting on the instructions of the Majority Lenders).

Credit Facilities Agreement – Project Badger	41

Plan means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, that is or was within any of the preceding six plan years sponsored, maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) any Obligor, or with respect to which any Obligor has any actual or contingent liability.

Principal Obligations has the meaning given to that term in Clause 43 (Parallel debt).

Pro-Forma Combined Financial Statements means the pro-forma consolidated financial statements (prepared in accordance with US GAAP) of the Combined Group for the Financial Year ended on 31 December 2024.

Qualifying Bank means:

(a)	any bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen), as amended from time to time; or

(b)	a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines.

Qualifying Lender means a Lender which is cumulatively:

(a)	a Qualifying Bank; and

(b)	beneficially entitled to the interest payable under a Loan and which is tax resident in Switzerland or a jurisdiction having a double taxation agreement with Switzerland in full force and effect which attributes the right to levy taxes on interest payments exclusively to the state of tax residency and fulfils all criteria for the application of that double taxation agreement and any relevant provisions thereof.

Quarter Date means each of 31 March, 30 June, 30 September and 31 December.

Quarterly Financial Statements means the financial statements delivered pursuant to paragraph (b) of Clause 24.1 (Financial statements).

Quotation Day means the day specified as such in the applicable Reference Rate Terms.

Quotation Time means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

Quoted Tenor means, in relation to a Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

Recipient has the meaning given to that term in Clause 16.5 (Value added tax).

Credit Facilities Agreement – Project Badger	42

Recovered Amount has the meaning given to that term in Clause 34.1 (Payments to Finance Parties).

Recovering Finance Party has the meaning given to that term in Clause 34.1 (Payments to Finance Parties).

Reference Rate Supplement means, in relation to any currency, a document which:

(a)	is agreed in writing by the Company, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies for that currency the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms;

(c)	specifies whether that currency is a Compounded Rate Currency or a Term Rate Currency; and

(d)	has been made available to the Company and each Finance Party.

Reference Rate Terms means, in relation to:

(a)	a currency;

(b)	a Loan or an Unpaid Sum in that currency;

(c)	an Interest Period for that Loan or Unpaid Sum (or other period for the accrual of commission or fees in a currency); or

(d)	any term of this Agreement relating to the determination of a rate of interest in relation to such a Loan or Unpaid Sum,

the terms set out for that currency in Schedule 14 (Reference Rate Terms) or in any Reference Rate Supplement.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

Relevant Market means the market specified as such in the applicable Reference Rate Terms.

Relevant Party has the meaning given to that term in Clause 16.5 (Value added tax).

Credit Facilities Agreement – Project Badger	43

Repeating Representations means each of the representations set out in Clause 23.2 (Status) to Clause 23.7 (Governing law and enforcement; no immunity), paragraphs (c) and (d) of Clause 23.12 (No misleading information), paragraphs (a) and (b) of Clause 23.13 (Financial Statements), Clause 23.19 (Pari passu ranking), Clause 23.21 (Legal and beneficial ownership), Clause 23.22 (Good title to assets), Clause 23.24 (Group Structure Chart),Clause 23.26 (Dividends and intra-group loans) to Clause 23.28 (No use of amounts for Restricted Persons or in Restricted Countries) and Clause 23.30 (US Regulatory matters).

Reportable Event means an event described in Section 4043(c) of ERISA and the regulations thereunder, other than any event as to which the thirty (30) day notice period has been waived.

Reporting Day means the day (if any) specified as such in the applicable Reference Rate Terms.

Reporting Time means the relevant time (if any) specified as such in the applicable Reference Rate Terms.

Reports means:

(a)	the final tax due diligence report dated 10 December 2024 entitled “Project Badger – Tax Due Diligence Report”, prepared by PricewaterhouseCoopers AG;

(b)	the final due diligence report dated 10 December 2024 entitled “Due Diligence (DD) Report”, prepared by Wuersch & Gering LLP; and

(c)	the final financial due diligence report dated 22 November 2024 entitled “Project Badger – Financial Due Diligence Report”, prepared by PricewaterhouseCoopers AG,

in each case addressed to the Company and relating to the Merger.

Resignation Letter means a letter substantially in the form set out in Schedule 13 (Form of Resignation Letter).

Restricted Country means any country or region subject from time to time to any sanctions and/or trade embargos administrated by any Sanctioning Authority. As of the Signing Date these are Cuba, Iran, North Korea, Syria and non-government controlled Ukrainian territory (including, as of the Signing Date, the non-government-controlled parts of the regions of Crimea, Donetsk, Luhansk, Zaporizhzhia and Kherson).

Restricted Finance Party has the meaning given to that term in Clause 1.3 (Restricted Finance Party/Obligor).

Restricted Obligations has the meaning given to that term in Clause 22.1 (Swiss limitations).

Restricted Person means a person, trust, entity, or any other party, including, without limitation, official or de facto authorities and institutions:

(a)	located, domiciled, resident, incorporated or operating in a Restricted Country;

Credit Facilities Agreement – Project Badger	44

(b)	subject to any sanctions lists administered by any Sanctioning Authority; or

(c)	owned or controlled by, or acting in the name or on the instructions of, a person, entity, trust or any other party as defined in (a) and (b) hereinbefore.

Revolving Facility means the senior revolving credit facility made available under this Agreement as described in paragraph (a)(ii) of Clause 2.1 (The Facilities).

Revolving Facility Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set out opposite its name under the heading “Revolving Facility Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

Revolving Facility Loan means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

Revolving Outstandings has the meaning given to that term in Clause 7.7 (Adjustment for Ancillary Facilities upon acceleration).

RFR means the rate specified as such in the applicable Reference Rate Terms.

RFR Banking Day means any day specified as such in the applicable Reference Rate Terms.

Rollover Loan means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that a maturing Revolving Facility Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Revolving Facility Loan.

Sanctioning Authority means any authority issuing and/or administrating sanctions and trade embargos in the United Nations, the European Union, Switzerland (e.g. the State Secretariat for Economic Affairs of Switzerland and / or the Directorate of Public International Law), the United States of America (e.g. the Office of Foreign Asset Control of the US Department of Treasury), the United Kingdom (e.g. HM Treasury), Hong Kong, Singapore and any authority issuing and/or administrating sanctions and trade embargos in any other applicable country notified from time to time by a Lender for the purpose of this definition.

Credit Facilities Agreement – Project Badger	45

Sanctions Provisions has the meaning given to that term in Clause 1.3 (Restricted Finance Party/Obligor).

Schedule means a schedule to this Agreement.

Second Currency has the meaning given to that term in Clause 18.1 (Currency indemnity).

Secured Parties means each Finance Party from time to time party to this Agreement.

Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect including, without limitation, any transfers or assignments for security purposes but excluding, for the avoidance of doubt, any guarantees or similar instruments (dingliche Sicherheiten inkl. Sicherungsübertragungen und -abtretungen, exklusive Personalsicherheiten).

Security Property means:

(a)	the German Transaction Security expressed to be granted in favour of the Security Agent as security trustee (Sicherheitentreuhänder) for, or security agent or representative of, the Secured Parties or as Parallel Debt Creditor and all proceeds of that German Transaction Security;

(b)	the Parallel Debt and all obligations expressed to be undertaken by an Obligor to pay amounts in respect of the liabilities to the Security Agent as security trustee (Sicherheitentreuhänder) for, or security agent or representative of, the Secured Parties and secured by the German Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as security trustee (Sicherheitentreuhänder) for, or security agent or representative of, the Secured Parties or as Parallel Debt Creditor; and

(c)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as security trustee (Sicherheitentreuhänder) on trust for (or in any other capacity on behalf of) the Secured Parties or which it holds in its own name as Parallel Debt Creditor.

Selection Notice means a notice substantially in the form set out in Part II of Schedule 3 (Requests and Notices).

Share Pledges means the Security interests established in favour of the Finance Parties under each of share pledge agreements listed as being a Transaction Security Document in Part IA of Schedule 2 (Conditions Precedent).

Shareholder Loan Agreements means each of the Existing Shareholder Loan Agreements and any other shareholder loan agreement pursuant to which any direct or indirect shareholder of the Company extends any loan to the Company.

Credit Facilities Agreement – Project Badger	46

Sharing Payment has the meaning given to that term in Clause 34.1 (Payments to Finance Parties).

Signing Date means the date of this Agreement.

Structure Memorandum means the draft of the Strawman paper dated 6 December 2024 entitled “Project Badger, Strawman Paper – Draft ” prepared by PricewaterhouseCoopers GmbH.

Subordination Agreement means each subordination agreement (containing a conditional assignment, if and to the extent the relevant claims are not already assigned for security purposes to the Security Agent (acting for the Finance Parties) under a separate security assignment agreement) entered into by a creditor of a claim, an Obligor as debtor and the Security Agent (acting for the Finance Parties) regarding the subordination of such claim towards the claims of the Finance Parties under the Finance Documents, each in form and substance satisfactory to the Security Agent.

Subsidiary means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation;

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation; or

(d)	which must be consolidated in Group wide financial statements pursuant to the Accounting Standards,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Sum has the meaning given to that term in Clause 18.1 (Currency indemnity).

Supplier has the meaning given to that term in Clause 16.5 (Value added tax).

Swiss GAAP FER means the Swiss accounting and reporting recommendations issued from time to time by the foundation for accounting and reporting recommendations (Stiftung für Fachempfehlungen und Rechnungslegung).

Swiss Obligor means a Borrower or Guarantor incorporated in Switzerland or, if different, considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

Swiss Withholding Tax means the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), as amended from time to time together with the related ordinances, regulations and guidelines.

Credit Facilities Agreement – Project Badger	47

Syndication Date means the day on which Successful Syndication (as defined in the UBS Mandate Letter) occurs.

T2 means the real time gross settlement system operated by the Eurosystem, or any successor system.

Target means The Shyft Group, Inc., a Michigan corporation.

Target Day means any day on which T2 is open for the settlement of payments in EUR.

Target Group means the Target and each of its Subsidiaries from time to time.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment has the meaning given to that term in Clause 16.3 (Tax Credit).

Term Rate means the rate specified as such in the applicable Reference Rate Terms.

Term Rate Currency means:

(a)	euro; and

(b)	any currency specified as such in a Reference Rate Supplement relating to that currency,

to the extent, in any case, not specified otherwise in a subsequent Reference Rate Supplement.

Term Rate Loan means any Loan or, if applicable, Unpaid Sum in a Term Rate Currency.

Term Reference Rate means, in relation to a Term Rate Loan:

(a)	the applicable Term Rate as of the Quotation Time for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 14.1 (Interest calculation if no Term Rate),

and if, in either case, that rate is less than zero, the Term Reference Rate shall be deemed to be zero.

Total Commitments means the aggregate of the Total Facility A Commitments and the Total Revolving Facility Commitments, being in aggregate USD 600,000,000 at the Signing Date.

Credit Facilities Agreement – Project Badger	48

Total Facility A Commitments means the aggregate of the Facility A Commitments, being USD 350,000,000 at the Signing Date.

Total Facility Amount means USD 600,000,000.

Total Revolving Facility Commitments means the aggregate of the Revolving Facility Commitments, being USD 250,000,000 at the Signing Date.

Total Revolving Outstandings has the meaning given to that term in Clause 7.7 (Adjustment for Ancillary Facilities upon acceleration).

Transaction Closing Date means the date on which the Merger is consummated.

Transaction Documents means the Finance Documents and the Merger Documents.

Transaction Security means the Security created or expressed to be created pursuant to the Transaction Security Documents.

Transaction Security Documents means each of the documents listed as being a Transaction Security Document in paragraph 2(a) of Part IA of Schedule 2 (Conditions Precedent) and any other document entered into by any Obligor, any member of the Group or any third party creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

Treasury Transactions means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

UBS Mandate Letter means the mandate/commitment letter between the Company and UBS Switzerland AG dated 16 December 2024.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

US Bankruptcy Code means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as it has been, or may be, amended, from time to time.

Credit Facilities Agreement – Project Badger	49

US Bankruptcy Event of Default means any of the following occurs in respect of a Material Group Company:

(a)	(i) a court of competent jurisdiction in the US shall enter a decree or order for relief in respect of any Material Group Company in an involuntary case under any US Bankruptcy Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable US federal or state law; or (ii) an involuntary case shall be commenced against any Material Group Company under any US Bankruptcy Law now or hereafter in effect; or a decree or order of a US court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Material Group Company under US Bankruptcy Law, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Material Group Company for all or a substantial part of its property under US Bankruptcy Law; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Material Group Company under US Bankruptcy Law, and any such event described in this clause (ii) shall continue for 15 Business Days without having been dismissed, bonded or discharged; or

(b)	(i) any Material Group Company shall have an order for relief entered with respect to it or shall commence a voluntary case under any US Bankruptcy Law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any US Bankruptcy Law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property under US Bankruptcy Law; or any Material Group Company shall make any assignment for the benefit of creditors under US Bankruptcy Law; or (ii) any Material Group Company incorporated in the US shall under US Bankruptcy Law be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Material Group Company (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in subclause (a) above.

US Bankruptcy Law means the US Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States from time to time in effect.

US GAAP means United States generally accepted accounting principles, applied on a consistent basis.

US Guarantor means a Guarantor that is organized under the laws of the US or any state of the US (including the District of Columbia).

US HoldCo means ASH US Group, LLC, a Delaware limited liability company.

US Tax Obligor means:

(a)	a Borrower which is resident for US federal income tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Credit Facilities Agreement – Project Badger	50

Utilisation means a Loan.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made.

Utilisation Request means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests and Notices).

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112);

(b)	any tax imposed based on the Swiss Federal Act on Value Added Tax of 12 June 2009 (Bundesgesetz über die Mehrwertsteuer), as amended from time to time together with the related ordinances, regulations and guidelines; and

(c)	any other tax of a similar nature, whether imposed in Switzerland, the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

White List means the list of institutions, funds and entities set forth in Schedule 9 (White List).

Withdrawal Liability means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

ZKB Mandate Letter means the mandate/commitment letter between the Company and Zürcher Kantonalbank dated 16 December 2024.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the Agent, an Arranger, any Finance Party, any Hedge Counterparty, any Lender, any Ancillary Lender, any Borrower, any Ancillary Borrower, any Guarantor, any Obligor, any Party, any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	assets includes present and future properties, revenues and rights of every description;

Credit Facilities Agreement – Project Badger	51

(iv)	a Lender’s cost of funds in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(v)	a Finance Document, a Transaction Document or a Transaction Security Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in any case, however fundamentally);

(vi)	a group of Lenders includes all the Lenders;

(vii)	guarantee means (other than in Clause 21.1 (Guarantee and indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xi)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xii)	a time of day is a reference to Zurich time unless otherwise specified.

(b)	The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

Credit Facilities Agreement – Project Badger	52

(d)	A Borrower providing cash cover for an Ancillary Facility means a Borrower paying an amount in the currency of the Ancillary Facility to an account and the following conditions being met:

(i)	the account is with the Ancillary Lender for which that cash cover is to be provided;

(ii)	until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a security interest over that account as required by such Finance Party.

(e)	A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived.

(f)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Company.

(g)	A Borrower repaying or prepaying Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(h)	An amount borrowed includes any amount utilised under an Ancillary Facility.

(i)	Unless explicitly stated otherwise in this Agreement, the unused amount of any basket or threshold set out in this Agreement relating to any Financial Year or any other reference period may not be carried forward to the next Financial Year or to the next reference period, as applicable.

(j)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

Credit Facilities Agreement – Project Badger	53

(k)	Any Reference Rate Supplement relating to a currency overrides anything relating to that currency in:

(i)	Schedule 14 (Reference Rate Terms); or

(ii)	any earlier Reference Rate Supplement.

(l)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 15 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 16 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.

(m)	The IG Rating Requirement being satisfied and similar terms means that the Company has received a rating of at least BBB-/Baa3/BBB- (i.e. an investment grade rating) from any one of S&P, Moody’s or Fitch Ratings, provided that if several of those rating agencies have provided a rating but not all of them have provided an investment grade rating, no investment grade rating shall be deemed to be available and the IG Rating Requirement shall be deemed not to be satisfied.

(n)	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.3	Restricted Finance Party/Obligor

(a)	The representations and undertakings contained in Clause 23.28 (No use of amounts for Restricted Persons or in Restricted Countries) and the undertakings under Clause 26.25 (No use of amounts for Restricted Persons or in Restricted Countries) (together the Sanctions Provisions) apply to any Obligor (and, if relevant any member of the Group) only if and to the extent that the making of such representations or undertakings and/or such references do not result in a violation of, conflict with or liability under the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung – AWV) (in conjunction with section 4 and section 19 paragraph 3 no. 1 a) of the German Foreign Trade Act (Außenwirtschaftsgesetz – AWG) and/or any other applicable anti-boycott laws or regulations (together the Anti-Boycott Regulations).

(b)	In relation to each Lender that notifies the Agent to this effect (each a Restricted Finance Party), the Sanctions Provisions shall only apply for the benefit of that Restricted Finance Party to the extent that it would not result in any violation of, conflict with or liability under any Anti-Boycott Regulations.

Credit Facilities Agreement – Project Badger	54

(c)	In connection with any amendment, waiver, determination or direction relating to any part of a Sanction Provision of which a Restricted Finance Party does not have the benefit pursuant to paragraph (b) above:

(i)	the Commitments of that Lender will be excluded for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained; and

(ii)	its status as Lender shall be disregarded for the purpose of determining whether the consent of the Majority Lenders (or any other applicable consent threshold) has been obtained or whether the determination or direction by the Majority Lenders (or any other applicable consent threshold required to make the relevant determination or direction) has been made.

1.4	German terms

(a)	A director includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of the Federal Republic of Germany, including in relation to a person incorporated in the Federal Republic of Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(b)	AktG denotes the German Stock Corporation Act (Aktiengesetz), BGB denotes the German Civil Code (Bürgerliches Gesetzbuch), GmbHG denotes the German Limited Liability Companies Act (GmbHG), HGB denotes the German Commercial Code (Handelsgesetzbuch), InsO denotes the German Insolvency Code (Insolvenzordnung), StGB denotes the German Criminal Code (Strafgesetzbuch) and ZPO denotes the German Code of Civil Procedure (Zivilprozessordnung).

1.5	Currency symbols and definitions

(a)	$, USD and dollars denote the lawful currency of the United States of America.

(b)	€, EUR and euro denote the single currency of the Participating Member States.

(c)	CHF and Swiss francs denote the lawful currency of Switzerland.

1.6	Divisions

For all purposes under the Finance Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different US jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Credit Facilities Agreement – Project Badger	55

1.7	Rates

The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to the continuation of, administration of, submission of, calculation of or any other matter related to the Term Reference Rate or the Compounded Reference Rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto, including whether the composition or characteristics of any such alternative, successor or replacement rate will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term Reference Rate or the Compounded Reference Rate or any other Replacement Reference Rate prior to its discontinuance or unavailability. The Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term Reference Rate, the Compounded Reference Rate, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Term Reference Rate, the Compounded Reference Rate or any other Replacement Reference Rate, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	a multicurrency senior amortising term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(ii)	a multicurrency senior revolving credit facility in an aggregate amount equal to the Total Revolving Facility Commitments.

(b)	Facility A shall be available to the Company.

(c)	The Revolving Facility shall be available to all Borrowers.

(d)	Subject to the terms of this Agreement and the relevant Ancillary Agreement, an Ancillary Lender may make all or part of its Revolving Facility Commitment available to any Borrower as an Ancillary Facility.

2.2	Increase

(a)	The Company may, by giving prior notice to the Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 9.6 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 9.1 (Illegality); or

Credit Facilities Agreement – Project Badger	56

(B)	paragraph (a) of Clause 9.5 (Right of cancellation and repayment in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Eligible Institutions (each an Increase Lender) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)	The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)	The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

Credit Facilities Agreement – Project Badger	57

(e)	The Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any receiver or delegate in connection with any increase in Commitments under this Clause 2.2.

(f)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 28.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 28.5 (Procedure for transfer or assignment) and if the Increase Lender was a New Lender.

(g)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(h)	Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 28.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several and not joint and each Obligor and each Finance Party explicitly waives the joint and several liability (Solidarhaftung) of the Finance Parties provided for in article 544 CO (to the extent applicable).

(b)	Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents and no Finance Party may be held responsible for any other Finance Party’s failure to perform its obligations under the Finance Documents.

(c)	The Finance Parties do not form a community of creditors (Gläubigergemeinschaft) and are neither joint and several creditors (Solidargläubiger) nor joint creditors (Gesamtgläubiger). The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt. Each Finance Party may, except as otherwise provided in the Finance Documents, separately enforce its rights under the Finance Documents, independent of any other Finance Party, provided that if any Finance Party commences proceedings in respect of the Finance Documents, it shall promptly notify the other Finance Parties.

Credit Facilities Agreement – Project Badger	58

2.4	Lenders’ status

(a)	Each of the Original Lenders represents and warrants that as at the Signing Date it is:

(i)	a Qualifying Bank;

(ii)	a Qualifying Lender; and

(iii)	a FATCA Exempt Party.

(b)	Any Lender which becomes a Party after the Signing Date represents and warrants in the documentation which it executes on becoming a Party as a Lender:

(i)	whether or not it is a Qualifying Lender;

(ii)	whether or not it is a Qualifying Bank (and, if not, that it counts as one Lender only for purposes of the Non-Bank Rules); and

(iii)	that it is a FATCA Exempt Party,

and if a Lender fails to indicate its status in accordance with this paragraph (b)(i) and (b)(ii), then that Lender shall be treated for the purposes of this Agreement (including by the Obligors) as if it is not a Qualifying Lender and not a Qualifying Bank until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company).

2.5	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Agreement appoints the Company (acting through one or more authorised signatories) to act as its direct representative (direkter Stellvertreter) in its name and for its account (including as a representative of several parties (Mehrfachvertretung) or self-dealing (Selbstkontrahieren)) in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to sign and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests and Selection Notices), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to, or the consent of, that Obligor; and

Credit Facilities Agreement – Project Badger	59

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case each Obligor shall be bound as though that Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)	The appointment of the Obligors’ Agent may be terminated by written notice by the respective Obligor to the Obligors’ Agent and the Agent. The Finance Parties shall be entitled to assume that the appointment (including the power of attorney granted pursuant to this Clause 2.5) has not been terminated unless the Agent has received such notice in writing.

(d)	Each Obligor (other than the Company) hereby releases the Company from the restrictions on self-dealing (Insichgeschäft) and/or multiple representation (Mehrfachvertretung) pursuant to § 181 BGB and any similar restrictions under any other applicable law (to the extent permitted by applicable mandatory law). Each Obligor which cannot release the Company from such restrictions shall notify the Agent accordingly.

3.	PURPOSE

3.1	Purpose

(a)	The Company shall apply all amounts borrowed by it under Facility A (directly or indirectly) towards:

(i)	the refinancing of existing interest-bearing Financial Indebtedness of the Company and other members of the Combined Group, including, in particular the Existing Facilities Agreements; and

(ii)	the payment of the costs and expenses incurred in connection with the refinancing referred to above and the Merger.

(b)	Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards:

(i)	the refinancing of the Financial Indebtedness and payment of the amounts referred to in paragraph (a) above; and

Credit Facilities Agreement – Project Badger	60

(ii)	the financing of general corporate and working capital purposes of the Group, including the financing of Permitted Acquisitions.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part IA and Part IB of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation, other than one to which Clause 4.5 (Utilisations during the Certain Funds Period) applies, if on the date of the respective Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan, and in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)	in relation to any Utilisation on the Facilities Closing Date, all the representations and warranties in Clause 23 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Reporting Day and the Utilisation Date for that Loan; and

(ii)	it is:

(A)	in the case of a Revolving Facility Loan, CHF or EUR; or

Credit Facilities Agreement – Project Badger	61

(B)	in the case of a Facility A Loan, EUR;

or has been approved by the Agent (acting on the instructions of all Lenders under the relevant Facility) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation; and

(iii)	there are Reference Rate Terms for that currency.

(b)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a) above, the Agent will confirm to the Company as soon as reasonably possible before the proposed Utilisation Date:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower (or the Company) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	more than ten Facility A Loans would be outstanding; or

(ii)	more than 15 Revolving Facility Loans would be outstanding.

(b)	A Borrower (or the Company) may not request that a Facility A Loan be divided if, as a result of the proposed division, more than ten Facility A Loans would be outstanding.

(c)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Loan if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default is continuing or would result from the proposed Loan;

(ii)	none of the events or circumstances described in Clauses 27.6 (Insolvency) or 27.7 (Insolvency proceedings) has occurred with respect to the Target;

(iii)	there has not been any demand for repayment of loans under any of the Existing Facilities Agreements on the basis of the occurrence of an event of default or termination event (however described);

(iv)	all the Major Representations are true;

(v)	no Change of Control has occurred; and

Credit Facilities Agreement – Project Badger	62

(vi)	none of the events or circumstances provided for in Clause 9.1 (Illegality) has occurred in respect of a Lender (which for the avoidance of doubt, shall only affect that Lender’s obligation to comply with Clause 5.4 (Lenders’ participation)).

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation)) and subject as provided in Clause 9.1 (Illegality), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Loan;

(ii)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Loan;

(iii)	refuse to participate in the making of a Certain Funds Loan;

(iv)	exercise any right of set-off or counterclaim in respect of a Loan to the extent to do so would prevent or limit the making of a Certain Funds Loan; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Loan, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10.00 a.m. (Zurich time) three Business Days prior to the proposed Utilisation Date (or such other time and date as may be agreed between the Company and the Agent (acting on the instructions of all the Lenders participating in that Facility)).

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	it identifies the Facility to be utilised;

Credit Facilities Agreement – Project Badger	63

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(v)	the proposed Interest Period complies with Clause 13 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Facilities Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request for a Facility must be the Base Currency or an Optional Currency relating to that Facility.

(b)	The amount of the proposed Utilisation must not exceed the Available Facility and must be:

(i)	for Facility A:

(A)	if the currency selected is the Base Currency applicable to Facility A, an amount of not less than USD 20,000,000 or, if more, an integral multiple of USD 1,000,000 or, if less, the Available Facility (or such other amounts agreed to by all the Lenders under Facility A); or

(B)	if the currency selected is EUR, an amount of not less than EUR 20,000,000 or, if more, an integral multiple of EUR 1,000,000 or, if less, the Available Facility (or such other amounts agreed to by all the Lenders under Facility A); or

(ii)	for the Revolving Facility:

(A)	if the currency selected is the Base Currency applicable to the Revolving Facility, an amount of not less than USD 5,000,000 or, if more, an integral multiple of USD 1,000,000 or, if less, the Available Facility (or such other amounts agreed to by all the Lenders under the Revolving Facility); or

(B)	if the currency selected is CHF, an amount of not less than CHF 5,000,000 or, if more, an integral multiple of CHF 1,000,000 or, if less, the Available Facility (or such other amounts agreed to by all the Lenders under the Revolving Facility); or

(C)	if the currency selected is EUR, an amount of not less than EUR 5,000,000 or, if more, an integral multiple of EUR 1,000,000 or, if less, the Available Facility (or such other amounts agreed to by all the Lenders under the Revolving Facility),

Credit Facilities Agreement – Project Badger	64

in the case of paragraphs (i) and (ii) above, if the currency selected is an Optional Currency other than CHF and EUR, in the case of a Revolving Facility Loan, or EUR, in the case of a Facility A Loan, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 8.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	Other than as set out in paragraph (d) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	If a Revolving Facility Loan is made to repay Ancillary Outstandings, each Lender’s participation in that Loan will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Loans then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Loans then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments.

(d)	The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 35.1 (Payments to the Agent).

5.5	Limitations on Utilisations

(a)	The Revolving Facility shall not be utilised unless Facility A has been utilised.

(b)	Facility A can only be utilised on the Transaction Closing Date. Any amount of Facility A which is not utilised on the Transaction Closing Date will be immediately cancelled.

(c)	The maximum aggregate amount of the Ancillary Commitments of all the Lenders shall not at any time exceed USD 100,000,000.

5.6	Balancing payments

The Agent shall, on 31 March, 30 June, 30 September or 31 December of any calendar year, determine whether the Base Currency Amount of the outstanding Facility A Loans and/or Revolving Facility Loans exceeds the Total Facility A Commitments and/or the Total Revolving Facility Commitments, respectively. In case the aggregate Base Currency Amount of the outstanding Loans exceeds the relevant Commitments by more than five per cent., the Company shall repay or prepay (or ensure that the relevant Borrowers repay or prepay) Facility A Loans and/or Revolving Facility Loans within five Business Days of being notified by the Agent in the amount by which the aggregate Base Currency Amount of the outstanding Facility A Loans and/or Revolving Facility Loans exceeds the relevant Commitments.

Credit Facilities Agreement – Project Badger	65

5.7	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower (or the Company on its behalf) shall select the currency of a Loan in a Utilisation Request or a Selection Notice, respectively.

6.2	Unavailability of a currency

If before 11.00 a.m. (Zurich time) on any Reporting Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower or the Company to that effect on the next Business Day. In this event, any Lender that gives notice pursuant to this Clause 6.2 (Unavailability of a currency) will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

7.	ANCILLARY FACILITIES

7.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

Credit Facilities Agreement – Project Badger	66

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with an Ancillary Lender.

7.2	Availability

(a)	If the Company and a Lender agree and except as otherwise provided in this Agreement, that Lender may provide all or part of its Revolving Facility Commitment as an Ancillary Facility.

(b)	An Ancillary Facility shall not be made available unless, not later than ten Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) or Affiliate(s) of a Borrower which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment and the maximum amount of the Ancillary Facility; and

(F)	the currency/-ies in which the Ancillary Facility is available (it being understood that the Ancillary Commitment shall be in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company, the Agent and the Ancillary Lender.

Credit Facilities Agreement – Project Badger	67

7.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers or Affiliates of Borrowers nominated pursuant to Clause 7.10 (Affiliates of Borrowers) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow a Lender’s Ancillary Commitment to exceed that Lender’s Available Commitment relating to the Revolving Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment);

(v)	must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Final Maturity Date (or such earlier date when the Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero); and

(vi)	if the relevant Ancillary Borrower is incorporated in Switzerland or, if different, considered to be a tax resident in Switzerland for Swiss Withholding Tax purposes, must require that the Ancillary Facility is subject to the Non-Bank Rules and the respective limitations and representations similar to those set out in this Agreement, including, without limitations, with respect to the conditions of assignment, transfer or sub-participations set out in Clause 28 (Changes to the Lenders).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 38.3 (Day count convention and interest calculation) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Agreement shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Agreement, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 15.7 (Interest, commission and fees on Ancillary Facilities).

Credit Facilities Agreement – Project Badger	68

7.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Final Maturity Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i)	the Total Revolving Facility Commitments have been cancelled in full or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement;

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or

(iii)	both:

(A)	the Available Commitments relating to the Revolving Facility; and

(B)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Loans.

(d)	If a Revolving Facility Loan is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

7.5	Roll-in of Existing Guarantee

(a)	The Parties acknowledge and agree that the Existing Guarantee shall with effect as of the date of the initial Utilisation, be rolled into an Ancillary Facility provided to Aebi & Co. AG Maschinenfabrik by the Lead Arranger.

(b)	In connection with the roll-in described in paragraph (a) above, the Lead Arranger (in its capacity as Ancillary Lender) and Aebi & Co. AG Maschinenfabrik (in its capacity as Ancillary Borrower) shall, no later than on the date of the initial Utilisation, enter into an Ancillary Agreement setting out the terms and conditions of the Existing Guarantee rolled into this Agreement.

7.6	Limitation on Ancillary Outstandings

Each Borrower shall procure that the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility.

Credit Facilities Agreement – Project Badger	69

7.7	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 7.7:

(i)	Revolving Outstandings means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:

(A)	its participation in each Revolving Facility Loan then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility); and

(B)	if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

(ii)	Total Revolving Outstandings means the aggregate of all Revolving Outstandings.

(b)	If the Agent exercises any of its rights under Clause 27.17 (Acceleration) (other than declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the Agent exercises the relevant right(s) under Clause 27.17 (Acceleration).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 7.7 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 28.8 (Pro rata interest settlement)).

(e)	All calculations to be made pursuant to this Clause 7.7 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent’s Spot Rate of Exchange.

Credit Facilities Agreement – Project Badger	70

(f)	This Clause 7.7 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Revolving Facility or in another currency which is acceptable to that Lender.

7.8	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

7.9	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite its name under the heading “Revolving Facility Commitment” in Part II of Schedule 1 (The Original Parties) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

(c)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

7.10	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate incorporated in an OECD member country of a Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 7.2 (Availability).

(c)	If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 31.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Agreement.

Credit Facilities Agreement – Project Badger	71

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Agreement.

7.11	Revolving Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

7.12	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 7). In such a case, Clause 41 (Amendments and Waivers) will apply.

8.	REPAYMENT OF LOANS

8.1	Repayment of Facility A

(a)	The Company shall repay the aggregate Facility A Loans in instalments by repaying on each Facility A Repayment Date an amount which reduces the Base Currency Amount of the outstanding aggregate Facility A Loans by the amount of the Facility A Repayment Instalment set out opposite that Facility A Repayment Date below:

Facility A Repayment Date	Facility A Repayment Instalment
31 December 2025	USD 17,500,000
31 December 2026	USD 35,000,000
31 December 2027	USD 35,000,000
31 December 2028	USD 35,000,000
31 December 2029	USD 35,000,000
Final Maturity Date	remainder

(b)	No part of Facility A which is repaid may be reborrowed.

Credit Facilities Agreement – Project Badger	72

8.2	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (b) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Revolving Facility Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and

(ii)	the proportion borne by each Lender’s participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender’s participation in the new Revolving Facility Loans to the aggregate amount of those new Revolving Facility Loans, the aggregate amount of the new Revolving Facility Loans shall, unless the relevant Borrower or the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans (1) the relevant Borrower will only be required to make a payment under Clause 35.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess, and (2) each Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by that Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans (1) the relevant Borrower will not be required to make a payment under Clause 35.1 (Payments to the Agent) and (2) each Lender will be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender’s participation in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by that Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

Credit Facilities Agreement – Project Badger	73

9.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

9.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to Clause 41.6 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

9.2	Voluntary cancellation

The Company may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000 and integral multiples of USD 1,000,000 thereafter) of an Available Facility. Any cancellation under this Clause 9.2 shall reduce the Commitments of the Lenders rateably under that Facility.

9.3	Voluntary prepayment of Facility A Loans

(a)	The Company may if it gives the Agent not less than:

(i)	in the case of a Term Rate Loan, ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; and

(ii)	in the case of a Compounded Rate Loan, ten RFR Banking Days’ (or such shorter period as the Majority Lenders and the Agent may agree) prior notice,

prepay the whole or any part of that Facility A Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Facility A Loan by a minimum amount of USD 5,000,000 or, of more, an integral multiple of USD 1,000,000).

(b)	A Facility A Loan may only be prepaid after the last day of the Availability Period for the applicable Facility (or, if earlier, the day on which the applicable Available Facility is zero).

Credit Facilities Agreement – Project Badger	74

(c)	The Company may apply voluntary prepayments against any Facility A Loans in its sole discretion.

9.4	Voluntary prepayment of Revolving Facility Loans

(a)	A Borrower to which a Revolving Facility Loan has been made may, if it or the Company gives the Agent not less than:

(i)	in the case of a Term Rate Loan, ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice; or

(ii)	in the case of a Compounded Rate Loan, ten RFR Banking Days’ (or such shorter period as the Majority Lenders and the Agent may agree) prior notice,

prepay the whole or any part of any Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Loan by a minimum amount of USD 5,000,000 or, of more, an integral multiple of USD 1,000,000).

(b)	The Company may apply voluntary prepayments against any Revolving Facility Loans in its sole discretion.

9.5	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under Clause 12.6 (Minimum interest) or paragraph (c) of Clause 16.1 (Tax gross up);

(ii)	any Lender claims indemnification from the Company or an Obligor under Clause 16.2 (Tax indemnity) or Clause 17.1 (Increased Costs); or

(iii)	the representation made by a Lender under Clause 2.4 (Lenders’ status) proves to be incorrect other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority, the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Available Commitment(s) of that Lender shall be immediately reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan together with all interest and other amounts accrued under the Finance Documents and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

Credit Facilities Agreement – Project Badger	75

9.6	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 20 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall be immediately reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

9.7	Effect of prepayment of illegality and single Lender cancellation on scheduled repayments

If any Facility A Loan is repaid or prepaid in accordance with Clause 9.1 (Illegality) or Clause 9.5 (Right of cancellation and repayment in relation to a single Lender) then, other than to the extent that any part of the relevant Commitment is subsequently increased pursuant to Clause 2.2 (Increase), the amount of the Facility A Repayment Instalments for each Repayment Date falling after the repayment or prepayment will reduce pro rata by the amount of the Loan repaid or prepaid.

10.	MANDATORY PREPAYMENT AND CANCELLATION

10.1	Change of Control

Upon the occurrence of:

(a)	a Change of Control; or

(b)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facilities will be immediately cancelled and shall immediately cease to be available for further utilisation and all Loans and Ancillary Outstandings, accrued interest and other amounts under the Finance Documents, shall become immediately due and payable.

10.2	Capital markets transaction, disposal, insurance and legal proceedings proceeds, delisting

If one of the following events occurs, the Company shall promptly notify the Agent and the Borrowers shall prepay Loans:

(a)	debt capital markets transaction: in the amount of net proceeds received by members of the Group from any debt capital markets transactions (issue of (convertible) bonds, notes, bond-like instruments, promissory notes (Schuldscheindarlehen), or similar instruments) irrespective of whether such debt capital markets transaction is effected by way of a public offering or a private placement or otherwise;

Credit Facilities Agreement – Project Badger	76

(b)	disposal: in the amount of net proceeds from the disposal of any fixed assets (Anlagevermögen) received by members of the Group exceeding USD 30,000,000 in any Financial Year, except if:

(i)

(A)	the Leverage Ratio as shown in the last two (consecutive) Compliance Certificates delivered to the Agent in accordance with Clause 24.2 (Provision and content of Compliance Certificate) was less than 2.50x; or

(B)	the IG Rating Requirement is satisfied; or

(ii)	the proceeds are reinvested in equivalent assets within six months after receipt (or committed to be reinvested within six months after receipt and actually reinvested within twelve months after receipt), provided that, for purposes of the calculation of the threshold set forth in this paragraph (b), staggered disposals which are economically connected shall be considered as one disposal only and the relevant staggered disposal proceeds shall be aggregated in the Financial Year in which such disposal is agreed upon (whereby the actual prepayment only becomes due upon actual receipt of the net proceeds);

(c)	insurance payment: in the amount of net insurance proceeds received by members of the Group exceeding USD 10,000,000 in any Financial Year, except if:

(i)

(A)	the Leverage Ratio as shown in the last two (consecutive) Compliance Certificates delivered to the Agent in accordance with Clause 24.2 (Provision and content of Compliance Certificate) was less than 2.50x; or

(B)	the IG Rating Requirement is satisfied; or

(ii)	the proceeds are used to cover damages or make reinvestments within six months after receipt (or committed to be used for such coverage within six months after receipt and actually used accordingly within twelve months after receipt);

(d)	legal proceedings payment: in the amount of net legal proceedings proceeds received by members of the Group exceeding USD 10,000,000 in any Financial Year, except if:

(i)

(A)	the Leverage Ratio as shown in the last two (consecutive) Compliance Certificates delivered to the Agent in accordance with Clause 24.2 (Provision and content of Compliance Certificate) was less than 2.50x; or

(B)	the IG Rating Requirement is satisfied; or

Credit Facilities Agreement – Project Badger	77

(ii)	the proceeds are used to cover damages or make reinvestments within six months after receipt (or committed to be used for such coverage within six months after receipt and actually used accordingly within twelve months after receipt); and

(e)	delisting: in full, if, following the Listing, the Company’s shares cease to be listed directly or indirectly on a recognized stock exchange.

10.3	Application of mandatory prepayments and cancellations

(a)	Any mandatory prepayment of Loans made under paragraphs (a) to (d) of Clause 10.2 (Capital markets transaction, disposal, insurance and legal proceedings proceeds, delisting) shall be applied in prepayment and cancellation of Facility A, provided that the amounts to be repaid in relation to Facility A shall be applied to the Facility A Repayment Instalments in inverse chronological order. Once Facility A has been repaid in full, no further mandatory prepayments of Loans are required to be made by a Borrower (or any of them) under paragraphs (a) to (d) of Clause 10.2 (Capital markets transaction, disposal, insurance and legal proceedings proceeds, delisting).

(b)	Any mandatory prepayment of Loans made under paragraph (e) of Clause 10.2 (Capital markets transaction, disposal, insurance and legal proceedings proceeds, delisting) shall be applied as follows:

(i)	first, in prepayment and cancellation of Facility A, provided that the amounts to be repaid in relation to Facility A shall be applied to the Facility A Repayment Instalments in inverse chronological order; and

(ii)	secondly, in prepayment and cancellation of the Revolving Facility.

10.4	Conditions of mandatory prepayments

(a)	The obligations of the Borrowers to prepay Loans and cancel Available Commitments under paragraphs (b) to (d) of Clause 10.2 (Capital markets transaction, disposal, insurance and legal proceedings proceeds, delisting) are subject to the permissibility under applicable law and regulations (including financial assistance, capital maintenance, corporate benefit restrictions on upstreaming of cash and the restrictions or potential civil and criminal liability implied by fiduciary or statutory duties of the directors or officers of the relevant member of the Group), provided that the Group will use reasonable endeavours to overcome any such restrictions and further provided that once these restrictions are removed, any relevant proceeds will be applied in prepayment of the Facilities at the end of the next Interest Period.

(b)	The obligations of the Borrowers to prepay Loans and cancel Available Commitments under paragraphs (b) to (d) of Clause 10.2 (Capital markets transaction, disposal, insurance and legal proceedings proceeds, delisting) also do not apply if the upstreaming of funds from the member of the Group receiving the proceeds to the respective Borrower leads to significant tax leakage or costs (as evidenced by the Company in writing) provided that the Group will use reasonable endeavours to reduce such leakage or costs and further provided that once the leakage or costs are no longer significant, any relevant proceeds will be applied in prepayment of the Facilities at the end of the next Interest Period.

Credit Facilities Agreement – Project Badger	78

(c)	The mandatory prepayments under Clause 10.2 (Capital markets transaction, disposal, insurance and legal proceedings proceeds, delisting) shall take place within ten Business Days or within any other longer period approved in writing in advance by the Agent, in each case after (i) the occurrence of the events or circumstances giving rise to the respective mandatory prepayment, or (ii) the lapse of the relevant deadlines, if any.

11.	RESTRICTIONS

(a)	Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 9 (Illegality, Voluntary Prepayment and Cancellation) or Clause 10 (Mandatory Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Subject to Clause 15.6 (Prepayment fee for voluntary prepayment), any prepayment under this Agreement shall be made together with accrued interest (once determined) on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of Facility A which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)	No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under Clause 9 (Illegality, Voluntary Prepayment and Cancellation) or Clause 10 (Mandatory prepayment and cancellation), it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(h)	If all or part of any Lender’s participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

Credit Facilities Agreement – Project Badger	79

(i)	Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 9.1 (Illegality) or Clause 9.5 (Right of cancellation and repayment in relation to a single Lender) shall be applied pro rata to each Lender’s participation in that Utilisation.

12.	INTEREST

12.1	Calculation of interest – Term Rate Loans

The rate of interest on each Term Rate Loan for an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	Term Reference Rate.

12.2	Calculation of interest – Compounded Rate Loans

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

12.3	Margin

Subject to Clause 12.5 (Default interest), the margin (the Margin) applicable on each Loan (for both Facility A and the Revolving Facility) shall be determined as follows:

(a)	Until the first adjustment of the Margin on the basis of the Compliance Certificate delivered to the Agent for the Testing Period ending on 31 December 2025 in accordance with Clause 24.2 (Provision and contents of Compliance Certificate), the Margin is 3.45 per cent. per annum for Loans in the Base Currency and 3.25 per cent. per annum for Loans in an Optional Currency.

(b)	Thereafter, the Margin shall be determined on a quarterly basis as set out below and based on the Leverage Ratio as determined in the most recent Compliance Certificate delivered to the Agent:

Leverage Ratio	Margin for Loans in the Base Currency	Margin for Loans in an Optional Currency
> 3.50x	3.95% p.a.	3.75% p.a.
> 3.00x ≤ 3.50x	3.45% p.a.	3.25% p.a.
> 2.50x ≤ 3.00x	3.00% p.a.	2.80% p.a.
> 2.00x ≤ 2.50x	2.60% p.a.	2.40% p.a.
> 1.50x ≤ 2.00x	2.20% p.a.	2.00% p.a.
> 1.00x ≤ 1.50x	1.90% p.a.	1.70% p.a.
≤ 1.00x	1.70% p.a.	1.50% p.a.

Credit Facilities Agreement – Project Badger	80

(c)	The Margin shall be adjusted by the Agent ten Business Days after receipt of a Compliance Certificate, provided that the new Margin shall apply to (i) any new Loan (including, for the avoidance of doubt, any Rollover Loans), and (ii) in respect of a Loan already made, with effect as from the date immediately after the following Interest Payment Date.

12.4	Payment of interest

A Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at three-monthly intervals after the first day of the Interest Period) (each such date, an Interest Payment Date).

12.5	Default interest

(a)	As from the occurrence and during the continuation of an Event of Default under Clause 27.1 (Non-payment), Clause 27.6 (Insolvency), Clause 27.7 (Insolvency proceedings) or Clause 27.8 (Creditors’ process), with respect to each Loan, a Margin which is two per cent. higher than the then applicable Margin in respect of such Loan pursuant to paragraph (a) or (b) (as applicable) of Clause 12.3 (Margin) shall apply to the relevant Loan.

(b)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is equal to (i) the Margin as determined pursuant to paragraph (a) above, plus (ii) the applicable Term Reference Rate or Compounded Reference Rate, as applicable, as if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(c)	Any interest accruing under this Clause 12.5 shall be immediately payable by the relevant Obligor on demand by the Agent.

12.6	Minimum interest

(a)	By entering into this Agreement, the Parties have assumed in bona fide that the interest payable hereunder or under any other Finance Document is not and will not become subject to any Tax Deduction on account of Swiss Withholding Taxes. Nevertheless, if a Tax Deduction is required by Swiss law to be made by a Borrower in respect of any interest payable under a Finance Document and should it be unlawful for such Borrower to comply with paragraph (c) of Clause 16.1 (Tax gross up) for any reason (where this would otherwise be required by the terms of Clause 16.1 (Tax gross up)) then:

(i)	the applicable interest rate in relation to that interest payment shall be:

(A)	the interest rate which would have applied to that interest payment (as provided for in Clause 12.1 (Calculation of interest – Term Rate Loans) and Clause 12.2 (Calculation of interest – Compounded Rate Loans)) in the absence of this paragraph (a),

Credit Facilities Agreement – Project Badger	81

divided by

(B)	one minus the rate at which the relevant Tax Deduction is required to be made (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of one rather than as a percentage),

(ii)	the relevant Borrower shall:

(A)	pay the relevant interest at the adjusted rate in accordance with paragraph (a)(i)above; and

(B)	make the Tax Deduction on the interest so recalculated, and

(iii)	all references to a rate of interest in such Finance Document shall be construed accordingly.

(b)	To the extent that interest payable by a Borrower under a Finance Document becomes subject to Swiss Withholding Tax, each relevant Lender and that Borrower shall cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the Borrower to obtain authorisation (i) to make interest payments without them being subject to Swiss Withholding Tax, (ii) to being subject to Swiss Withholding Tax at a rate reduced under applicable double taxation treaties, and (iii) to enable that Lender to receive a full or partial refund of the Swiss Withholding Tax under an applicable double taxation treaty.

(c)	In case a Borrower pays interest at an adjusted rate in accordance with paragraph (a) above, Clause 16.4 (Tax credit) shall apply correspondingly.

12.7	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Term Rate Loan.

(b)	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable notify:

(i)	the relevant Borrower (or the Company) of that Compounded Rate Interest Payment;

(ii)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Compounded Rate Loan; and

Credit Facilities Agreement – Project Badger	82

(iii)	the relevant Lenders and the relevant Borrower (or the Company) of:

(A)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(B)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Compounded Rate Loan.

This paragraph (b) shall not apply to any Compounded Rate Interest Payment determined pursuant to Clause 14.4 (Cost of funds).

(c)	The Agent shall promptly notify the relevant Borrower (or the Company) of each Funding Rate relating to a Loan.

(d)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Company) of the determination of a rate of interest relating to a Compounded Rate Loan to which Clause 14.4 (Cost of funds) applies.

(e)	This Clause 12.7 shall not require the Agent to make any notification to any Party on a day which is not a Business Day.

13.	INTEREST PERIODS

13.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or, if the Loan is a Facility A Loan and has already been borrowed, in a Selection Notice.

(b)	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of the Borrower) to which that Facility A Loan was made not later than 10.00 a.m. (Zurich time) three Business Days prior to the last day of the Interest Period in relation to such Facility A Loan.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 13.2 (Changes to Interest Periods), be the period specified in the applicable Reference Rate Terms.

(d)	Subject to this Clause 13, the relevant Borrower (or the Company on its behalf) may select an Interest Period of any period specified in the applicable Reference Rate Terms or of any other period agreed between the Company, the Agent and all the Lenders in relation to the relevant Loan.

(e)	As from the occurrence and during the continuation of an Event of Default, only one Month Interest Periods may be selected for any Loans.

(f)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date applicable to its Facility.

(g)	Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

Credit Facilities Agreement – Project Badger	83

(h)	A Revolving Facility Loan has one Interest Period only.

(i)	Prior to the Syndication Date, Interest Periods shall be the period specified in the applicable Reference Rate Terms or such other period as the Agent and the Company may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

13.2	Changes to Interest Periods

(a)	Prior to the earlier of:

(i)	the Agent determining the interest rate for a Facility A Loan; and

(ii)	the first day of an Interest Period for a Facility A Loan,

the Agent may, but is not obliged to, shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the relevant Facility A Repayment Instalment) which have an Interest Period ending on the relevant Facility A Repayment Date for the Borrowers to make the relevant Facility A Repayment Instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 13.2, it shall promptly notify the Company and the Lenders.

13.3	Non-Business Days

Any rules specified as “Business Day Conventions” in the applicable Reference Rate Terms for a Loan or Unpaid Sum shall apply to each Interest Period for that Loan or Unpaid Sum.

13.4	Consolidation and division of Facility A Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Facility A Loans made to the same Borrower; and

(ii)	end on the same date,

those Facility A Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount) if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

Credit Facilities Agreement – Project Badger	84

14.	CHANGES TO THE CALCULATION OF INTEREST

14.1	Interest calculation if no Term Rate

(a)	Interpolated Term Rate: If no Term Rate is available for the Interest Period of a Term Rate Loan, the applicable Term Reference Rate shall be the Interpolated Term Rate for a period equal in length to the Interest Period of that Loan.

(b)	Cost of funds: If paragraph (a) above applies but it is not possible to calculate the Interpolated Term Rate then if “Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan, Clause 14.4 (Cost of funds) shall apply to that Loan for that Interest Period.

14.2	Interest calculation if no RFR or Central Bank Rate

If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in the Reference Rate Terms for that Loan,

Clause 14.4 (Cost of funds) shall apply to that Loan for that Interest Period.

14.3	Market disruption

If:

(a)	a Market Disruption Rate is specified in the Reference Rate Terms for a Loan; and

(b)	before the Reporting Time for that Loan, the Agent receives notifications from at least two Lenders (whose participations in that Loan exceed 30 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 14.4 (Cost of funds) shall apply to that Loan for that Interest Period.

14.4	Cost of funds

(a)	If this Clause 14.4 applies to a Loan for an Interest Period neither Clause 12.1 (Calculation of interest – Term Rate Loans) nor Clause 12.2 (Calculation of interest - Compounded Rate Loans) shall apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the applicable Margin; and

Credit Facilities Agreement – Project Badger	85

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)	If this Clause 14.4 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(d)	If this Clause 14.4 applies pursuant to Clause 14.3 (Market disruption) and:

(i)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(ii)	a Lender does not notify a rate to the Agent by the relevant Reporting Time,

that Lender’s cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate for that Loan.

(e)	If this Clause 14.4 applies the Agent shall, as soon as is practicable, notify the Company.

14.5	Break Costs

(a)	If an amount is specified as Break Costs in the Reference Rate Terms for a Loan or Unpaid Sum, each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of that Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

15.	FEES

15.1	Underwriting fee

The Company shall pay or shall procure that another Obligor shall pay to the Mandated Lead Arranger (for its own account) an underwriting fee in the amount and at the times agreed in the respective Fee Letter.

15.2	Arrangement fee

The Company shall pay or shall procure that another Obligor shall pay to the Arrangers (each for their own account) an arrangement fee in the amount and at the times agreed in the ZKB Mandate Letter and the respective Fee Letter, respectively.

Credit Facilities Agreement – Project Badger	86

15.3	Agency fee

The Company shall pay or shall procure that another Obligor shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the respective Fee Letter.

15.4	Ticking fee

The Company shall pay or shall procure that another Obligor shall pay to the Agent (for the account of the Lenders) a ticking fee in the Base Currency computed at a rate of:

(a)	20 per cent. of the applicable Margin (as set forth in paragraph (b) of Clause 12.3 (Margin) with reference to the column titled “Margin for Loans in an Optional Currency”) on the Total Facility Amount for the period starting 46 days after the ML Signing Date until the earliest of (i) the Facilities Closing Date, (ii) the Cancellation Date, and (iii) the day falling 90 days after the ML Signing Date; and

(b)	35 per cent. of the applicable Margin (as set forth in paragraph (b) of Clause 12.3 (Margin) with reference to the column titled “Margin for Loans in an Optional Currency”) on the Total Facility Amount for the period starting 91 days after the ML Signing Date until the earlier of (i) the Facilities Closing Date, and (ii) the Cancellation Date,

provided that in case of the occurrence of (i) the Facilities Closing Date, the accrued Ticking Fee is payable on the Facilities Closing Date, and (ii) the Cancellation Date, the accrued Ticking Fee is payable on the Cancellation Date.

15.5	Commitment fee

(a)	The Company shall pay or shall procure that another Obligor shall pay to the Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate of 35 per cent. of the Margin (as set forth in paragraph (b) of Clause 12.3 (Margin) with reference to the column titled “Margin for Loans in an Optional Currency”) in the Base Currency on that Lender’s Available Commitment under the Revolving Facility for the Availability Period applicable to the Revolving Facility.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

15.6	Prepayment fee for voluntary prepayments

Notwithstanding anything else in this Agreement, if a Borrower makes more than three voluntary prepayments of Compounded Rate Loans (other than a Compounded Rate Loan under an Ancillary Agreement) in any Financial Year, it shall, for any voluntary prepayment of Compounded Rate Loans (other than a Compounded Rate Loan under an Ancillary Agreement) made thereafter in that Financial Year, pay to the Agent (i) a prepayment fee in the amount of USD 1,500 per voluntary prepayment (for the account of the Agent) and (ii) a prepayment fee in the amount of USD 500 per voluntary prepayment per Lender (for the account of the Lenders).

Credit Facilities Agreement – Project Badger	87

15.7	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

16.	TAX GROSS UP AND INDEMNITIES

16.1	Tax gross up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	In case an Obligor has to make an increased payment in accordance with paragraph (c) above, paragraph (b) of Clause 12.6 (Minimum interest) regarding cooperation of that Obligor and the respective Lender shall apply correspondingly.

(e)	A payment to a Lender shall not be increased under paragraph (c) above and no increased payment shall be made pursuant to Clause 12.6 (Minimum interest) to a Lender:

(i)	if on the date on which the payment falls due the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	for a Tax Deduction on account of Swiss Withholding Tax as a result of the relevant Lender having breached the restrictions pursuant to Clause 28 (Changes to the Lenders), if the Obligors are in compliance with their obligations pursuant to Clause 26.24 (Compliance with Non-Bank Rules).

Credit Facilities Agreement – Project Badger	88

(f)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

16.2	Tax indemnity

(a)	Each Obligor shall, within five Business Days of demand by the Agent, indemnify a Finance Party against the loss, liability or cost that Finance Party will suffer or has suffered (directly or indirectly) in the amount of any Tax deducted withheld, incurred or accounted by a Finance Party in respect of any of the Finance Documents. A Finance Party making or intending to make a claim pursuant to this Clause 16.2 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify that Borrower.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed or imposed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or branch profits received or receivable; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 16.1 (Tax gross up) or an increased interest as calculated pursuant to Clause 12.6 (Minimum interest);

(B)	would have been compensated for by an increased payment under Clause 16.1 (Tax gross up) or an increased interest as calculated pursuant to Clause 12.6 (Minimum interest) but was not so compensated solely because one of the exclusions in these Clauses applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

Credit Facilities Agreement – Project Badger	89

(c)	A Finance Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 16.2, notify the Agent.

16.3	Stamp taxes

Each Obligor shall pay and, within five Business Days of demand by the Agent, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

16.4	Tax Credit

If an Obligor makes an increased payment under Clause 12.6 (Minimum interest) or Clause 16.1 (Tax gross up) or a payment under Clause 16.2 (Tax indemnity) (a Tax Payment) and the relevant Finance Party determines that:

(a)	a Tax credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5	Value added tax

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

Credit Facilities Agreement – Project Badger	90

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 16.5 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the Swiss grouping rules or any other similar provision in any jurisdiction so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply the requested confirmation, forms, documentation or other information.

16.6	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

Credit Facilities Agreement – Project Badger	91

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the Signing Date;

(ii)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

Credit Facilities Agreement – Project Badger	92

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant or successor form (as applicable); or

(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall upon reasonable request by the Borrower provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

(i)	In addition and irrespective of the foregoing, by signing this Agreement or confirming its adherence to this Agreement, each Lender represents to the Agent and the Security Agent (i) that it is a FATCA Exempt Party, (ii) herewith also undertakes to inform the Agent and the Security Agent immediately if it becomes aware that it is not, will not be or has ceased to be, a FATCA Exempt Party and (iii) to notify the Agent if any withholding certificate, withholding statement, document authorisation or waiver or information provided by the Lender to the Agent is or becomes materially inaccurate or incomplete.

(j)	In case the Agent or the Security Agent in reliance of such representation and undertaking does not make the required FATCA Deduction on a payment to a Lender but it is later established that such FATCA Deduction should have been made because that Lender is not, or has ceased to be, a FATCA Exempt Party (each such Lender a Non-FATCA Exempt Lender), when the payment to that Lender was to be made, the relevant Non-FATCA Exempt Lender shall immediately on demand indemnify the Agent or the Security Agent, as the case may be, against any costs, loss or liability incurred by the Agent or the Security Agent in not making the relevant FATCA Deduction (unless the FATCA Deduction was not made by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct).

16.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

Credit Facilities Agreement – Project Badger	93

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

(c)	In the event that any payment is subject to the passthru payment provisions as described in section 1471(b)(1)(D)(i) and (ii) of the Code the Party making the payment shall confirm its passthru payment percentage (applicable to that payment) to the Agent on or before making such payment. If the Party fails to notify the Agent of its applicable passthru percentage prior to payment, the Agent shall treat the applicable passthru percentage as 100 per cent. for the purposes of the Finance Documents (and payments made thereunder).

17.	INCREASED COSTS

17.1	Increased Costs

(a)	Subject to Clause 17.3 (Exceptions) the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date or (ii) compliance with Basel III or CRD IV.

(b)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

(c)	For the purpose of this Clause 17.1:

Basel III means:

(i)	the following documents published by the Basel Committee on Banking Supervision relating to “Basel III” in December 2010:

(A)	Basel III: A global regulatory framework for more resilient banks and banking systems”;

Credit Facilities Agreement – Project Badger	94

(B)	“Basel III: International framework for liquidity risk measurement, standards and monitoring”; and

(C)	“Guidance for national authorities operating the countercyclical capital buffer”,

each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 (as amended, supplemented or restated); and

(iii)	any follow-up agreement, guidance, standards or paper published by the Basel Committee on Banking Supervision relating to “Basel III”.

CRD IV means EU CRD IV and UK CRD IV.

EU CRD IV means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

UK CRD IV means:

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the Withdrawal Act);

(ii)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(iii)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

Credit Facilities Agreement – Project Badger	95

17.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and a reasonable explanation thereof, it being understood that (i) the relevant Finance Party shall not be obliged to disclose any information which it reasonably considers to be confidential, and (ii) any information provided by the relevant Finance Party as explanation under this paragraph (b) must be treated as strictly confidential.

17.3	Exceptions

Clause 17.1 (Increased Costs) does not apply to the extent any Increased Cost is

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 12.6 (Minimum interest) or Clause 16.2 (Tax indemnity) (or would have been compensated for under Clause 12.6 (Minimum interest) or Clause 16.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.6 (Minimum interest) or of paragraph (b) of Clause 16.2 (Tax indemnity) applied);

(c)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III or CRD IV) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(d)	attributable to a FATCA Deduction required to be made by a Party; or

(e)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

18.	OTHER INDEMNITIES

18.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

Credit Facilities Agreement – Project Badger	96

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify the Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2	Other indemnities

(a)	The Company shall (or shall procure that an Obligor will) within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Company or a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful misconduct or gross negligence by that Finance Party); or

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

(b)	The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Merger (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 18.2.

18.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

Credit Facilities Agreement – Project Badger	97

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability incurred by the Agent in acting as Agent under the Finance Documents (otherwise than by reason of the Agent’s gross negligence or wilful misconduct).

18.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent and any receiver or delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Company to comply with its obligations under Clause 20 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security (including with the assistance of any third parties);

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each receiver and delegate by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, receiver or delegate under the Finance Documents or which otherwise relates to any of the Charged Assets (otherwise, in each case, than by reason of the relevant Security Agent’s, receiver’s and delegate’s gross negligence or wilful misconduct).

(b)	The Security Agent and any receiver or delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 18.4.

19.	MITIGATION BY THE LENDERS

19.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 12.6 (Minimum interest), Clause 16 (Tax gross up and indemnities) or Clause 17.1 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

Credit Facilities Agreement – Project Badger	98

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

19.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

20.	COSTS AND EXPENSES

20.1	Transaction expenses

The Company shall promptly upon demand pay to the Finance Parties the amount of all documented costs and expenses (including fees for accountants, notary fees and pre-agreed legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the Signing Date.

20.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is to be made on the basis of Clause 41.4 (Changes to reference rates),

the Company shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all documented costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Enforcement and preservation costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including fees for accountants, notary fees and legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

Credit Facilities Agreement – Project Badger	99

21.	GUARANTEE

21.1	Guarantee and indemnity

Subject to the limitations set out in Clause 22 (Guarantee and Security limitations), each Guarantor irrevocably and unconditionally jointly and severally, as a primary obligor and not merely as a surety:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all the other Obligors’ obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall immediately on demand pay that amount to the Agent on behalf of the Finance Parties as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately upon first demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

21.2	Nature of guarantee and indemnity of Guarantor

Each Guarantor herewith acknowledges that it guarantees and indemnifies under this Agreement in accordance with article 111 of the CO and the terms and conditions of this Agreement on first demand by the Agent as a primary obligor and not as a surety (Bürge), irrespective of the validity or enforceability of the obligations of the other Obligors under this Agreement or any other Finance Document, and waiving all rights of objection and defence arising from or under this Agreement or any other Finance Document.

21.3	Continuing Guarantee

This guarantee is a continuing guarantee of payment and performance and not merely of collectability, i.e. is entered into for an unlimited term, and will extend to the ultimate balance of sums payable by any Obligor (other than the respective Guarantor) under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.4	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor (other than the respective Guarantor) or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the respective Guarantor under this Clause 21 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

Credit Facilities Agreement – Project Badger	100

21.5	Waiver of defences

(a)	The obligations of each Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Finance Party) including, without limitation:

(i)	any time, waiver or consent granted to, or composition with, any other Obligor or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any other Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Obligor or any other person;

(v)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

(b)	In addition to the above, each Guarantor agrees that its obligations under and in respect of the guarantee contained in this Clause 21 and any security interest securing the obligations under the Finance Documents shall not be affected by, and shall remain in full force and effect without regard to, and hereby waives all rights, claims or defences that it might otherwise have (now or in the future) with respect to each of the following (whether or not such Guarantor has knowledge thereof):

(i)	the validity or enforceability of this Agreement, any other Finance Document or any Hedging Agreement, any of the obligations under the Finance Documents or any guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party;

(ii)	any renewal, extension or acceleration of, or any increase in the amount of the obligations under the Finance Documents, or any amendment, supplement, modification or waiver of, or any consent to departure from, the Finance Documents or any Hedging Agreement;

Credit Facilities Agreement – Project Badger	101

(iii)	any failure, omission or delay in enforcement (by agreement or otherwise), or the stay or enjoining (by court order, operation of law or otherwise) of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Finance Document or any Heding Agreement, at law, in equity or otherwise) with respect to the obligations under the Finance Documents or any guaranty, agreement, Transaction Security or other security relating thereto;

(iv)	any change, reorganization or termination of the corporate structure or existence of the Borrower or any other Guarantor or any of their Subsidiaries and any corresponding restructuring of the obligations under the Finance Documents;

(v)	the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the obligations under the Finance Documents or any other impairment of such collateral;

(vi)	any exercise of remedies with respect to the Transaction Security or any other security for the obligations under the Finance Documents at such time and in such order and in such manner as the Agent and the Secured Parties may decide, whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have; and

(vii)	any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the obligations under the Finance Documents or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Guarantor for the obligations under the Finance Documents, or of such Guarantor under the guarantee contained in this Clause 21 or of any security interest granted by any Guarantor, whether in an insolvency or liquidation proceeding or in any other instance other than, in each case, the payment in full of the obligations under the Finance Documents.

21.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

Credit Facilities Agreement – Project Badger	102

21.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the respective Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in a suspense account any moneys received from the respective Guarantor or on account of the respective Guarantor’s liability under this Clause 21.

21.8	Deferral of Guarantors’ rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantors will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:

(i)	to be indemnified by another Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)	to bring legal or other proceedings for an order requiring any other Obligor to make any payment, or perform any obligation, in respect of which any of the Guarantors has given a guarantee, undertaking or indemnity under Clause 21.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any other Obligor; and/or

(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

(b)	In particular, until all amounts which may be or become payable by an Obligor to the Finance Parties (or any of them) under or in connection with the Finance Documents have been irrevocably paid or discharged in full and unless the Agent otherwise directs, no Guarantor shall exercise any right of recourse (Rückgriffsrecht) it may have against any other Obligor by reason of performance by it under this guarantee for the benefit of that other Obligor, nor shall a Guarantor set off any claim under such right of recourse against any debt it may have vis-à-vis such other Obligor, or assign or pledge such right of recourse in full or in part. Each other Obligor herewith undertakes neither to make any payment to a Guarantor with respect to any such right of recourse nor to set-off any claim such other Obligor may have against a Guarantor against any claim a Guarantor may have under a right of recourse against such other Obligor. Any amount received or recovered by a Guarantor in violation of this Clause 21.8 shall immediately be notified by that Guarantor to the Agent and, upon the Agent’s request, paid forthwith to the Agent for application to any outstanding amount of the Finance Parties under or in connection with the Finance Documents.

Credit Facilities Agreement – Project Badger	103

(c)	Each of the Guarantors herewith assigns any and all claims it may have under such right of recourse against any other Obligor to the Agent (acting for the account of the Finance Parties) for security purposes (Sicherungszession) effective as of the date of adjudication of bankruptcy, the grant of a moratorium, the entry into any kind of composition arrangements with creditors or as of the date of resolution of liquidation of such other Obligor.

(d)	If any payment is made on account of the obligations under the Finance Documents by any Guarantor or is received or collected on account of the obligations under the Finance Documents from any Guarantor or its property:

(i)	If such payment is made by a Guarantor or from its property in respect of the obligations under the Finance Documents of the Borrower or any other Guarantor, such Guarantor shall, subject to the terms of this clause (d), be entitled to contribution in respect of such payment and, subject to and upon (but not before) a payment in full of the obligations under the Finance Documents, shall be entitled (A) to demand and enforce reimbursement for the full amount of such payment from such other Guarantor, and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of such payment. For this purpose, the fair share of each Guarantor shall be determined based on an equitable apportionment among all Guarantors (other than the Guarantor whose primary obligations were so guaranteed by the other Guarantors) based on the relative value of their assets and any other equitable considerations deemed appropriate by the court. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Clause 21 hereof will be deemed to be enforceable and payable after the guaranty under Clause 21 hereof.

(ii)	If and whenever any right of reimbursement or contribution becomes enforceable by any Guarantor against the Borrower or any other Guarantor, whether under this clause (d) or otherwise, such Guarantor shall be entitled, subject to and upon (but not before) a payment in full of the obligations under the Finance Documents, to be subrogated to any security interest that may then be held by the Agent upon any collateral securing or purporting to secure any of the obligations under the Finance Documents. Any right of subrogation of any Guarantor shall be enforceable solely after a payment in full of the obligations under the Finance Documents and solely against the Guarantors, and not against the Secured Parties, and neither the Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any collateral securing or purporting to secure any of the obligations under the Finance Documents for any purpose related to any such right of subrogation.

(iii)	All rights and claims arising under this clause (d) or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favour of any Guarantor as to any payment on account of either (x) the obligations under the Finance Documents or (y) any other obligation that is secured by any collateral that also secures or purports to secure any of the obligations under the Finance Documents, in each case made by it or received or collected from its property shall be fully subordinated to the obligations under the Finance Documents in all respects prior to the payment in full of the obligations under the Finance Documents. Until the payment in full of the obligations under the Finance Documents, no Guarantor may demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case, receivership, or insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Agent, for application to the payment of the obligations under the Finance Documents. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Agent, in the exact form received and, if necessary, duly endorsed.

Credit Facilities Agreement – Project Badger	104

(iv)	The obligations of the Guarantors under this Agreement and the other Finance Documents, including their liability for the obligations under the Finance Documents and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this paragraph (d) or otherwise. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

21.9	Release of Guarantors’ right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

Credit Facilities Agreement – Project Badger	105

21.10	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

22.	GUARANTEE AND SECURITY LIMITATIONS

22.1	Swiss limitations

(a)	If and to the extent an Obligor incorporated in Switzerland guarantees and/or secures and/or becomes liable under this Agreement or any other Finance Document for obligations of any other Obligor (other than the wholly owned Subsidiaries of such Obligor) (the Restricted Obligations) and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Obligor or would otherwise be restricted under Swiss law and practice then applicable, such Obligor’s aggregate liability for Restricted Obligations shall not exceed the amount of that Obligor’s freely disposable equity at the time it becomes liable including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law (the Freely Disposable Amount).

(b)	This limitation shall only apply to the extent it is a requirement under applicable law and practice at the time the Obligor is required to perform Restricted Obligations under the Finance Documents. Such limitation shall not free the Obligor from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when the Obligor has again freely disposable equity and if and to the extent such freely disposable equity is available.

(c)	If the enforcement of the obligations of the Obligor under this Agreement or any other Finance Document would be limited due to the effects referred to in this Clause 22, the Obligor shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by the Agent, (i) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for the Obligor’s business (nicht betriebsnotwendig) and (ii) reduce its share capital to the minimum allowed under then applicable law, provided that such steps are permitted under the Finance Documents.

(d)	If and to the extent requested by the Agent, the Obligor and any Holding Company of the Obligor which is a party to this Agreement shall procure that the Obligor will take and will cause to be taken, to the extent reasonably practicable and possible, all and any action as soon as reasonably practicable, including, without limitation:

(i)	the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Finance Documents;

(ii)	the provision of an audited interim balance sheet;

(iii)	the provision of a determination by the Obligor of the Freely Disposable Amount based on such audited interim balance sheet;

Credit Facilities Agreement – Project Badger	106

(iv)	the provision of a confirmation from the auditors of the Obligor that a payment of the Obligor under the Finance Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves; and

(v)	the obtaining of any other confirmations which may be required as a matter of Swiss mandatory law in force at the time the Obligor is required to make a payment or perform other obligations under this Agreement or any other Finance Document, in order to allow a prompt payment in relation to Restricted Obligations with a minimum of limitations.

(e)	If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Agreement or any other Finance Document, the Obligor:

(i)	shall use its best efforts to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)	shall deduct the Swiss Withholding Tax at such rate (being 35 per cent. on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii)	shall promptly notify the Agent that such notification or, as the case may be, deduction has been made, and provide the Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(f)	In the case of a deduction of Swiss Withholding Tax, the Obligor shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement or any other Finance Document, will, as soon as possible after such deduction:

(i)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties); and

(ii)	pay to the Agent upon receipt any amount so refunded on account for the performance of Restricted Obligations by that Obligor.

(g)	The Finance Parties shall use commercially reasonable efforts to co-operate with the Obligor to secure such refund.

(h)	To the extent the Obligor is required to deduct Swiss Withholding Tax pursuant to this Agreement or any other Finance Document, and if the Freely Disposable Amount is not fully utilised, the Obligor will be required to pay an additional amount so that after making any required deduction of Swiss Withholding Tax the aggregate net amount paid to the Agent is equal to the amount which would have been paid if no deduction of Swiss Withholding Tax had been required, provided that the aggregate amount paid (including the additional amount) shall in any event be limited to the Freely Disposable Amount.

Credit Facilities Agreement – Project Badger	107

22.2	US limitations

(a)	In this Clause 22.2:

Fraudulent Transfer Law means any applicable United States bankruptcy, federal and state fraudulent transfer and conveyance statute and any related case law; and

Terms used in this Clause 22.2 are to be construed in accordance with the Fraudulent Transfer Laws.

(b)	Each US Guarantor acknowledges that:

(i)	It will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents and its entry into the Finance Documents is necessary and convenient to the conduct, promotion or attainment of the business of such US Guarantor; and

(ii)	those benefits will constitute reasonably equivalent value and fair consideration for the purpose of any Fraudulent Transfer Law.

(c)	Each Finance Party agrees that each US Guarantor’s liability under Clause 21 and this Clause 22 shall be limited to the maximum amount that can be guaranteed by such Guarantor without rendering such Guarantor’s obligations under Clause 21 hereof void or voidable under applicable law, including, without limitation, any Fraudulent Transfer Law or any similar foreign, federal or state law, in each case after giving full effect to the liability under such guarantee set forth in Clause 21 hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. To the fullest extent permitted by applicable law, this Clause 22 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any equity interest in such Guarantor.

(d)	Each US Guarantor represents and warrants to each Finance Party that:

(i)	the fair value of the assets of such Guarantor exceeds its debts and liabilities, subordinated, contingent or otherwise;

(ii)	the present fair saleable value of the property of such Guarantor is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(iii)	such Guarantor is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured;

Credit Facilities Agreement – Project Badger	108

(iv)	such Guarantor is not engaged in, and is not about to engage in, business for which it has unreasonably small capital; and

(v)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.

For purposes of the foregoing, the amount of contingent liabilities have been computed as the amount that, in light of all the facts and circumstances existing on the date this representation and warranty is made, can reasonably be expected to become an actual or matured liability.

22.3	Excluded Swap Obligations

(a)	Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honour all of its obligations under this guarantee in respect of Swap Obligations (provided, that each Qualified ECP Guarantor shall only be liable under this Clause 22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 22, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Guarantor intends that this Clause 22.3 constitute, and this Clause 22.3 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For the avoidance of doubt, and notwithstanding anything else in any Finance Document to the contrary, Excluded Swap Obligations shall not constitute obligations under the Finance Documents.

(b)	In this Clause 22.3:

Commodity Exchange Act means the US Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Excluded Swap Obligation means, with respect to any US Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such US Guarantor of, or the grant by such US Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such US Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such US Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Qualified ECP Guarantor means, in respect of any Swap Obligation, each Obligor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Credit Facilities Agreement – Project Badger	109

Swap Obligation means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

22.4	German limitations

(a)	In this Clause 22.4:

German Guarantor means any Guarantor incorporated in Germany in the form of a limited liability company (Gesellschaft mit beschränkter Haftung (GmbH)).

Net Assets means, in relation to any German Guarantor:

(i)	the aggregate of all asset items (Aktivposten) pursuant to Section 266 para. 2 (A) to (E) HGB; less

(ii)	the aggregate of all liabilities (Passivposten) pursuant to Section 266 para. 3 (B) to (E) HGB,

in each case calculated in accordance with HGB (taking into account applicable case law on the calculation of net assets pursuant to Section 30 GmbHG) and accounting practices consistent with those applied in the preparation of the latest annual unconsolidated financial statements for that German Guarantor (except to the extent otherwise required by a change in law relating to the accounting principles or accounting practices), provided that:

(A)	the amount of any liabilities of that German Guarantor to any of its direct or indirect shareholders in respect of Financial Indebtedness shall not be taken into account as liabilities to the extent such liabilities are subordinated pursuant to Section 39 para. 1 no. 5 or para. 2 InsO, but only if and to the extent a waiver of such liabilities (or their contribution into the capital reserves of that German Guarantor) by the creditor would not present a risk of personal liability of the directors or other officers of the creditor;

(B)	the amount of any financial liabilities incurred by that German Guarantor in wilful or negligent breach of any provision of the Finance Documents shall not be taken into account as liabilities;

(C)	the amount of any claims against a shareholder for payment of unpaid share capital (whether or not a demand for payment has been made) shall not be taken into account as an asset; and

Credit Facilities Agreement – Project Badger	110

(D)	any amounts that may not be distributed pursuant to sections 253 para. (6), 268 para (8) or 272 para. (5) or pursuant to any other similar mandatory statutory limitation on distributable amounts (Ausschüttungssperren) shall not be taken into account as asset items (Aktivposten).

Registered Share Capital means, in relation to a German Guarantor, its registered share capital (Stammkapital) less:

(i)	the amount of any increase of the registered share capital (Stammkapital) of that German Guarantor made after the Signing Date or, as the case may be, the date on which it becomes an Additional Guarantor, that has been effected without the prior written consent of the Agent; and

(ii)	the amount of the registered share capital (Stammkapital) of that German Guarantor which is not paid-up (eingezahlt).

Up-stream and/or Cross-stream Guarantee means, in relation to any German Guarantor, any guarantee and/or indemnity under Clause 21 (Guarantee) or any other guarantee, indemnity or similar assurance against loss contained in any Finance Document (for the purposes of this Clause 22.4 each a guarantee) in each case granted by a German Guarantor if and to the extent that such guarantee is for or in respect of the obligations or liabilities of:

(i)	a member of the Group or any Affiliate that is not a direct or indirect Subsidiary of that German Guarantor; or

(ii)	a direct or indirect Subsidiary of that German Guarantor if and to the extent such obligations or liabilities (including guarantees) secure obligations or liabilities of a member of the Group (other than that German Guarantor) or any Affiliate that is not a direct or indirect Subsidiary of that German Guarantor.

(b)	For the avoidance of doubt, this Clause 22.4 does not apply to any guarantee which is not an Up-stream and/or Cross-stream Guarantee.

(c)	Subject to paragraphs (d) to (g) below, the Finance Parties may not enforce any Up-stream and/or Cross-stream Guarantee given by any German Guarantor if and to the extent that the enforcement of that Up-stream and/or Cross-stream Guarantee would otherwise result in the Net Assets of that German Guarantor:

(i)	being lower than its Registered Share Capital; or

(ii)	(where its Net Assets are already lower than its Registered Share Capital) being further reduced,

and for this purpose the Net Assets of that German Guarantor shall be (or be deemed to be) reduced at the time of enforcement of that Up-stream and/or Cross-stream Guarantee by the amount so enforced and shall not be reduced at the time of granting of that Up-stream and/or Cross-stream Guarantee.

Credit Facilities Agreement – Project Badger	111

(d)	The restrictions in paragraph (c) above shall not apply to any Up-stream and/or Cross-stream Guarantee given by a German Guarantor:

(i)	for or in respect of:

(A)	Loans or loans and other cash advances under an Ancillary Facility borrowed by a Borrower (other than that German Guarantor) to the extent the proceeds thereof have been on-lent by that Borrower to that German Guarantor or any of its Subsidiaries and the amount so on-lent has not been repaid; or

(B)	letters of credit, guarantees, indemnities or similar instruments issued under an Ancillary Facility utilised by a Borrower (other than that German Guarantor) to the extent issued in respect of liabilities or obligations of that German Guarantor or any of its Subsidiaries) and that Borrower has not been reimbursed or indemnified, in each case to the extent that German Guarantor may immediately set-off its indemnity, reimbursement, compensation or other claim arising as a result of its entry into that Up-stream and/or Cross-stream Guarantee (or its enforcement) against the repayment, indemnity or reimbursement claim or other claim of that Borrower arising from the on-lending to, or issue in favour of, that German Guarantor or any of its Subsidiaries;

(ii)	for or in respect of liabilities or obligations of another Obligor under or in connection with any Finance Document if:

(A)	that German Guarantor is the dominated entity under a domination agreement or the subsidiary under a profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag)) with that other Obligor or a Holding Company of that other Obligor (whether directly or through a chain of any such agreements) but only if:

(1)	that German Guarantor will have a fully recoverable loss compensation claim (Verlustausgleichsanspruch) against the dominating or parent entity; or

(2)	the existence of that domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) otherwise results in Section 30 para. 1 sentence 1 GmbHG not being applicable and the corresponding unlimited payment under the Up-stream and/or Cross-stream Guarantee does not result in any risk of personal civil or criminal liability for the managing directors of that German Guarantor; or

(B)	that Up-stream and/or Cross-stream Guarantee is covered (gedeckt) by a full-value (vollwertigen) indemnity or recourse claim (within the meaning of Section 30 para. 1 sentence 2 second alternative GmbHG) of that German Guarantor against its shareholder; or

(iii)	to the extent neither the granting of, nor payment under, nor failure to obtain release of, that Up-stream and/or Cross-stream Guarantee by that German Guarantor would cause a violation of Section 30 GmbHG or result in personal liability of the managing directors of that German Guarantor pursuant to Section 43 para. 2 GmbHG or any other provision of statutory law the breach of which would result in a personal or criminal liability of the managing directors of the German Guarantor and which has its basis (Ursprung) in the granting of Up-stream and/or Cross-stream Guarantees.

Credit Facilities Agreement – Project Badger	112

(e)	If enforcement of any Up-stream and/or Cross-stream Guarantee against a German Guarantor is or would be limited or excluded pursuant to paragraph (c) above, that German Guarantor shall, upon request of the Agent (acting on the instructions of the Majority Lenders), use best efforts to promptly (and in any event within three months of such request) realise, to the extent permitted by law and commercially reasonable, each asset capitalised on its balance sheet with a book value that is significantly lower than its market value and which is not required for its business (betriebsnotwendig).

(f)	The restrictions in paragraph (c) above shall only apply if the relevant German Guarantor delivers to the Agent, within 15 Business Days of its receipt of a demand for payment of any Up-stream and/or Cross-stream Guarantee:

(i)	a description to what extent the guarantee in respect of which the demand has been made constitutes an Up-stream and/or Cross-stream Guarantee;

(ii)	its balance sheet or interim balance sheet (together with the adjustments contemplated by the definition of “Net Assets” or “Registered Share Capital”) as at the most recent calendar month end; and

(iii)	calculations as to the amount of the Up-stream and/or Cross-stream Guarantee which may be enforced pursuant to paragraph (c) above (the Preliminary Enforceable Amount)

(together the Management Determination). The relevant German Guarantor shall, within three Business Days of delivery of the Management Determination, pay to each Finance Party which has made a demand under the Up-stream and/or Cross-stream Guarantee an amount which in aggregate is equal to the Preliminary Enforceable Amount.

(g)	If the Agent (acting on the instructions of the Majority Lenders) disputes the accuracy of the Management Determination, the restrictions in paragraph (c) above shall only apply if the relevant German Guarantor obtains and delivers to the Agent, within 30 Business Days of its receipt of notice of such dispute, a report by auditors of international standing and repute appointed by it:

(i)	certifying the accuracy of that German Guarantor’s balance sheet or interim balance sheet as at the most recent calendar month end; and

(ii)	including calculations as to the amount of the Up-stream and/or Cross-stream Guarantee which may be enforced pursuant to paragraph (c) above (the Enforceable Amount),

(together the Auditors’ Determination). The costs related to the Auditor’s Determination shall be borne by the Company and the Auditor’s Determination shall, in the absence of manifest error, be conclusive and binding on all Parties as to the matters to which it relates. The relevant German Guarantor shall, within three Business Days of delivery of the Auditor’s Determination, pay to each Finance Party an amount which in aggregate is equal to the amount by which the Enforceable Amount exceeds the Preliminary Enforceable Amount. If the Enforceable Amount is less than the Preliminary Enforceable Amount, each Finance Party to which payment has been made pursuant to paragraph (f) above shall, within three Business Days of demand made by the relevant German Guarantor upon or after delivery of the Auditor’s Determination, repay to the relevant German Guarantor the amount of such balance if such demand is made within three months of delivery of the Auditors’ Determination (Ausschlussfrist).

Credit Facilities Agreement – Project Badger	113

(h)	Notwithstanding delivery of a Management Determination or Auditors’ Determination, the Finance Parties shall be entitled to enforce any Up-stream and/or Cross-stream Guarantee from time to time in accordance with, and subject to the restrictions in, the preceding paragraphs, provided that, unless otherwise agreed by that German Guarantor, no more than two Auditors’ Determinations may be requested in relation to any German Guarantor in any financial year of that German Guarantor.

(i)	The provisions set out in this Clause 22.4 shall apply to a limited partnership (Kommanditgesellschaft) with a German limited liability company as general partner mutatis mutandis.

22.5	Other limitations

If any Obligor is incorporated in a jurisdiction other than Switzerland, the US or Germany any guarantee and/or security limitations (and similar) (if any) shall be agreed between the Parties.

23.	REPRESENTATIONS

23.1	General

Each Obligor makes the representations and warranties set out in this Clause 23 to each Finance Party on behalf of itself and, where stated, on behalf of its Subsidiaries.

23.2	Status

(a)	It is a limited liability company, limited partnership or a stock corporation duly incorporated or organized and validly existing under the laws of its Original Jurisdiction.

(b)	Each of its Subsidiaries is a limited liability company, limited partnership or stock corporation, duly incorporated or organized and validly existing under the law of its jurisdiction of incorporation.

(c)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

Credit Facilities Agreement – Project Badger	114

23.3	Binding obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) of this Clause 23.3), each Transaction Security Document to which it or any of its Subsidiaries is a party creates, subject to the Perfection Requirements, the security interests which that Transaction Security Document purports to create and those security interests are valid and effective as from the time when they are to be perfected in accordance with the terms of the Transaction Security Document.

23.4	Non-conflict with other obligations

Subject to the Legal Reservations, the entry into, and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Transaction Security pursuant to the Transaction Security Documents do not and will not conflict with:

(a)	any law or regulation applicable to it or any other of its Subsidiaries which is a Material Group Company;

(b)	the constitutional documents of the relevant Obligor or any other of its Subsidiaries which is a Material Group Company; or

(c)	any agreement or instrument binding upon it or any other of its Subsidiaries which is a Material Group Company or its or any other of its Subsidiaries’ (which is a Material Group Company) assets or constitute a default or termination event (however described) under any such agreement or instrument.

23.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

23.6	Validity and admissibility in evidence

(a)	All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been (or will be at the required date) obtained or effected and are in full force and effect.

Credit Facilities Agreement – Project Badger	115

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been (or will be at the required date) obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

23.7	Governing law and enforcement; no immunity

(a)	Subject to the Legal Reservations:

(i)	the choice of the governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions; and

(ii)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

(b)	It is not entitled to any immunity from any legal proceedings in its Relevant Jurisdiction to enforce a Finance Document to the extent it is a party thereto or any of its liabilities or obligations arising thereunder.

23.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 27.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 27.8 (Creditors’ process),

has been taken or threatened in writing in relation to it or any other of its Subsidiaries which is a Material Group Company; and none of the circumstances described in Clause 27.6 (Insolvency) applies to it or any other of its Subsidiaries which is a Material Group Company.

23.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Transaction Security Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Transaction Security Document, and except for any notarial fees payable in connection with the notarisation of any Transaction Security Document.

23.10	Deduction of Tax

It is not required by law to make any deduction for or on account of Tax from any payment it may make under any Finance Document, provided that the Lenders comply with their obligations under Clause 28 (Changes to the Lenders) and the representations set out in Clause 2.4 (Lenders’ status) are correct.

Credit Facilities Agreement – Project Badger	116

23.11	No Default

(a)	No Event of Default and, on the Signing Date and the Facilities Closing Date, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

23.12	No misleading information

Save as disclosed in writing to the Agent and the Arrangers prior to the Signing Date (and with respect to any information received from the members of the Target Group and the Target’s shareholders as well as providers of the Reports to the best knowledge and belief of the Group Senior Management (having made due and careful enquiry) only):

(a)	any factual information provided by or on behalf of the Company, any Obligor or any other member of the Group to the Finance Parties (or any of them) in connection with the entering into of the Finance Documents or the primary syndication of any Facility (the Information) was true and accurate and not misleading (including by way of omission) in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)	no event or circumstance has occurred or arisen and no information has been omitted from the Information and no information has been given or withheld that results in the Information being untrue or misleading (including by way of omission) in any material respect;

(c)	all projections, budgets and business plans provided by or on behalf of the Company, any other Obligor or any member of the Group to any Finance Party have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and

(d)	all other written information provided by any member of the Group (including its Affiliates and advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading (including by way of omission) in any respect as at such date.

23.13	Financial Statements

(a)	The Original Financial Statements were prepared in accordance with the applicable Accounting Standards consistently applied and fairly represent the financial condition and the results of operations (consolidated in the case of the financial statements of the Target) during the relevant Financial Year.

Credit Facilities Agreement – Project Badger	117

(b)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group) since the date of the relevant Original Financial Statements.

(c)	Its most recent financial statements delivered to the Agent pursuant to Clause 24.1 (Financial statements):

(i)	have been prepared in accordance with the applicable Accounting Standards as applied to the Original Financial Statements; and

(ii)	fairly present its consolidated financial condition as at the end of, and its consolidated results of operations (consolidated in the case of consolidated financial statements) for, the period to which they relate.

(d)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

(e)	Since the date of the most recent financial statements delivered to the Agent pursuant to Clause 24.1 (Financial statements) there has been no material adverse change in its assets, business or financial condition of the Group.

23.14	No proceedings

(a)	No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency with an aggregate dispute value of USD 5,000,000 (or its equivalent in any other currency) or higher have been started and are ongoing or threatened in writing against it or any of its Subsidiaries.

(b)	No judgment or order of a court, arbitral body or agency with an aggregate dispute value of USD 5,000,000 (or its equivalent in any other currency) or higher has been made against it or any of its Subsidiaries.

23.15	Compliance with laws

It and each of its Subsidiaries is in compliance with all applicable laws, rules and regulations in all material respects, including, without limitation, with the reporting obligations to maintain a register of the beneficial owners of its shares in accordance with article 697j et seqq. CO (or any similar reporting obligations if incorporated in a jurisdiction other than Switzerland).

23.16	Environmental laws

It and each of its Subsidiaries is in compliance with all applicable Environmental Laws in all material respects, has obtained all Environmental Permits required in connection with its business, and is in compliance with the respective terms, and, other than as disclosed in the Reports or the Merger Documents, no property currently owned, leased, occupied or controlled by it is contaminated with any hazardous substance and, no property previously owned, leased, occupied or controlled by it is contaminated with any hazardous substance.

Credit Facilities Agreement – Project Badger	118

23.17	Anti-Money Laundering Law and Anti-Corruption Laws

It and each of its Subsidiaries has conducted its businesses in compliance with applicable Anti-Money Laundering Laws and Anti-Corruption Laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and regulations.

23.18	Security and Financial Indebtedness

(a)	No Security exists over all or any of its present or future assets or the present or future assets of any of its Subsidiaries other than as permitted by this Agreement.

(b)	Neither it nor any of its Subsidiaries has any Financial Indebtedness outstanding other than as permitted by this Agreement.

23.19	Pari passu ranking

(a)	Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its (other) unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(b)	The Transaction Security has or will have the ranking in priority which it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security.

23.20	Insurance

The Group maintains adequate insurance coverage in accordance with industry practices with reputable insurance companies or underwriters on, and in relation to, the business and assets of the Group.

23.21	Legal and beneficial ownership

It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

23.22	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all required material Authorisations to use, the assets necessary to carry on its business as presently conducted.

23.23	Intellectual Property

It and each of its Subsidiaries:

(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

Credit Facilities Agreement – Project Badger	119

(b)	to the best of its knowledge, does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it,

in each case where failure to do so is or is reasonably likely to be materially adverse to the interests of the Finance Parties.

23.24	Group structure chart

Assuming completion of the Merger has occurred, the structure chart contained in Schedule 6 (Group Structure Chart) is true, complete and accurate as of the Transaction Closing Date and any structure chart provided pursuant to Clause 24.6 (Group structure) is true, complete and accurate as of the date it is delivered.

23.25	Merger Documents and disclosure

(a)	The Merger Documents contain all the terms of the Merger.

(b)	As of the Signing Date, other than as disclosed in the Reports and the Merger Documents, there is no disclosure made to the Merger Documents delivered or addressed to the Company or any of the Obligors which has or may have a material adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in Clause 23.12 (No misleading information).

(c)	To the best of its knowledge on the Signing Date, no representation or warranty given by any party to the Merger Documents (as qualified by any disclosure made to the Merger Documents) is untrue or misleading in any material respect.

23.26	Dividends and intra-group loans

Except for limitations by operation of mandatory law or as set out in this Agreement:

(a)	there are no limitations on dividend payments by any Subsidiary of an Obligor in favour of such Obligor; and

(b)	there are no restrictions for any Subsidiary of an Obligor to grant intra-group loans to such Obligor.

23.27	Compliance with Non-Bank Rules

(a)	For as long as the Non-Bank Rules are applicable, each Swiss Obligor is in compliance with the Non-Bank Rules.

Credit Facilities Agreement – Project Badger	120

(b)	Paragraph (a) above shall not be deemed to be breached if the maximum number of creditors of a Swiss Obligor which are not Qualifying Banks as permitted pursuant to the Non-Bank Rules is exceeded solely as a result of:

(i)	a Lender incorrectly declaring its status as to whether or not it is a Qualifying Bank or whether or not it qualifies as one Lender only for purposes of the Non-Bank Rules;

(ii)	a Lender ceasing to be a Qualifying Bank or qualifying as one Lender only for purposes of the Non-Bank Rules;

(iii)	a Lender’s non-compliance with Clause 2.4 (Lenders’ status) or Clause 28 (Changes to the Lenders); or

(iv)	any transfers to Lenders which are not Qualifying Banks without the consent of the Company after the occurrence of an Event of Default.

(c)	For the purpose of its compliance with the 20 Non-Bank Rule under this Clause 23.27, each Swiss Obligor shall assume that the aggregate number of Lenders under this Agreement which are not Qualifying Banks is five (irrespective of whether or not there are, at any time, any such Lenders).

23.28	No use of amounts for Restricted Persons or in Restricted Countries

Neither it nor any of its Subsidiaries is a Restricted Person, and neither it nor any of its Subsidiaries (a) has used any amount borrowed by any Borrower under the Facilities to (directly or indirectly) provide funds to Restricted Persons or into Restricted Countries, or (b) otherwise caused nor permitted the proceeds raised under the Facilities to be used for participation in or facilitation of business activities involving, directly or indirectly, (i) a Restricted Person or (ii) a Restricted Country or otherwise restricted by Sanctioning Authorities.

23.29	COVID-19 Loans

Neither it nor any of its Subsidiaries has incurred any Financial Indebtedness under the COVID-19 Act or under any similar federal or cantonal programme in Switzerland, nor have they incurred any Financial Indebtedness under or in connection with any government scheme, government programme or other similar arrangement related to COVID-19 in a jurisdiction other than Switzerland.

23.30	US Regulatory matters

(a)	None of the Obligors nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock. Neither the making of any extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

(b)	No Obligor is, nor is required to be registered as an “investment company” under the US Investment Company Act of 1940, as amended.

Credit Facilities Agreement – Project Badger	121

(c)	Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by an Obligor is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state laws. (i) No ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Obligor nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Obligor nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA except, with respect to each of the foregoing clauses (i) to (iv) of this paragraph (c), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or the imposition of a lien or security interest on the assets of any Obligor which would reasonably be expected to result in a Material Adverse Effect. With respect to each Pension Plan, the adjusted funding target attainment percentage as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder (AFTAP), would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither any Obligor nor any ERISA Affiliate maintains or contributes to a Pension Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

23.31	Times when representations made

(a)	All the representations and warranties in this Clause 23 are made on the Signing Date and on the Facilities Closing Date.

(b)	The representations and warranties in Clause 23.12 (No misleading information) are deemed to be made by each Obligor on the Syndication Date.

(c)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on the date of each Selection Notice, on each Utilisation Date, on the date of each Increase Confirmation, on the first day of each Interest Period and on the date of each Compliance Certificate (except that those contained in paragraphs (a) and (b) of Clause 23.13 (Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement).

(d)	All the representations and warranties in this Clause 23, except Clause 23.24 (Group structure chart), Clause 23.25 (Merger Documents and disclosure), Clause 23.12 (No misleading information) and paragraph (c) of Clause 23.13 (Financial Statements) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

Credit Facilities Agreement – Project Badger	122

(e)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

24.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years, for the first time for the Financial Year ending on 31 December 2025:

(i)	the audited consolidated financial statements of the Group for that Financial Year; and

(ii)	the stand-alone financial statements (audited, to the extent required by applicable law) of each Obligor for that Financial Year,

including, in each case, a comparison with the previous year’s results for the same period in line with the requirements of the applicable Accounting Standards; and

(b)	as soon as they are available, but in any event within 45 calendar days after each Financial Quarter ending on 31 March, 30 June and 30 September, for the first time for the first full such Financial Quarter after the Transaction Closing Date, the unaudited consolidated financial statements of the Group, including a comparison with the previous year’s results for the same period in line with the requirements of the applicable Accounting Standards.

24.2	Provision and contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its Annual Financial Statements and each set of its Quarterly Financial Statements, for the first time together with the Annual Financial Statements or the Quarterly Financial Statements (as applicable) for the first full Financial Quarter after the Transaction Closing Date.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) (i) computations and/or details as to compliance with Clause 25 (Financial covenants) and (ii) with respect to the Compliance Certificate to be delivered together with each set of Annual Financial Statements, a detailed break-down of the EBITDA and Total Assets contribution of each Material Group Company and such other information reasonably requested by the Agent in order to determine compliance with the Guarantor Coverage Test.

Credit Facilities Agreement – Project Badger	123

(c)	In addition to the requirements set out in paragraph (b) above, in respect of any Compliance Certificate delivered in relation to a Testing Period ending on the last day of any Financial Year, the Compliance Certificate shall also include either:

(i)	a confirmation of compliance with Clause 26.28 (Guarantor Coverage); or

(ii)	a statement indicating which Subsidiaries of the Group will become Guarantors in accordance with Clause 31.4 (Additional Guarantors) in order to comply with Clause 26.28 (Guarantor Coverage).

(d)	Each Compliance Certificate shall be signed by two members of the Group Senior Management (one of whom shall be the CFO).

24.3	Requirements as to financial statements

Each set of financial statements delivered pursuant to Clause 24.1 (Financial statements):

(a)	shall include a balance sheet, a profit and loss statement and a cashflow statement; and

(b)	shall be prepared using the Accounting Standards, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the relevant Obligor, unless, in relation to any set of financial statements, the Company notifies the Agent that there has been a change in the Accounting Standards or the accounting practices and the Company delivers to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the Accounting Standards or accounting practices upon which the relevant Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 25 (Financial covenants) has been complied with, to determine the Margin pursuant to Clause 12.3 (Margin) and to make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

24.4	Budget and business plan

The Company shall supply to the Agent in sufficient copies for all the Lenders as soon as the same becomes available but in any event:

(a)	no later than 31 January of each Financial Year a budget (including (i) projected consolidated profit and loss, balance sheet and cashflow statement for the Group and (ii) projected financial covenant calculations) for that Financial Year, for the first time for the Financial Year starting 1 January 2026; and

Credit Facilities Agreement – Project Badger	124

(b)	no later than 15 August of each Financial Year, for the first time for the Financial Year starting 1 January 2026, a forward looking mid-term business plan covering at least two financial years of the Group on a rolling basis and information on the Group’s business strategy.

24.5	External bank debt situation and intercompany loans

The Company shall supply to the Agent with each set of its Annual Financial Statements and with each set of its Quarterly Financial Statements, (i) an update on the external bank debt situation of the Group, showing the lenders, the borrowers, the limits made available to the borrowers and the amounts which were utilised and unutilised (including, for the avoidance of doubt, details of any guarantee instruments), as well as any security granted for such debt, and (ii) an overview of intercompany loans showing lenders, borrowers and the principal amounts as well as any security granted.

24.6	Group Structure

The Company shall supply to the Agent with each set of its Annual Financial Statements, for the first time as of 31 December 2025, an updated Group structure chart or a confirmation that the Group structure has not changed since the delivery of the last Group structure chart.

24.7	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Company or any Obligor to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending involving any member of the Group (in the case of civil actions only proceedings with an amount in dispute exceeding USD 5,000,000 shall require notification);

(c)	promptly upon becoming aware of it, information on the occurrence of events or circumstances triggering or likely to trigger a mandatory prepayment according to Clause 10.2 (Capital markets transaction, disposal, insurance and legal proceedings proceeds, delisting);

(d)	information on any event or circumstance which has, or can reasonably be expected to have, a Material Adverse Effect;

(e)	promptly, such information as the Security Agent may reasonably require about the Charged Assets and compliance with the Obligors with the terms of any Transaction Security Documents; and

(f)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement) as any Finance Party through the Agent may reasonably request.

Credit Facilities Agreement – Project Badger	125

24.8	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

24.9	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) or in the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the Signing Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than ten Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

Credit Facilities Agreement – Project Badger	126

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

25.	FINANCIAL COVENANTS

25.1	Financial definitions

In this Agreement:

EBITDA means earnings from continuing operations before interest, taxes, depreciation and amortisation as reported by the Group in its consolidated Annual Financial Statements in accordance with the applicable Accounting Standard.

Economic Equity means, at any time, equity attributable to equity holders of the Company in accordance with applicable Accounting Standards plus the aggregate amount of all shareholder loans granted under any Shareholder Loan Agreement which are subject to a subordination pursuant to a Subordination Agreement (or otherwise in form and substance satisfactory to the Security Agent).

Equity Ratio means, at any time, Economic Equity divided by Total Assets.

Leverage Ratio means, at any time, Net Senior Debt divided by Pro-Forma EBITDA on a rolling basis for the Testing Period.

Net Senior Debt means, at any time, the aggregate amount of all short-term and long-term financial liabilities of the Group in accordance with applicable Accounting Standards less the aggregate amount of the Floorplan/Chassis Pool Arrangements (to the extent such arrangements qualify as short-term or long-term financial liabilities of the Group in accordance with applicable Accounting Standards) up to a maximum amount of USD 50,000,000, less the aggregate amount of all shareholder loans granted under any Shareholder Loan Agreement which are subject to a subordination pursuant to a Subordination Agreement (or otherwise in form and substance satisfactory to the Security Agent) less cash and cash equivalents.

Pro-Forma EBITDA means EBITDA adjusted (where appropriate) on a pro-forma basis for Permitted Acquisitions (including, if and when completed, the Farmbro Acquisition) and Permitted Disposals during the relevant period and, with respect to the Financial Quarters ending on 31 March 2025, 30 June 2025 and 30 September 2025, as further adjusted to account for external transaction costs and expenses directly relating to the Merger up to an aggregate maximum amount of USD 20,000,000.

Reporting Date means the last day of the relevant Testing Period.

Credit Facilities Agreement – Project Badger	127

Testing Period means each twelve months period ending on a Quarter Date.

Total Assets means, at any time, the aggregate amount of all fixed and current assets of the Group as reported by the Group in its consolidated Annual Financial Statements in accordance with the applicable Accounting Standard.

25.2	Leverage Ratio

From the Facilities Closing Date and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the Company shall ensure that per the relevant testing date:

(a)	the Leverage Ratio for each Financial Quarter ending on 31 December shall not exceed the Leverage Ratio set out in the below table:

As of reporting per	Leverage Ratio
31 December 2025	3.25x
31 December 2026	3.00x
31 December 2027	2.75x
31 December 2028 and thereafter	2.50x

(b)	the Leverage Ratio for each Financial Quarter ending on 31 March, 30 June or 30 September, starting with the first full Financial Quarter after the Transaction Closing Date, shall:

(i)	with respect to each relevant Quarter Date in 2025, not exceed 3.75x; and

(ii)	thereafter, not exceed the Leverage Ratio which is 0.50x higher than the Leverage Ratio set out in the table in paragraph (a) above for the immediately preceding 31 December.[1]

25.3	Equity Ratio

From the Facilities Closing Date and for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, the Company shall ensure that the Equity Ratio for the Group in respect of any Testing Period ending on 31 December (for the first time as of 31 December 2025) shall amount to a minimum of:

(a)	for 31 December 2025, the lower of (i) 0.8 times the Opening Equity Ratio and (ii) 33 per cent.;

(b)	for 31 December 2026, the higher of (i) the lower of (A) 0.8 times the Opening Equity Ratio and (B) 33 per cent. and (ii) 27.5 per cent.; and

(c)	for 31 December 2027 and thereafter, the higher of (i) the lower of (A) 0.8 times the Opening Equity Ratio and (B) 33 per cent. and (ii) 30 per cent.

[1]	E.g. the applicable Leverage Ratio for 30 June 2026 is 3.75x, as the Leverage Ratio for the immediately preceding 31 December (i.e. 31 December 2025) is 3.25x.

Credit Facilities Agreement – Project Badger	128

25.4	Financial testing

(a)	The financial covenant set out in Clause 25.2 (Leverage Ratio) shall be calculated as of each Reporting Date in accordance with the applicable Accounting Standards and tested by reference to each set of consolidated financial statements delivered pursuant to paragraph (a)(i) and (b), of Clause 24.1 (Financial statements), and each Compliance Certificate delivered pursuant to Clause 24.2 (Provision and contents of Compliance Certificate), for the first time as of the end of the first full Financial Quarter after the Transaction Closing Date (irrespective of whether or not the Availability Period is extended to the Extended Long Stop Date).

(b)	The financial covenant set out in Clause 25.3 (Equity Ratio) shall be calculated as of 31 December of each calendar year in accordance with the applicable Accounting Standards and tested by reference to each set of consolidated financial statements delivered pursuant to paragraph (a)(i)of Clause 24.1 (Financial statements), and the relevant Compliance Certificate delivered pursuant to Clause 24.2 (Provision and contents of Compliance Certificate), for the first time as of 31 December 2025 (irrespective of whether or not the Availability Period is extended to the Extended Long Stop Date).

25.5	Security release

If either:

(a)	the Leverage Ratio as shown in the last three (consecutive) Compliance Certificates delivered to the Agent in accordance with Clause 24.2 (Provision and content of Compliance Certificate) was less than 2.50x; or

(b)	the IG Rating Requirement is satisfied,

upon request of the Company, all Share Pledges shall be released, all in accordance with the terms of the relevant Transaction Security Documents.

26.	GENERAL UNDERTAKINGS

The undertakings in this Clause 26 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

26.1	Authorisations

(a)	Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents; and

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document.

Credit Facilities Agreement – Project Badger	129

(b)	Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation (including Environmental Permits) required under any applicable law or regulation of any Relevant Jurisdiction to operate and carry on its business where failure to do so is or is reasonably likely to be materially adverse to the interests of the Finance Parties.

26.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each other member of the Group will) comply in all material respects with all laws and regulations to which it may be subject, including, without limitation, with the reporting obligations and the obligations to maintain a register of the beneficial owners of its shares in accordance with article 697j et seqq. CO (or any similar reporting obligations if incorporated in a jurisdiction other than Switzerland).

26.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	comply with all Environmental Laws in all material respects;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

26.4	Anti-Money Laundering Laws and Anti-Corruption Laws

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach any Anti-Corruption Laws.

(b)	Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable Anti-Money Laundering Laws and Anti-Corruption Laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws and regulations.

26.5	Mergers, Acquisitions and Joint Ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	enter into any amalgamation, demerger, merger, consolidation or corporate restructuring;

(ii)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them);

Credit Facilities Agreement – Project Badger	130

(iii)	incorporate a company;

(iv)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture with a person which is not a member of the Group; or

(v)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing), provided that any of the above transactions is deemed to have taken place upon the consummation of such transaction.

(b)	Paragraph (a) above does not apply to:

(i)	Permitted Acquisitions;

(ii)	Permitted Reorganisations;

(iii)	Permitted Transactions; and

(iv)	Permitted Disposals.

26.6	Group structure

(a)	After the Transaction Closing Date and except as permitted under paragraph (b) below, the Company shall not (and the Company shall ensure that no other member of the Group will) effect changes to the legal structure of the Group (except as disclosed in Schedule 6 (Group Structure Chart)).

(b)	Paragraph (a) above does not apply to:

(i)	Permitted Acquisitions;

(ii)	Permitted Reorganisations;

(iii)	Permitted Transactions; and

(iv)	Permitted Disposals.

(c)	The Company shall promptly following any changes to the legal structure of the Group as a result of a transaction set out in paragraph (b) above, supply an updated Group structure chart to the Agent.

26.7	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Combined Group at the Signing Date.

Credit Facilities Agreement – Project Badger	131

26.8	Preservation of assets

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

26.9	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its (other) unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

26.10	Merger Documents

(a)	The Company shall (and the Company shall ensure that the Exchange Agent (as defined in the Merger Agreement) and each member of the Group being a party to any Merger Document will) promptly perform all its obligations and pay all amounts payable under the Merger Documents as and when they become due (except to the extent that any such obligations or amounts are being contested in good faith by a member of the Group).

(b)	The Company shall (and the Company shall ensure that each other member of the Group will), take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Merger Document.

26.11	Negative pledge

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	Paragraph (a) above does not apply to any Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

26.12	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not, and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset, provided that any of the above transactions is deemed to have been entered into upon the consummation of such transaction.

Credit Facilities Agreement – Project Badger	132

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction.

26.13	Arm’s length terms

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any transaction (a) with any third parties except on arm’s length terms and (b) with any other member of the Group except in compliance with applicable corporate and tax laws.

26.14	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

26.15	No guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

26.16	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

Credit Facilities Agreement – Project Badger	133

26.17	Shareholder Loans

(a)	No member of the Group other than the Company shall (and the Company shall ensure that no other member of the Group will) accept any loan from any (direct or indirect) shareholder of the Company which are not otherwise permitted by this Agreement.

(b)	The Company shall not repay any principal of any shareholder loan extended under any Existing Shareholder Loan Agreement or any other current or future shareholder loans which are subject to a Subordination Agreement made to it (other than by way of set-off of dividend distributions), except if:

(i)	the Leverage Ratio as shown in the last three (consecutive) Compliance Certificates delivered to the Agent in accordance with Clause 24.2 (Provision and content of Compliance Certificate) was less than 2.50x; or

(ii)	(and for as long as) the IG Rating Requirement is satisfied.

26.18	Insurance

The Company shall ensure that the Group maintains adequate insurance coverage in accordance with industry practices with reputable insurance companies or underwriters on, and in relation to, the business and assets of the Group.

26.19	Intellectual Property

Each Obligor shall (and the Company shall procure that each other member of the Group will) ensure that:

(a)	it is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted as of the Transaction Closing Date;

(b)	neither it nor any of its Subsidiaries does, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect; and

(c)	it has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it,

where failure to do so is or is reasonably likely to be materially adverse to the interests of the Finance Parties.

26.20	Amendments

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document to which it is party except:

(i)	in case of the Finance Documents, in accordance with Clause 41 (Amendments and waivers);

Credit Facilities Agreement – Project Badger	134

(ii)	in case of the Merger Documents, (A) with the prior written consent of the Agent or (B) to the extent the relevant amendment, variation, novation, supplement, superseding, waiver or termination is not materially adverse to the interests of the Finance Parties (or any of them).

(b)	The Company shall promptly supply to the Agent a copy of any document relating to any of the matters referred to in paragraph (a) above.

26.21	Treasury Transactions

No Obligor shall (and the Company will procure that no other member of the Group will) enter into any Treasury Transaction, other than:

(a)	the hedging transactions documented by the Hedging Agreements (provided that under all Hedging Agreements entered into for the purpose of hedging interest rate risks, not more than 100 per cent. of the Borrowers’ interest exposure under this Agreement is hedged); and

(b)	in the ordinary course of business and not for speculative purposes.

26.22	Changes to Accounting Standards

(a)	Subject to paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) make any modifications, amendments or changes (including changes in year-end closing date) to the Accounting Standards, unless such modifications, amendments or changes are prescribed by law or regulation or by the applicable accounting body or regulator, and each Obligor shall (and the Company shall ensure that each other member of the Group will) consistently apply the Accounting Standards.

(b)	The Company shall ensure that US GAAP is adopted as the Accounting Standard applicable to the consolidated financial statements of the Group by no later than the date on which the Listing occurs.

26.23	Changes to articles of association and other organizational documents

No Obligor shall (and the Company shall ensure that no other member of the Group will) make any modifications, amendments or changes to its articles of association, certification of incorporation, certificate of formation, bylaws or other constitutional and organizational documents, unless such modifications, amendments or changes as are prescribed by law or regulation or necessary to comply with the obligations of the Obligors under any Finance Document or are not materially adverse to the interests of the Finance Parties.

26.24	Compliance with Non-Bank Rules

(a)	For as long as the Non-Bank Rules are applicable, each Swiss Obligor shall ensure that it is at all times in compliance with the Non-Bank Rules.

Credit Facilities Agreement – Project Badger	135

(b)	Paragraph (a) above shall not be deemed to be breached if the maximum number of creditors of a Swiss Obligor which are not Qualifying Banks as permitted pursuant to the Non-Bank Rules is exceeded solely as a result of:

(i)	a Lender incorrectly declaring its status as to whether or not it is a Qualifying Bank or whether or not it qualifies as one Lender only for purposes of the Non-Bank Rules;

(ii)	a Lender ceasing to be a Qualifying Bank or qualifying as one Lender only for purposes of the Non-Bank Rules;

(iii)	a Lender’s non-compliance with Clause 28 (Changes to the Lenders); or

(iv)	any transfers to Lenders which are not Qualifying Banks without the consent of the Company after the occurrence of an Event of Default.

(c)	For the purpose of its compliance with the 20 Non-Bank Rule under this Clause 26.24, each Swiss Obligor shall assume that the aggregate number of Lenders under this Agreement which are not Qualifying Banks is five (irrespective of whether or not there are, at any time, any such Lenders).

26.25	No use of amounts for Restricted Persons or in Restricted Countries

The Borrowers shall not (and the Company shall ensure that no other member of the Group will) use any amount borrowed under the Facilities to:

(a)	(directly or indirectly) provide funds to Restricted Persons or into Restricted Countries;

(b)	otherwise cause or permit the proceeds raised under the Facilities to be used for participation in or facilitation of business activities involving (directly or indirectly) a Restricted Person, a Restricted Country or otherwise use such proceeds in a way restricted by Sanctioning Authorities

26.26	Share capital

No Obligor whose shares are subject to the Transaction Security shall (and the Company shall ensure that no other member of the Group whose shares are subject to the Transaction Security will) issue any additional shares.

26.27	No change of seat or centre of main interest

No Obligor shall change its legal seat and no Obligor incorporated in the European Union shall change its centre of main interest (as such term is used in article 3(1) of the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast)), in each case, outside of the country of its Original Jurisdiction.

26.28	Guarantor Coverage

(a)	The Company shall ensure that:

(i)	within 60 calendar days of the Transaction Closing Date (calculated and tested on the basis of the Pro-Forma Combined Financial Statements of the Combined Group); and

Credit Facilities Agreement – Project Badger	136

(ii)	within 60 calendar days of the delivery of the Annual Financial Statements for a Financial Year (calculated and tested on the basis of the Annual Financial Statements for that Financial Year (starting with the Financial Year 2025)), the Guarantors together represent not less than 80 per cent. of the Group’s EBITDA and not less than 80 per cent. of the Group’s Total Assets (the Guarantor Coverage Test).

(b)	If and to the extent required to comply with the obligations under paragraph (a)(i) above the Company shall procure that as soon as reasonably practicable and in any event within 60 calendar days of the Transaction Closing Date, any member of the Target Group required to become an Additional Guarantor in order to satisfy the Guarantor Coverage Test tested by reference to the Pro-Forma Combined Financial Statements of the Combined Group but otherwise calculated in accordance with paragraph (d) below, accedes as an Additional Guarantor in accordance with Clause 31.4 (Additional Guarantors).

(c)	If and to the extent required to comply with the obligations under paragraph (a)(ii) above the Company shall procure that as soon as reasonably practicable and in any event within 60 calendar days of the delivery of the Annual Financial Statements for a Financial Year, any member of the Group required to become an Additional Guarantor in order to satisfy the Guarantor Coverage Test tested by reference to such Annual Financial Statements but otherwise calculated in accordance with paragraph (d) below, accedes as an Additional Guarantor in accordance with Clause 31.4 (Additional Guarantors).

(d)	For the purposes of the calculations contemplated by this Clause 26.28:

(i)	the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of a member of the Group will, if less than zero, be treated as zero for the numerator and denominator for the purposes of calculating compliance with the Guarantor Coverage Test; and

(ii)	each member of the Group being an Excluded Company as at the date on which compliance with the Guarantor Coverage Test is determined shall be disregarded on numerator and denominator when determining the guarantor coverage under the Guarantor Coverage Test and not be required to accede as an Additional Guarantor.

26.29	Syndication

The Company shall provide reasonable assistance to the Agent in the preparation of the information memorandum and the primary syndication of the Facilities (including, without limitation, by making senior management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

26.30	Margin Regulations

The Borrowers shall not (and the Company shall ensure that no other member of the Group will) use any amount borrowed under the Facilities to (directly or indirectly) buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations. None of the Obligors shall engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of the Margin Regulations). No part of the proceeds of any extension of credit shall be used for any purpose which entails a violation of or which is inconsistent with the provisions of the Margin Regulations. As reasonably requested by the Agent, the Borrower shall execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) and shall otherwise assist the Lenders with the Lenders’ compliance with the Margin Regulations as such compliance relates to the Borrower and the Loans, including by providing the Agent with all other documents, forms and certificates reasonably requested by the Agent in relation thereto.

Credit Facilities Agreement – Project Badger	137

26.31	Further assurance

(a)	Each Obligor shall (and the Company shall ensure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law; and/or

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Each Obligor shall (and the Company shall ensure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

26.32	ERISA

Each Obligor shall not (and each Obligor shall ensure that each of its Subsidiaries will not):

(a)	engage, or permit any ERISA Affiliate to engage, in any transaction in connection with which the Obligor, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, if either of which would have a Material Adverse Effect;

(b)	fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any such Plan, agreement relating thereto or applicable law, the Borrower, an Obligor or any ERISA Affiliate is required to pay as contributions thereto, if such failure could reasonably be expected to have a Material Adverse Effect; or

Credit Facilities Agreement – Project Badger	138

(c)	contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability other than the payment of accrued benefits under such plan, or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code if either of (i) or (ii) would have a Material Adverse Effect.

27.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 27 is an Event of Default (save for Clause 27.17 (Acceleration) and Clause 27.18 (Clean-Up period)).

27.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by an administrative or technical error; and

(b)	payment is made within five Business Days of its due date.

27.2	Financial covenants

Any requirement of Clause 25 (Financial covenants) is not satisfied.

27.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.1 (Non-payment) and Clause 27.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply (except for a failure to comply with Clause 26.4 (Anti-Money Laundering Law and Anti-Corruption Laws) or Clause 26.25 (No use of amounts for Restricted Persons or in Restricted Countries)) is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Company or the relevant Obligor, and (ii) any Obligor becoming aware of the failure to comply.

27.4	Misrepresentation

(a)	Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered or written communication (including e-mail) made by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made (by reference to the facts and circumstances then existing).

Credit Facilities Agreement – Project Badger	139

(b)	No Event of Default under paragraph (a) above will occur if the event or circumstance giving rise to the misrepresentation (except for a misrepresentation under Clause 23.17 (Anti-Money Laundering Law and Anti-Corruption Laws) or Clause 23.28 (No use of amounts for Restricted Persons or in Restricted Countries)) is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Agent giving notice to the Company or the relevant Obligor, and (ii) an Obligor becoming aware of the relevant event or circumstance.

27.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 27.5 if (i) the Financial Indebtedness is owed to a member of the Group or (ii) the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 10,000,000 (or its equivalent in any other currency or currencies).

27.6	Insolvency

(a)	Any Material Group Company:

(i)	is unable or admits inability to pay its debts as they fall due (zahlungsunfähig), including with respect to any Material Group Company incorporated in Germany, within the meaning of section 17 InsO;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends making payments on its debts or on any class thereof or announces an intention to do so; or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	Any Material Group Company incorporated in Switzerland is over-indebted (überschuldet) within the meaning of article 725b CO, except if the following conditions are met: (i) creditors of the relevant Material Group Company have subordinated claims within the meaning of article 725b para. 4 CO in an amount sufficient to cure the over-indebtedness and (ii) its board of directors is not obligated to inform the competent bankruptcy court as a result of the over-indebtedness.

Credit Facilities Agreement – Project Badger	140

(c)	Any Material Group Company incorporated in Germany is overindebted within the meaning of section 19 InsO.

(d)	The value of the assets of Material Group Company incorporated outside of Switzerland, Germany or the US is less than its liabilities (taking into account, if required by the applicable Accounting Standards, contingent and prospective liabilities) if such over-indebtedness qualifies as an insolvency trigger under applicable laws and regulations and unless such shortfall has been satisfactory remedied under applicable law by means which are also recognised by the competent auditors.

(e)	A moratorium is declared in respect of any indebtedness of any Material Group Company.

27.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the opening of bankruptcy proceedings, the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Group Company;

(ii)	a composition, assignment or arrangement with any creditor of any Material Group Company;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Material Group Company or any of its assets; or

(iv)	enforcement of any Security over any assets of any Material Group Company,

or any analogous procedure or step is taken in any jurisdiction.

(b)	A US Bankruptcy Event of Default occurs with respect to any Material Group Company.

(c)	In this Clause 27.7 with respect to any person incorporated or established in Switzerland, the proceedings referred to in (a) above shall include, (i) the appointment of any Sachwalter, Liquidator, Konkursamt, Konkursverwaltung, or Sanierungsbeauftragter (including, in any case, a supervisory authority acting in any such capacity) or any of its officials or employees; (ii) a bankruptcy, liquidation, composition with creditors (Nachlassvertrag), restructuring procedure (Sanierungsverfahren) and any type of moratorium (provisorische Nachlassstundung / Nachlassstundung / Notstundung / Konkursaufschub / Stundung / Fälligkeitsaufschub) and (iii) any liquidation proceedings initiated by a competent court in accordance with article 731b para. 1bis no. 3 CO)

Credit Facilities Agreement – Project Badger	141

(d)	This Clause 27.7 shall not apply to any solvent liquidation which constitutes a Permitted Reorganisation or any debt enforcement proceeding or winding-up petition which is frivolous or vexatious and which is discharged, stayed or dismissed within the earlier of (i) the applicable time frame under applicable law and (ii) 15 Business Days of its commencement.

27.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of USD 10,000,000 unless, in each case, such actions are (a) vexatious or frivolous and (b) permanently set aside within 15 Business Days of their commencement.

27.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under any of the Finance Documents is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Finance Parties under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under any of the Finance Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)	Paragraphs (a) to (c) above shall not apply where the relevant circumstance, if capable of being remedied, is remedied within ten Business Days of the earlier of (i) the Agent giving written notice to the Company, and (ii) the relevant Obligor or security provider (as applicable) becoming aware of the relevant circumstance.

27.10	Change of ownership

The Company ceases to own, directly or indirectly, 100 per cent. of the share capital and voting rights of any other Obligor (other than the Company).

27.11	Audit qualification

The relevant auditors make a material reservation or material qualification in relation to or qualify the audited annual consolidated financial statements of the Group or the audited annual stand-alone financial statements of any member of the Group, in each case, to the extent that the facts leading to such qualification have a material negative impact on the Finance Parties under the Finance Documents.

27.12	Repudiation and rescission of agreements

(a)	An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

Credit Facilities Agreement – Project Badger	142

(b)	Any member of the Group party to the Merger Documents rescinds or purports to rescind or repudiates or purports to repudiate any of those agreements or instruments in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Finance Parties under the Finance Documents.

27.13	Litigation

Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are started, or any judgment or order of a court, arbitral body or agency is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which is or are or are reasonably likely to have a Material Adverse Effect.

27.14	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

27.15	Material Adverse Effect

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

27.16	ERISA

(a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, or (b) any Obligor or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any instalment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, in each case if any of the events set forth in (a)-(b) above either individually or when taken together with other such events, would reasonably be expected to result in a Material Adverse Effect.

27.17	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company (provided that upon the occurrence of a US Bankruptcy Event of Default, paragraphs (a), (b), (c), (d) and (e) shall occur automatically without any notice, direction, instruction or other action):

(a)	cancel each Available Commitment of each Lender and/or each Ancillary Commitment of each Ancillary Lender at which time each such Available Commitment and Ancillary Commitment shall immediately be cancelled and each Facility shall immediately cease to be available for further utilisation;

Credit Facilities Agreement – Project Badger	143

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(e)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(f)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

27.18	Clean-Up Period

Notwithstanding any other provision of any Finance Document:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Event of Default constituting a Clean-Up Default,

which occurs during a Clean-Up Period will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this Clause 27.18) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to:

(A)	in the case of such a breach or Event of Default which occurs during the Initial Clean-Up Period, any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group); or

(B)	in the case of such a breach or Event of Default which occurs during a Permitted Acquisition Clean-Up Period, the company (or any of its Subsidiaries) or the business or undertaking which is the subject of the relevant acquisition (or any obligation to procure or ensure in relation to that company, Subsidiary, business or undertaking);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	in the case of the Initial Clean-Up Period, the circumstances giving rise to it have not been procured by or approved by the Company;

Credit Facilities Agreement – Project Badger	144

(iv)	in the case of a Permitted Acquisition Clean-Up Period, the circumstances giving rise to it have not been procured by or approved by the Company or any Obligor that was an Obligor immediately prior to the relevant acquisition; and

(v)	it is not reasonably likely to have a Material Adverse Effect.

(c)	If the relevant circumstances are continuing on or after the end of that Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

28.	CHANGES TO THE LENDERS

28.1	Assignments and transfers by the Lenders

Subject to this Clause 28 and Clause 29 (Debt Purchase Transactions), a Lender (the Existing Lender) may:

(a)	assign any of its claims under any Finance Document (Forderungsabtretung); or

(b)	transfer any of its rights and obligations under any Finance Document by way of assumption or accession of contract (Vertragsübernahme oder Vertragsbeitritt),

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which represents that it is or as of the effective date of the relevant transfer or assignment will be a FATCA Exempt Party and which is, in each case, not (i) a Restricted Person or (ii) a Defaulting Lender (the New Lender).

28.2	Conditions of assignment or transfer

(a)	Subject to this Clause 28.2, the consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	made to another Existing Lender;

(ii)	made to a New Lender that is an Affiliate of any Existing Lender provided that such Affiliate is a Qualifying Bank;

(iii)	made to a New Lender identified on the White List, provided that such New Lender confirms that it is a Qualifying Bank or a Permitted Non-Qualifying Bank; or

(iv)	made at a time when an Event of Default is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

Credit Facilities Agreement – Project Badger	145

(c)	It is not unreasonable for the Company to withhold its consent if the relevant assignment or transfer would lead to a violation of the Non-Bank Rules.

(d)	Each Existing Lender and the Company may, when making any transfer or assignment to a New Lender under this Clause 28 (Changes to the Lenders) rely on any representation and warranty made by such New Lender under Clause 2.4 (Lenders’ status) and may assume the truth and accuracy of that representation and warranty.

(e)	An assignment or transfer of part of a Lender’s participation must be for an amount not less than USD 5,000,000 or, if more, an integral multiple of USD 1,000,000, unless (i) the transferring Lender transfers all its rights and obligations under the Finance Documents, or (ii) an Event of Default is continuing.

(f)	A transfer will only be effective if the procedure set out in Clause 28.5 (Procedure for transfer or assignment) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12.6 (Minimum interest), Clause 16 (Tax gross up and indemnities) or Clause 17 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (g) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of any Facility.

(h)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

28.3	Assignment or transfer fee

(a)	Subject to paragraph (b) below, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of USD 5,000.

(b)	No fee is payable pursuant to paragraph (a) above if the assignment or transfer is made in connection with primary syndication of any Facility.

Credit Facilities Agreement – Project Badger	146

28.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

28.5	Procedure for transfer or assignment

(a)	Subject to the conditions set out in Clause 28.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate

Credit Facilities Agreement – Project Badger	147

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 28.8 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by assumption of contract (Vertragsübernahme) under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Agent, the New Lender, the other Lenders and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Agent and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

28.6	Copy of Transfer Certificate or Increase Confirmation to the Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

28.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 28, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender, including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

Credit Facilities Agreement – Project Badger	148

(b)	any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents; or

(iii)	be made if, as a result of such charge, assignment or Security, the Non-Bank Rules would no longer be complied with; and

provided that any such charge, assignment or other Security shall provide that upon any enforcement thereof, any resulting assignment, transfer, sub-participation of rights under the Finance Documents shall be made in accordance with this Clause 28.7.

28.8	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 28.5 (Procedure for transfer or assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (the Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period; and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 28.8 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

(c)	An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 28.8 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

Credit Facilities Agreement – Project Badger	149

28.9	Exposure transfers (including sub-participations)

(a)	Other than permitted assignments and transfers under Clause 28.1 (Assignments and transfers by the Lenders), no Lender shall enter into any arrangement with another person under which such Lender transfers its exposure under this Agreement in full or in part to that other person (which must represent that it is a FATCA Exempt Party), unless under such arrangement throughout the life of such arrangement:

(i)	the relationship between that Lender and that other person is that of contracting parties (including in the bankruptcy or similar event of the Lender or an Obligor);

(ii)	the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Lender under or in relation to this Agreement; and

(iii)	the other person will under no circumstances (other than permitted transfers under Clause 28.1 (Assignments and transfers by the Lenders)):

(A)	be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement; and

(B)	have otherwise any contractual relationship with, or rights against, the Obligors under or in relation to this Agreement.

(b)	The restrictions set out in paragraph (a) above will no longer be applicable if, as a consequence of a material change of the Non-Bank Rules, exposure transfers (which do not meet the conditions set out in paragraph (a) above) do not result in a Borrower becoming subject to Swiss Withholding Tax consequences.

29.	DEBT PURCHASE TRANSACTIONS

The Obligors shall not (and the Company shall ensure that no other member of the Group will) (a) enter into any Debt Purchase Transaction or (b) be a Lender or a party to a Debt Purchase Transaction.

30.	HEDGE COUNTERPARTIES

30.1	Identity of Hedge Counterparties

No entity providing hedging arrangements to any Borrower shall be entitled to any share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any of the liabilities and obligations arising in relation to those hedging arrangements unless that entity is or becomes a Party as a Hedge Counterparty.

Credit Facilities Agreement – Project Badger	150

30.2	Change of Hedge Counterparty

A Hedge Counterparty may (in accordance with the terms of the relevant Hedging Agreement and subject to any consent required under that Hedging Agreement) transfer any of its rights or obligations in respect of the Hedging Agreements to which it is a party to any other Lender or Affiliate of a Lender if the relevant transferee has (if not already a Party as a Hedge Counterparty) acceded to this Agreement pursuant to Clause 30.3 (Hedge Counterparty Accession Undertaking) as a Hedge Counterparty.

30.3	Hedge Counterparty Accession Undertaking

With effect from the date of acceptance by the Agent of a Hedge Counterparty Accession Undertaking duly executed and delivered to the Agent by the relevant acceding party or, if later, the date specified in that Hedge Counterparty Accession Undertaking, the relevant Lender or Affiliate of a Lender acceding as a Hedge Counterparty shall also become a Party as a “Hedge Counterparty” and shall assume the same obligations and become entitled to the same rights as if it had been an original party to this Agreement as a Hedge Counterparty.

31.	CHANGES TO THE OBLIGORS

31.1	Assignment and transfers by Obligors

No Obligor or other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents by way of a (partially) universal succession ((partielle) Universalsukzession) pursuant to the Swiss Merger Act or otherwise.

31.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.9 (“Know your customer” checks), the Company may request that any of its wholly-owned Subsidiaries becomes a Borrower. That Subsidiary shall become a Borrower if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower and the Majority Lenders approve the addition of that Subsidiary or otherwise if all the Lenders approve the addition of that Subsidiary;

(ii)	the accession of that Subsidiary as a Borrower would not cause any Lender to breach any law, regulation or official internal policy applicable to that Lender (in each case as in force as at the date such request is made by the Company under this Clause 31.2) it being understood that the consent of a Lender to the accession shall constitute a confirmation that at the time of accession no such breach exists in relation to that Lender;

(iii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Agreement;

(iv)	the Subsidiary is (or becomes) a Guarantor prior to or simultaneously with becoming a Borrower;

Credit Facilities Agreement – Project Badger	151

(v)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(vi)	the Agent has received (or waived the requirement to receive) all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.3	Resignation of a Borrower

(a)	With the prior consent of all the Lenders, the Company may request that a Borrower ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the other Finance Parties of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 31.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company has confirmed this is the case).

(c)	Upon notification by the Agent to the Company of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

(d)	The Agent may, at the cost and expense of the Company, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (b)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

Credit Facilities Agreement – Project Badger	152

31.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 24.9 (“Know your customer” checks), the Company may request that a Subsidiary becomes a Guarantor.

(b)	A member of the Group (other than any member of the Group which is an Excluded Company) shall become an Additional Guarantor if:

(i)	the Majority Lenders approve the addition of that Guarantor, provided, however, that if the Majority Lenders do not give such consent and as a consequence the Company would be in breach of Clause 26.28 (Guarantor Coverage), no breach of Clause 26.28 (Guarantor Coverage) shall occur;

(ii)	the Company and that Subsidiary deliver to the Lender a duly completed and executed Accession Agreement; and

(iii)	the Agent has received (or has waived the requirement to receive) all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to such Subsidiary, each in form and substance satisfactory to the Agent.

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

(d)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.5	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company or the Target) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if all the Lenders have consented to the resignation of that Guarantor.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 21.1 (Guarantee and indemnity); and

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 31.3 (Resignation of a Borrower) (or will do so contemporaneously with its resignation as a Guarantor).

Credit Facilities Agreement – Project Badger	153

31.6	Repetition of Representations

Delivery of an Accession Agreement constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (d) of Clause 23.31 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.7	Resignation and release of security on resignation

If a Borrower or Guarantor resigns in accordance with Clause 31.3 (Resignation of a Borrower) or Clause 31.5 (Resignation of a Guarantor) (as applicable) then where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Company, release and discharge those assets, business or shares (or equivalent) and re-issue and/or re-transfer (as appropriate) all rights, interest and title to such assets, business or shares.

32.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE ARRANGERS

32.1	Appointment of the Agent and the Security Agent

(a)	Each Finance Party (other than the Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party (other than the Agent) authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each Finance Party (other than the Security Agent) appoints the Security Agent to act as its agent under and in connection with the Transaction Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Transaction Security Documents together with any other incidental rights, powers, authorities and discretions. Each of Obligors acknowledges such rights and powers.

(d)	In particular, the Security Agent is appointed (i) with respect to any Transaction Security of an accessory nature granted pursuant to the Transaction Security Documents, as a direct representative (direkter Stellvertreter), acting in the name and on behalf of the Secured Parties (as defined in the Transaction Security Documents) and/or (ii) with respect to any Transaction Security of a non-accessory nature granted pursuant to the Transaction Security Documents, as an indirect representative (indirekter Stellvertreter), acting in its own name but in a fiduciary (treuhänderisch) capacity for the account of the Secured Parties.

(e)	Each Finance Party (other than the Agent) hereby exempts each of the Agent and the Security Agent from the restrictions pursuant to § 181 BGB and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party.

Credit Facilities Agreement – Project Badger	154

32.2	Instructions

(a)	The Agent and the Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Each of the Agent and the Security Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, each of the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

Credit Facilities Agreement – Project Badger	155

32.3	German Transaction Security

(a)	Each of the Secured Parties (other than the Security Agent) hereby appoints the Security Agent as security trustee (Sicherheitentreuhänder), security agent, representative and administrator under this Agreement and in respect of the Transaction Security Documents governed by German law (the German Transaction Security Documents) and as beneficiary of the Parallel Debt Obligations for the purposes of the German Transaction Security Documents.

(b)	The Security Agent hereby accepts its appointment as trustee, agent, representative and administrator and as beneficiary of the Parallel Debt Obligations and declares that it holds the Security Property (other than the Parallel Debt and any Transaction Security governed by German law (the German Transaction Security) expressed to be granted in favour of the Security Agent as Parallel Debt Creditor) on trust for, or as agent or representative of, the Secured Parties on the terms contained in this Agreement.

(c)	The Security Agent shall:

(i)	hold and administer any German Transaction Security in the form of a security transfer or assignment (Sicherungsübereignung/Sicherungseigentum oder Sicherungsabtretung) or otherwise transferred to it under, or created as, a non-accessory security right (nicht-akzessorische Sicherheit); and

(ii)	administer any German Transaction Security in the form of a pledge (Pfandrecht) or otherwise transferred to any Secured Party under, or created as, an accessory security right (akzessorische Sicherheit) as agent of the other Secured Parties.

(d)	Each of the Secured Parties (other than the Security Agent) authorises the Security Agent:

(i)	to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the German Transaction Security Documents together with any other incidental rights, powers, authorities and discretions;

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the German Transaction Security Documents;

(iii)	to accept and execute on its behalf as its representative (Stellvertreter) or direct representative (direkter Stellvertreter):

(A)	any pledge or other creation of any accessory security right granted in favour of such Secured Party in connection with the Finance Documents under German law, and

(B)	any Secured Parties’ German Transaction Security; and

(iv)	to agree to and execute on its behalf as its representative (Stellvertreter) or direct representative (direkter Stellvertreter) any amendments, supplements and/or alterations to any German Transaction Security Document which creates or evidences a pledge or any other accessory security right (akzessorische Sicherheit) (and any German Transaction Security Document creating or evidencing any Secured Parties’ German Transaction Security), including the release or confirmation of release of such Security.

Credit Facilities Agreement – Project Badger	156

(e)	For the avoidance of doubt, the Parallel Debt Obligations are not held on trust by the Security Agent for any Secured Party.

(f)	For the purposes of this Clause 32.3, any other provision of the Facilities Agreement or any other Finance Document pursuant to which the Security Agent is authorised and instructed by any Secured Party to execute, or may effect on behalf of each or any Secured Party, any amendment, supplement or replacement of the Finance Documents and/or to take any other action or steps on behalf of that Secured Party, each Secured Party hereby irrevocably exempts the Security Agent from the restrictions pursuant to § 181 BGB and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Secured Party.

(g)	A Secured Party which is barred by its constitutional documents or by-laws or applicable law from granting any exemption referred to in paragraph (f) above shall notify the Security Agent accordingly on or promptly after the Signing Date or, as applicable, promptly after becoming a Party (or, as applicable, promptly upon the change of its constitutional documents or by-laws or applicable law). Any such Secured Party (or any other Secured Party on behalf of which the Security Agent is, for any other reason, not authorised or entitled to act as representative (Stellvertreter) and/or to take any other action or steps in accordance with the terms of this Agreement) shall, upon request of the Company or the Security Agent, promptly enter into such documents, make such declarations and/or take such other actions or steps which would otherwise be entered into, made or taken by the Security Agent on behalf of that Secured Party in accordance with the terms of the Finance Documents. At the request of the Company or the Security Agent, each other Secured Party shall provide the Security Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf.

(h)	Each Secured Party (other than the Security Agent) hereby ratifies and approves all acts and declarations previously done or made by the Security Agent on such Secured Party’s behalf (including, for the avoidance of doubt, the declarations made by the Security Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party as future pledgee or otherwise).

32.4	Duties of the Agent and the Security Agent

(a)	The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent and the Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Security Agent for that Party by any other Party.

Credit Facilities Agreement – Project Badger	157

(c)	Without prejudice to Clause 28.6 (Copy of Transfer Certificate or Increase Confirmation to the Company), paragraph (b) above shall not apply to any Transfer Certificate or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent or the Security Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent or the Security Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent, respectively) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.5	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

32.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Arrangers or the Security Agent as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arrangers, the Security Agent or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.7	Business with the Group

The Agent, the Arrangers, the Security Agent and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.8	Rights and discretions

(a)	The Agent and the Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

Credit Facilities Agreement – Project Badger	158

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a written statement or certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that written statement or certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent or the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or the Security Agent (and so separate from any lawyers instructed by the Lenders) if the Agent or the Security Agent, respectively, in its reasonable opinion deems this to be desirable.

(e)	The Agent or the Security Agent, respectively, may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent or the Security Agent may act in relation to the Finance Documents through its officers, employees and agents and neither the Agent nor the Security Agent shall:

(i)	be liable for any error of judgment made by any such person; or

Credit Facilities Agreement – Project Badger	159

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s or the Security Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise, each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, each the Agent and the Security Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arrangers is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.9	Responsibility for documentation

None of the Agent, any Arranger, the Security Agent or any Ancillary Lender is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, the Security Agent, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document, the Reports or the Structure Memorandum or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

Credit Facilities Agreement – Project Badger	160

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.10	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent or any Ancillary Lender), none of the Agent, the Security Agent nor any Ancillary Lender will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

Credit Facilities Agreement – Project Badger	161

(b)	No Party (other than the Agent, the Security Agent or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent or any Ancillary Lender, in respect of any claim it might have against the Agent, the Security Agent or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Security Agent or any Ancillary Lender may rely on this paragraph (b).

(c)	Neither the Agent nor the Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent, if the Agent or the Security Agent, as applicable, has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent, as applicable, for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Security Agent or any Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender, and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent and the Security Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or the Security Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent or the Security Agent, as applicable, at any time which increase the amount of that loss. In no event shall the Agent and the Security Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent or the Security Agent, as applicable has been advised of the possibility of such loss or damages.

32.12	Finance Parties’ indemnity to the Agent and the Security Agent

Each Finance Party shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, respectively, within five Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Agent, respectively, (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) in acting as Agent or Security Agent, respectively, under the Finance Documents (unless the Agent or the Security Agent, respectively, has been reimbursed by an Obligor pursuant to a Finance Document).

Credit Facilities Agreement – Project Badger	162

32.13	Resignation of the Agent or the Security Agent

(a)	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Company.

(b)	Alternatively each of the Agent and the Security Agent may resign by giving 30 calendar days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent or Security Agent, as applicable.

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent, as applicable, in accordance with paragraph (b) above within 20 calendar days after notice of resignation was given, the retiring Agent or Security Agent, as applicable, (after consultation with the Company) may appoint a successor Agent or Security Agent, as applicable.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent or Security Agent, as applicable, shall, at its own cost, make available to the successor Agent or Security Agent, as applicable, such documents and records and provide such assistance as the successor Agent or the Security Agent, as applicable, may reasonably request for the purposes of performing its functions as Agent or Security Agent, as applicable, under the Finance Documents.

(f)	The Agent’s or the Security Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent or Security Agent, as applicable, shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) (in the case of the Agent) and Clause 18.4 (Indemnity to the Security Agent) (in the case of the Security Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent or Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Credit Facilities Agreement – Project Badger	163

(h)	The Agent and/or the Security Agent, shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent or Security Agent pursuant to paragraph (c) above) if on or after the date which is three Months before the earliest FATCA Application Date relating to any payment to the Agent or the Security Agent, as applicable, under the Finance Documents, either:

(i)	the Agent or the Security Agent fails to respond to a request under Clause 16.6 (FATCA Information) and a Lender reasonably believes that the Agent or the Security Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent or the Security Agent pursuant to Clause 16.6 (FATCA Information) indicates that the Agent or the Security Agent, as applicable, will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent or the Security Agent notifies the Company and the Lenders that the Agent or the Security Agent, as applicable, will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent or the Security Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent or the Security Agent, as applicable, requires it to resign.

32.14	Replacement of the Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.

(b)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

Credit Facilities Agreement – Project Badger	164

32.15	Replacement of the Security Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 calendar days’ notice to the Security Agent replace the Security Agent by appointing a successor Security Agent.

(b)	The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(c)	The appointment of the successor Security Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Security Agent. As from this date, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 18.4 (Indemnity to the Security Agent) and this Clause 32 (and any agency fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Security Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.16	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent and the Security Agent shall be regarded as acting through its respective agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or the Security Agent, respectively, the Agent or the Security Agent (as applicable) shall be entitled to treat such information as confidential to that division or department and the Agent and the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent, any Arranger or any Ancillary Lender is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

32.17	Relationship with the Lenders

(a)	Subject to Clause 28.8 (Pro rata interest settlement), the Agent and the Security Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s or the Security Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 37 (Notices) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

Credit Facilities Agreement – Project Badger	165

32.18	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent, the Security Agent, the Arrangers and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of the Reports, the Structure Memorandum, the budgets, the business plan and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Assets.

32.19	Amounts paid in error

(a)	If the Agent pays an amount to another Party and the Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

Credit Facilities Agreement – Project Badger	166

(b)	Neither:

(i)	the obligations of any Party to the Agent; nor

(ii)	the remedies of the Agent,

(whether arising under this Clause 32.19 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such obligation or remedy (whether or not known by the Agent or any other Party).

(c)	All payments to be made by a Party to the Agent (whether made pursuant to this Clause 32.19 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, Erroneous Payment means a payment of an amount by the Agent to another Party which the Agent determines (in its sole discretion) was made in error.

32.20	Deduction from amounts payable by the Agent or the Security Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent, as applicable may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent, as applicable, would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

33.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Credit Facilities Agreement – Project Badger	167

34.	SHARING AMONG THE FINANCE PARTIES

34.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within five Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within five Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.5 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 35.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

Credit Facilities Agreement – Project Badger	168

34.5	Exceptions

(a)	This Clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 34, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34.6	Ancillary Lenders

(a)	This Clause 34 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Agent exercising any of its rights under Clause 27.16 (Acceleration).

(b)	Following the exercise by the Agent of any of its rights under Clause 27.17 (Acceleration), this Clause 34 shall apply to all receipts or recoveries by Ancillary Lenders.

35.	PAYMENT MECHANICS

35.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Agreement, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account and with such bank as the Agent, in each case, specifies.

35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial center of the country of that currency.

Credit Facilities Agreement – Project Badger	169

35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent (or the Security Agent) under the Finance Documents for another Party, the Agent (or the Security Agent) is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent (or the Security Agent) pays an amount to another Party and it proves to be the case that the Agent (or the Security Agent) had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent (or the Security Agent) shall on demand refund the same to the Agent (or the Security Agent) together with interest on that amount from the date of payment to the date of receipt by the Agent (or the Security Agent), calculated by the Agent (or the Security Agent) to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

35.5	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent or the Security Agent under the Finance Documents;

Credit Facilities Agreement – Project Badger	170

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

35.6	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.7	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

35.8	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

Credit Facilities Agreement – Project Badger	171

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and Waivers).

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (otherwise than by the Agent’s gross negligence or wilful misconduct) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.8; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

36.	SET-OFF

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any (matured or unmatured) obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

(c)	All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim. Each Obligor waives its right to offset its obligations under the Finance Documents against any claims it may have against any or all Lenders and/or any party acquiring rights under the Finance Documents, even if its claims may not be recoverable as a result of insolvency or over-indebtedness.

Credit Facilities Agreement – Project Badger	172

37.	NOTICES AND ENGLISH LANGUAGE

37.1	Notices

(a)	Unless provided otherwise in this Agreement, any communication to be made under or in connection with the Finance Documents must be in writing and must be delivered in person, by letter post or by way of electronic communication, including unencrypted e-mail and shall be communicated as follows:

(i)	Notices to any of the Obligors:

The Obligors’ Agent
Aebi Schmidt Holding AG
attn. Tim Tecklenburg and Adrian Arnold
Schulstrasse 4
8500 Frauenfeld
Switzerland
E-mail: Tim.Tecklenburg@aebi-schmidt.com; Adrian.Arnold@aebi-schmidt.com

(ii)	Notices to the Agent, the Security Agent, the Arrangers or any of the Lenders:

UBS Switzerland AG

attn. Konca Sen, Agency (EA21 / EA429.03)

Postfach

8098 Zurich

Switzerland
E-mail: konca.sen@ubs.com

or, in case of changes to the above addresses, to any other address or e-mail address notified at least five Business Days prior to the relevant notice. The Agent shall inform the other Parties promptly upon receipt of such change of address.

(b)	Notices under the Finance Documents shall be effective upon receipt by the relevant Party. Notices under the Finance Documents to or from an Obligor have to be sent via the Agent. The Agent may rely on all notices or other communication that it considers authentic and to be given by the person named as author.

(c)	The Obligors authorise the Finance Parties and the Agent (and their respective advisers) to communicate by unencrypted e-mail and other means of electronic communication.

(d)	The Parties acknowledge the existence of risks inherent to such electronic communication, including: (a) limited confidentiality: (unencrypted) e-mails and attachments thereto or any other communication by electronic means may be susceptible without significant efforts to (systematic) interception by third parties and authorities; (b) manipulation: contents and address of the sender of such communication and any attachments thereto may be susceptible to manipulation and unauthorised amendment by a third party or to (permanent or temporary) delays in the transmission of the respective communication; (c) transmission failures: technical malfunctions may cause deliveries to go to recipients other than the intended addressee thereof or to be delayed or partially or entirely deleted; (d) lack of integrity: the recipient of such message may be unable to verify in a timely fashion whether the sender thereof is authentic and whether the content thereof is not unduly manipulated; and (e) data corruption by viruses: viruses, trojan horses, worms, etc. may be transmitted by electronic communications and may cause significant damage to computer systems of the recipients thereof.

Credit Facilities Agreement – Project Badger	173

(e)	In particular, the Finance Parties and the Agent do not represent or warrant that (i) any electronic communication sent by a Finance Party or the Agent or addressed to an Obligor will be timely received by the addressee, (ii) any electronic communication purportedly sent by a Finance Party or the Agent, its respective directors, officers and employees or agents, has actually been sent by it, or (iii) any electronic communication to it will be read or processed on time.

(f)	The Agent reserves the right at any time to reject receipt of electronic communications, or make the receipt or processing thereof subject to certain conditions. Neither the Finance Parties nor the Agent shall be responsible or liable for any damage suffered, or cost incurred, by an Obligor or any other party as a result of or in connection with any electronic communication.

37.2	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38.	CALCULATIONS AND CERTIFICATES

38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and

(ii)	subject to paragraph (b) below, without rounding.

Credit Facilities Agreement – Project Badger	174

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to two decimal places.

39.	SEVERABILITY

Should any part or provision of this Agreement be held to be invalid or unenforceable by any competent court, governmental or administrative authority having jurisdiction, the other provisions of this Agreement shall nonetheless remain valid. In this case, the Parties shall negotiate in good faith a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

40.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

41.	AMENDMENTS AND WAIVERS

41.1	Required consents

(a)	Subject to Clause 41.2 (All Lender matters) and Clause 41.3 (Other exceptions), any term of the Finance Documents (other than the Mandate Letters) may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent (and, to the extent relating to any Transaction Security, the Security Agent) may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 41.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 32.8 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

(e)	Paragraph (c) of Clause 28.8 (Pro rata interest settlement) shall apply to this Clause 41.1.

Credit Facilities Agreement – Project Badger	175

41.2	All Lender matters

Subject to Clause 41.4 (Changes to reference rates), an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Majority Lenders” or “Change of Control” in Clause 1.1 (Definitions);

(b)	subject to Clause 1.3 (Restricted Finance Party/Obligor), a limitation of the definitions of “Restricted Person”, “Restricted Country” or “Sanctioning Authority” in Clause 1.1 (Definitions);

(c)	an extension to the date of payment of any amount under the Finance Documents;

(d)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(e)	a change in currency of payment of any amount under the Finance Documents;

(f)	any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(g)	a change to the Borrowers or Guarantors other than in accordance with Clause 31 (Changes to the Obligors);

(h)	any provision which expressly requires the consent of all the Lenders;

(i)	Clause 1.3 (Restricted Finance Party/Obligor), Clause 2.3 (Finance Parties’ rights and obligations), Clause 2.4 (Lenders’ status), Clause 9 (Illegality, Voluntary Prepayment and Cancellation), Clause 10 (Mandatory prepayment and cancellation), Clause 11 (Restrictions), Clause 23.17 (Anti-money laundering and anti-corruption laws), Clause 23.28 (No use of amounts for Restricted Persons or in Restricted Countries), Clause 26.4 (Anti-money laundering and anti-corruption compliance), Clause 26.25 (No use of amounts for Restricted Persons or in Restricted Countries), Clause 28 (Changes to the Lenders), Clause 29 (Debt Purchase Transactions), Clause 30 (Hedge Counterparties), Clause 31 (Changes to the Obligors), Clause 34 (Sharing among the Finance Parties), this Clause 41, Clause 46 (Governing Law) or Clause 47 (Enforcement);

(j)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 21 (Guarantee);

(ii)	the Charged Assets; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; and

Credit Facilities Agreement – Project Badger	176

(k)	a change in the nature or scope of any subordination agreed pursuant to any Finance Document; or

(l)	the release of any guarantee and indemnity granted under Clause 21 (Guarantee) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.

41.3	Other exceptions

(a)	Subject to paragraph (b) below, an amendment or waiver which relates to the rights or obligations of the Agent, an Arranger, the Security Agent, any Ancillary Lender or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, that Arranger, the Security Agent, that Ancillary Lender or that Hedge Counterparty, as the case may be.

(b)	Any waiver by the Agent of the requirement to receive any documents or other evidence listed in Part IA and Part IB of Schedule 2 (Conditions Precedent) may not be effected without the consent of the Arrangers.

41.4	Changes to reference rates

(a)	Subject to Clause 41.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation),

Credit Facilities Agreement – Project Badger	177

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan in any currency under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR for that currency on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)	is issued on or after the Signing Date,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Company.

(c)	In this Clause 41.4:

Published Rate means:

(i)	the Term Rate for any Quoted Tenor; or

(ii)	an RFR.

Published Rate Replacement Event means, in relation to a Published Rate:

(i)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Company, materially changed;

(ii)

(A)

(1)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(2)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

Credit Facilities Agreement – Project Badger	178

(B)	the administrator of that Published Rate publicly announces that it has ceased or will cease, to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(C)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(D)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(E)	in the case of the Term Rate for any Quoted Tenor for EUR, the supervisor of the administrator of that Term Rate makes a public announcement or publishes information stating that that Term Rate for that Quoted Tenor is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); or

(iii)	in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Reference Rate means a reference rate which is:

(i)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(A)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(iii)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Published Rate.

Credit Facilities Agreement – Project Badger	179

41.5	Excluded Commitments

If

(a)	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made; or

(b)	any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (c), (d) and (f) of Clause 41.2 (All Lender matters)) or such a vote within 15 Business Days of that being made,

(unless, in either case, the Company and the Agent agree to a longer time period in relation to any request):

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

41.6	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 9.1 (Illegality) or to pay additional amounts pursuant to Clause 16.1 (Tax gross up), Clause 16.2 (Tax indemnity) or Clause 17.1 (Increased Costs) or an increased interest as calculated pursuant to Clause 12.6 (Minimum interest) to any Lender, then the Company may, on 20 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution (a Replacement Lender) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 28 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, (to the extent that the Agent has not given a notification under Clause 28.8 (Pro rata interest settlement), Break Costs (if any) and other amounts payable in relation thereto under the Finance Documents.

Credit Facilities Agreement – Project Badger	180

(b)	The replacement of a Lender pursuant to this Clause 41.6 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 60 calendar days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 41.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)	Lenders whose Commitments aggregate more than 80 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80 per cent. of the Total Commitments prior to that reduction), have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

41.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders; or

Credit Facilities Agreement – Project Badger	181

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 41.7, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

41.8	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 20 Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility,

Credit Facilities Agreement – Project Badger	182

to an Eligible Institution (a Replacement Lender) which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 28 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(iv)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs (if any) and other amounts payable in relation thereto under the Finance Documents; or

(v)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Company and which does not exceed the amount described in paragraph (iv) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 41.8 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 60 calendar days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

42.	CONFIDENTIALITY, DISCLOSURE OF CONFIDENTIAL INFORMATION AND SWISS BANKING SECRECY WAIVER

42.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information and waiver of banking secrecy), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

Credit Facilities Agreement – Project Badger	183

42.2	Disclosure of Confidential Information and waiver of banking secrecy

Any Finance Party may disclose to any person (and to that extent the Obligors hereby release each Finance Party and its Affiliates and each Finance Party hereby releases each other Finance Party and its Affiliates from all banking secrecy and further domestic and international confidentiality obligations, including with respect to any data transfer to and from abroad):

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 32.17 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

Credit Facilities Agreement – Project Badger	184

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.7 (Security over Lenders’ rights);

(viii)	who is a Party;

(ix)	in connection with the exercise of any remedies hereunder or under any other Finance Document or any action or proceeding relating to this Agreement or any other Finance Document or the enforcement of rights hereunder or thereunder;

(x)	that is an insurer, re-insurer or insurance broker of a Finance Party or of an Affiliate of Finance Party and the officers, employees, auditors and professional advisers of such insurer, re-insurer or insurance broker; or

(xi)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii), (b)(iii) and (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(B)	in relation to paragraphs (b)(v), (b)(vi), (b)(vii) and (b)(x) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b) (i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

Credit Facilities Agreement – Project Badger	185

(e)	Each Obligor hereby releases each Finance Party and their respective Affiliates globally and their respective advisors globally and each Finance Party hereby releases each other Finance Party and their respective Affiliates globally and their respective advisors globally (collectively, the Disclosing Parties) from Swiss or foreign bank-client data confidentiality, data protection and other confidentiality obligations in connection with information about the Obligors, the Disclosing Parties, the Finance Documents and any other relevant information (Data) for purposes of administration of the Finance Documents and/or communication amongst each other and with (in each case actual or prospective) any lender, risk transferee, party to a Finance Document, rating agency, other agent appointed or third parties directly or indirectly involved in the transaction or risk transfer and in each case their advisors, and/or as required or desirable for the exercise or enforcement of any right or duty under the Finance Documents. For the avoidance of doubt, this also includes the disclosure to and amongst the Disclosing Parties’ respective Affiliates and advisors globally for the aforementioned purposes.

(f)	The waiver in paragraph (e) above explicitly includes cross-border data transfers and access by any means of communication, including electronic data transfer or access by email or internet data portals. Data held outside of Switzerland is subject to the relevant foreign laws and regulations and is not subject to Swiss laws, including Swiss bank-client data confidentiality and data protection rules, and may require the Disclosing Parties to disclose all or any part of the Data to authorities or other third parties.

(g)	For the avoidance of doubt, nothing herein prohibits any person from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any other person.

42.3	Entire agreement

This Clause 42 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

42.5	Continuing obligations

The obligations in this Clause 42 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

Credit Facilities Agreement – Project Badger	186

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

43.	PARALLEL DEBT

(a)	Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally agrees and undertakes to pay to the Security Agent, as joint and several creditor (Solidargläubiger) alongside each Secured Party in its own right and not as agent or representative of such other Secured Party, sums equal to and in the currency of each amount payable by that Obligor to each of the Secured Parties (other than the Security Agent) under the Finance Documents (the Principal Obligations) as and when that amount falls due for payment under the Finance Documents (the Parallel Debt Obligations) or would have fallen due but for any discharge resulting from failure of any Secured Party to take appropriate steps, in insolvency proceedings affecting the Obligors, to preserve its entitlement to be paid that amount.

(b)	The Security Agent shall have its own several and independent right to demand payment of the Parallel Debt Obligations from the rights of the other Secured Parties to demand payment of the Principal Obligations, irrespective of any discharge of the Obligors’ obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the Obligors, to preserve their entitlement to be paid those amounts.

(c)	Any amount due and payable by the Obligors to the Security Agent under paragraph (a) above shall be decreased to the extent that the other Finance Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by the Obligors to the other Finance Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under paragraph (a) above.

(d)	For the avoidance of doubt, the Parties acknowledge that the Transaction Security securing the Parallel Debt Obligations is granted to the Security Agent (acting in such capacity) in its capacity as sole creditor of the Parallel Debt Obligations.

(e)	Notwithstanding paragraphs (a) and (b) above, any payment under the Finance Documents shall be made to the Agent or, as the case may be, the relevant Hedge Counterparty unless expressly stated otherwise in any Finance Document or unless the Agent or, as the case may be, the relevant Hedge Counterparty directs such payment to be made to the Security Agent.

(f)	Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this Clause 43 or under any other provision of the Finance Documents), the Security Agent agrees with each other Secured Party (on a several and divided basis) that it will not exercise its rights under the Parallel Debt Obligations in respect of the Principal Obligations owing to a Secured Party except with the consent of that other Secured Party, provided that, for the avoidance of doubt, nothing in this paragraph (f) shall in any way limit the Security Agent’s right to act in the protection or preservation of rights under any Transaction Security Document or to enforce any Transaction Security as contemplated by this Agreement, the relevant Transaction Security Document or any other Finance Document (or to do any act reasonably incidental to the foregoing).

Credit Facilities Agreement – Project Badger	187

44.	BAIL-IN

44.1	Contractual recognition of bail-in

(a)	Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)	any Bail-In Action in relation to any such liability, including (without limitation):

(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)	a cancellation of any such liability; and

(ii)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(b)	The Parties further agree that upon the taking of any Bail-In Action by a relevant Resolution Authority, any liability of a Party to another Party under the Finance Documents shall, as a matter of contract as between the Parties, be reduced, converted, cancelled, or suspended (and that any term of this Agreement shall be varied) in such manner as it is expressed to be pursuant to such Bail-In Action.

44.2	Bail-in definitions

In this Clause 44:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the “relevant implementing law or regulation” as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Credit Facilities Agreement – Project Badger	188

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the LMA (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Write-down and Conversion Powers means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

45.	COUNTERPARTS AND CONCLUSION OF CONTRACT

(a)	Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

Credit Facilities Agreement – Project Badger	189

(b)	Each Finance Document may be concluded by an exchange of signed signature pages, attached as an electronic photocopy (.pdf, .tif, etc.) to email.

46.	GOVERNING LAW

This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

47.	ENFORCEMENT

47.1	Jurisdiction

(a)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be city of Zurich (Zurich 1), Switzerland.

(b)	This Clause 47.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

47.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Switzerland) hereby:

(i)	irrevocably appoints the Company as its process agent (Zustellungsbevollmächtigter) (the Process Agent) in Switzerland for the service of any notice, demand, or decree, injunction, summons or judgment in connection with any Finance Document; and

(ii)	agrees that failure by the Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	The Company hereby irrevocably accepts its appointment as Process Agent.

47.3	Place of performance

Place of performance is Zurich 1 (Switzerland). Each Obligor (other than an Obligor incorporated in Switzerland) herewith elects this place of performance as its special domicile in Switzerland pursuant to article 50 paragraph 2 of the Swiss Act on Debt Collection and Bankruptcy.

48.	WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING IN THE US DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 48.

Credit Facilities Agreement – Project Badger	190

49.	ACKNOWLEDGMENT REGARDING ANY SUPPORTED QFCS

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any derivative transaction or any other agreement or instrument that is a QFC (such support, QFC Credit Support, and each such QFC, a Supported QFC), the Parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support:

(a)	In the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the Parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)	As used in this Clause, the following terms have the following meanings:

(i)	BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)	Covered Entity means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Credit Facilities Agreement – Project Badger	191

(iii)	Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)	QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Credit Facilities Agreement – Project Badger	192

Signatures

Aebi Schmidt Holding AG as Company and Original Borrower and Original Guarantor

/s/ Barend Fruithof	/s/ Thomas Schenkirsch
Name: Barend Fruithof Title: Group CEO	Name: Thomas Schenkirsch Title: Head Group Strategic Development & Deputy Group CEO

Credit Facilities Agreement – Project Badger	193

Aebi Schmidt International AG as Original Guarantor

/s/ Barend Fruithof	/s/ Thomas Schenkirsch
Name: Barend Fruithof Title: Chairman of the Board of Directors	Name: Thomas Schenkirsch Title: Member of the Board of Directors

Credit Facilities Agreement – Project Badger	194

Aebi Schmidt Deutschland GmbH as Original Guarantor

/s/ Thomas Berger
Name: Thomas Berger Title: Geschaeftsfuehrer (Managing Director)

Credit Facilities Agreement – Project Badger	195

M-B Companies, Inc. as Original Guarantor

/s/ Barend Fruithof	/s/ Thomas Schenkirsch
Name: Barend Fruithof Title: Chairman of the Board	Name: Thomas Schenkirsch Title: Vice Chairman of the Board

Credit Facilities Agreement – Project Badger	196

Monroe Truck Equipment Inc. as Original Guarantor

/s/ Steffen Schewerda	/s/ Kurt Ballweg
Name: Steffen Schewerda Title: Chief Executive Officer	Name: Kurt Ballweg Title: Chief Financial Officer

Credit Facilities Agreement – Project Badger	197

ASH US Group, LLC as Original Guarantor

/s/ Barend Fruithof	/s/ Thomas Schenkirsch
Name: Barend Fruithof Title: Chairman of the Board of its sole member, Aebi Schmidt Holdings AG	Name: Thomas Schenkirsch Title: Vice Chairman of the Board of its sole member, Aebi Schmidt Holdings AG

Credit Facilities Agreement – Project Badger	198

UBS Switzerland AG as Mandated Lead Arranger, Agent, Security Agent and Original Lender

/s/ Sandro Saponaro	/s/ Anja Manella
Name: Sandro Saponaro Title: Director	Name: Anja Manella Title: Executive Director

Credit Facilities Agreement – Project Badger	199

Zürcher Kantonalbank as Lead Arranger and Original Lender

/s/ Daniel Rohner	/s/ Nick Baumann
Name: Daniel Rohner Title: Vice President	Name: Nick Baumann Title: Member of the Senior Management

Credit Facilities Agreement – Project Badger	200

JPMorgan Chase Bank, N.A., London Branch as Original Lender

/s/ Vishnu Vaidyanathan
Name: Vishnu Vaidyanathan Title: Vice President	Name: Title:

Credit Facilities Agreement – Project Badger	201

Bank of America Europe DAC as Original Lender

/s/ Graham Fitzell
Name: Graham Fitzell Title: Vice President	Name: Title:

Credit Facilities Agreement – Project Badger	202

Santander Bank, N.A. as Original Lender

/s/ L. Daniel Menendez
Name: L. Daniel Menendez Title: Senior Vice President	Name: Title:

Credit Facilities Agreement – Project Badger	203

Commerzbank Aktiengesellschaft as Original Lender

/s/ Kristin Bahlburg	/s/ Volker Seher
Name: Kristin Bahlburg Title: Director	Name: Volker Seher Title: Vice President

Credit Facilities Agreement – Project Badger	204

ING Bank N.V., Amsterdam, Lancy/Geneva Branch as Original Lender

/s/ Gregory Lambillon	/s/ Jochen Munzinger
Name: Gregory Lambillon Title: CEO - Country Manager	Name: Jochen Munzinger Title: Head of Sector

Credit Facilities Agreement – Project Badger	205

PNC Bank, National Association as Original Lender

/s/ Ryan Smalley
Name: Ryan Smalley Title: Senior Vice President	Name: Title:

Credit Facilities Agreement – Project Badger	206

Raiffeisen Switzerland Cooperative as Original Lender

/s/ Klaus Isler	/s/ Jonas Lippuner
Name: Klaus Isler Title: Mitglied Direktion	Name: Jonas Lippuner Title: Mitglied Direktion

Credit Facilities Agreement – Project Badger	207

Citizens Bank, N.A. as Original Lender

/s/ He-Young Ryu
Name: He-Young Ryu Title: Senior Vice President	Name: Title:

Credit Facilities Agreement – Project Badger	208

Fifth Third Bank, National Association as Original Lender

/s/ Jacob Young
Name: Jacob Young Title: Officer	Name: Title:

Credit Facilities Agreement – Project Badger	209

Luzerner Kantonalbank AG as Original Lender

/s/ Marcella Marbach	/s/ Jérôme Gretener
Name: Marcella Marbach Title: Relationship Manager	Name: Jérôme Gretener Title: Relationship Manager

Credit Facilities Agreement – Project Badger	210

Migros Bank AG as Original Lender

/s/ Christian Egli	/s/ Rolf Küttel
Name: Christian Egli Title: RM Structured Finance	Name: Rolf Küttel Title: RM Structured Finance

Credit Facilities Agreement – Project Badger	211

Berner Kantonalbank AG as Original Lender

/s/ Valentin Zahner	/s/ Juraj Janos
Name: Valentin Zahner Title: Relationship Manager	Name: Juraj Janos Title: Relationship Manager

Credit Facilities Agreement – Project Badger	212

Thurgauer Kantonalbank as Original Lender

/s/ Alexander Schaffert	/s/ Pascal Stillhard
Name: Alexander Schaffert Title: Senior Spezialist Fimenkuden Key Accounts	Name: Pascal Stillhard Title: Senior Berater Fimenkuden Key Accounts

Credit Facilities Agreement – Project Badger	213

Schaffhauser Kantonalbank as Original Lender

/s/ Michèle Kaufmann	/s/ Jan Kern
Name: Michèle Kaufmann Title: Relationship Manager Corporate & Commercial Clients	Name: Jan Kern Title: Head of Corporate & Commercial Clients

Credit Facilities Agreement – Project Badger	214

Schedule 1
The Original Parties

Part I
The Original Obligors

Name of Borrowers	Original Jurisdiction	Registered Address	Registration number
Aebi Schmidt Holding AG	Switzerland	Schulstrasse 4, 8500 Frauenfeld, Switzerland	CHE-112.947.556

Name of Guarantor	Original Jurisdiction		Registration number
Aebi Schmidt Holding AG	Switzerland	Schulstrasse 4, 8500 Frauenfeld, Switzerland	CHE-112.947.556
Aebi Schmidt International AG	Switzerland	Leutschenbachstrasse 52, 8050 Zürich, Switzerland	CHE-245.421.273
Aebi Schmidt Deutschland GmbH	Germany	Albtalstrasse 36, 79837 St. Blasien, Germany	Commercial Register of the Local Court of Freiburg i.Br. HRB 650012
M-B Companies, Inc.	Wisconsin	URS Agents, LLC; Home Ste 1, Madison, WI 53703-3691	Entity ID 1M17872
Monroe Truck Equipment Inc.	Wisconsin	1051 W 7th St, Monroe, WI 53566-9102	Entity ID 1M15353
ASH US Group, LLC	Delaware	800 North State Street Suite 304, Dover, Kent County, Delaware 19901	File Number 10034985

Credit Facilities Agreement – Project Badger	215

Part II
The Original Lenders

Name of Original Lender	Allocation	Facility A Commitment	Revolving Facility Commitment
UBS Switzerland AG	USD 83’000’000.00	USD 48’416’666.68	USD 34’583’333.32
JP Morgan Chase Bank, N.A., London Branch	USD 75’500’000.00	USD 44’041’666.67	USD 31’458’333.33
Bank of America Europe DAC	USD 56’500’000.00	USD 32’958’333.33	USD 23’541’666.67
Zürcher Kantonalbank	USD 56’500’000.00	USD 32’958’333.33	USD 23’541’666.67
Santander Bank, N.A.	USD 37’800’000.00	USD 22’050’000.00	USD 15’750’000.00
Commerzbank Aktiengesellschaft	USD 37’800’000.00	USD 22’050’000.00	USD 15’750’000.00
ING Bank N.V., Amsterdam, Lancy/Geneva Branch	USD 37’800’000.00	USD 22’050’000.00	USD 15’750’000.00
PNC Bank, National Association	USD 37’800’000.00	USD 22’050’000.00	USD 15’750’000.00
Raiffeisen Switzerland Cooperative	USD 37’800’000.00	USD 22’050’000.00	USD 15’750’000.00
Citizens Bank, N.A.	USD 22’500’000.00	USD 13’125’000.00	USD 9’375’000.00
Fifth Third Bank, National Association	USD 22’500’000.00	USD 13’125’000.00	USD 9’375’000.00
Luzerner Kantonalbank	USD 22’500’000.00	USD 13’125’000.00	USD 9’375’000.00
Migros Bank AG	USD 22’500’000.00	USD 13’125’000.00	USD 9’375’000.00
Berner Kantonalbank AG	USD 19’000’000.00	USD 11’083’333.33	USD 7’916’666.67
Thurgauer Kantonalbank	USD 19’000’000.00	USD 11’083’333.33	USD 7’916’666.67
Schaffhauser Kantonalbank	USD 11’500’000.00	USD 6’708’333.33	USD 4’791’666.67
Total	USD 600’000’000.00	USD 350’000’000.00	USD 250’000’000.00

Credit Facilities Agreement – Project Badger	216

Schedule 2
Conditions Precedent

Part IA
Conditions precedent to signing of this Agreement

All documents and evidence mentioned and listed below in this Part IA of this Schedule 2 shall be provided by the relevant party in a form and substance satisfactory to the Original Lenders:

1.	Company

(a)	A copy of the constitutional documents of each Original Obligor, being:

(i)	with respect to each Original Obligor incorporated in Switzerland, a copy of a certified up-to-date excerpt from the commercial register (Handelsregisterauszug) relating to such Original Obligor and a copy of the certified articles of association (Statuten) of such Original Obligor;

(ii)	with respect to each Original Obligor incorporated in the Federal Republic of Germany, an up-to-date online commercial register extract (Handelsregisterausdruck), its articles of association (Satzung) and a list of shareholders (Gesellschafterliste); and

(iii)	with respect to each Original Obligor organized under the laws of the US or any state of the US (including the District of Columbia), a true and complete copy of the bylaws (or limited liability company agreement or other equivalent governing documents) of such Obligor, a true and complete copy of the certificate or articles of incorporation or certificate of formation, including all amendments thereto, of such Obligor, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization and a certificate as to the good standing of such Obligor in the jurisdiction in which it is formed or organized as of a recent date from such Secretary of State (or other similar official), which has not been amended.

(b)	A copy of a resolution of the board of directors (or equivalent governing body) of each the Original Obligors (other than any Original Obligor incorporated in the Federal Republic of Germany):

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents and resolving that it executes, and performs its obligations under, the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf and to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and

(iii)	in the case of an Original Obligor other than the Company, authorising the Company to act as its agent in connection with the Finance Documents.

Credit Facilities Agreement – Project Badger	217

(c)	To the extent necessary under applicable law or its organizational documents, a copy of a resolution of the shareholders of each of the Original Obligors (other than any Original Obligor incorporated in the Federal Republic of Germany), inter alia, approving the terms of, and the transactions contemplated by, the Finance Documents to which the relevant Original Obligor is a party.

(d)	In relation to each Original Obligor incorporated in Germany, a copy of a shareholders’ resolution (Gesellschafterbeschluss) and/or, if applicable, a copy of a resolution of the supervisory board (Aufsichtsrat) and/or the advisory board (Beirat) approving the terms of, and the transactions contemplated by, the Transaction Documents and resolving that it executes, and performs its obligations under, the Transaction Documents to which it is a party.

(e)	A certificate of each Original Obligor dated no earlier than the Signing Date signed by an authorised signatory of such Original Obligor:

(i)	other than with respect to each Original Obligor incorporated in Germany, confirming that borrowing, securing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, securing, guaranteeing or similar limit binding on the relevant Original Obligor to be exceeded;

(ii)	containing a specimen signature of each person authorised to execute the Finance Documents or any document or notice in connection therewith on behalf of that Original Obligor; and

(iii)	confirming that each copy document relating to that Original Obligor specified in this paragraph 1 of Part IA of this Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded.

2.	Transaction Security Documents and Subordination Agreements

(a)	Agreed forms of the following Transaction Security Documents:

Name of Security provider	Transaction Security Document
Company	Swiss law governed share pledge agreement between the Company as pledgor, the Security Agent and the Secured Parties as pledgees regarding the pledge of all shares in Aebi Schmidt International AG.
Swiss law governed share pledge agreement between the Company as pledgor, the Security Agent and the Secured Parties as pledgees regarding the pledge of 99.98% of the shares in Aebi & Co. AG Maschinenfabrik.
German law governed share pledge agreement between the Company as pledgor and the Security Agent and the other Secured Parties as pledgees regarding the pledge of all shares in Aebi Schmidt Deutschland GmbH.
New York law governed share pledge agreement between the Company as pledgor and the Security Agent on behalf of the Secured Parties, as pledgee regarding the pledge of all equity interests in ASH North America Inc.
Swiss law governed security assignment agreement between the Company as assignor and the Security Agent as assignee regarding the assignment for security purposes of certain claims and receivables under existing and future intercompany loans granted by the Company to any other member of the Group.

Credit Facilities Agreement – Project Badger	218

(b)	Agreed form of each of the Original Subordination Agreements.

3.	Finance Documents

(a)	This Agreement duly executed by the Company and the other Original Obligors.

(b)	The Mandate Letters duly executed by the Company.

(c)	The Fee Letters covering certain of the fees set out in Clause 15 (Fees) duly executed by the Company.

4.	Legal Opinions

Agreed forms of the following legal opinions:

(a)	A legal opinion (enforceability) of Niederer Kraft Frey Ltd., legal advisers to the Original Lenders, as to Swiss law.

(b)	A legal opinion (enforceability) of Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater, legal advisers to the Original Lenders, as to German law.

(c)	A legal opinion (capacity) of Advestra Ltd., legal advisers to the Company, as to Swiss law.

(d)	A legal opinion (capacity and enforceability) of Wuersch & Gering LLP legal advisers to the Company, as to Delaware law and New York law, respectively.

(e)	A legal opinion (capacity) of Attolles Law, S.C. legal advisers to the Company, as to Wisconsin law.

(f)	A legal opinion (capacity) of Hengeler Mueller - Partnerschaft von Rechtsanwälten mbB, legal advisers to the Company, as to German law.

5.	Other Documents and Evidence

(a)	Copies of the Merger Agreement and of any other Merger Documents, in each case duly executed by all parties thereto.

Credit Facilities Agreement – Project Badger	219

(b)	The Agent shall have received a certificate as to the incumbency and specimen signature of each officer executing any Finance Document or any other document delivered in connection herewith on behalf of any Obligor organized under the laws of the US or any state of the US (including the District of Columbia).

Credit Facilities Agreement – Project Badger	220

Part IB
Conditions precedent to initial Utilisation

All documents and evidence mentioned and listed below in this Part IB of this Schedule 2 shall be provided by the relevant party in a form and substance satisfactory to the Original Lenders:

1.	Finance Documents

(a)	Each of the agreed form Transaction Security Documents and Original Subordination Agreements referred to in Part IA (Conditions precedent to signing this Agreement), paragraph 2 (Transaction Security Documents) of this Schedule 2 duly executed by each party thereto.

(b)	Evidence satisfactory to the Original Lenders regarding the valid creation and perfection of the security interests under the Transaction Security Document referred to in paragraph (a) above (or mechanics being implemented, that the security will be perfected at the Facilities Closing Date), including with respect to the legally valid subordination of the Shareholder Loans in accordance with the Original Subordination Agreements in respect of interest and repayment of principal.

(c)	A duly executed Ancillary Facility Agreement relating to the Existing Guarantee.

2.	Legal Opinions

Each of the legal opinions referred to in Part IA (Conditions precedent to signing this Agreement), paragraph 4 (Legal Opinions) of this Schedule 2, duly executed by the relevant legal advisor.

3.	Other Documents and Evidence

(a)	Evidence of the payment of all fees, costs and expenses due under the Finance Documents up to and including the Facilities Closing Date.

(b)	A certificate duly executed by the Company dated on the Transaction Closing Date certifying that:

(i)

(1)	all conditions to Closing (as defined in the Merger Agreement) set forth in article VIII of the Merger Agreement have been satisfied (including, without limitation, the Requisite Regulatory Approvals (as defined in the Merger Agreement)); and

(2)	all closing actions set out in section 1.02 of the Merger Agreement have been taken (or will be taken substantially simultaneously with the initial Utilisation of Facility A),

in each case except to the extent any conditions to Closing (as defined in the Merger Agreement) or closing actions referred to above have been waived with the prior written consent of the Finance Parties, and that, therefore, the Merger Agreement has been consummated and the Transaction Closing Date has occurred (or will occur substantially simultaneously with the initial Utilisation of Facility A); and

Credit Facilities Agreement – Project Badger	221

(ii)	there has been, to the best of its knowledge, no breach (by any of the parties thereto), waiver or amendment of the Merger Documents, which is materially adverse to the interests of the Finance Parties, except in each case with the prior written consent of the Finance Parties.

(c)	Evidence that all amounts outstanding under (i) the Existing Facilities Agreements and (ii) subject to Clause 7.5 (Roll-in of Existing Guarantee), any and all existing bilateral financing arrangements between the Group and Zürcher Kantonalbank and between the Group and the Agent will be repaid and cancelled in full no later than on the Facilities Closing Date and that all existing security and guarantees granted in connection with the Existing Facilities Agreements are released as of repayment or roll-in pursuant to Clause 7.5 (Roll-in of Existing Guarantee), as applicable.

(d)	Evidence that no change of substance and legal structure of the Target Group based on disposals of fixed assets (unless made on arm’s length terms and in the ordinary course of business) or businesses or undertakings or similar transactions, which is materially adverse to the interests of the Originals Lenders has occurred between the ML Signing Date and the Facilities Closing Date, subject in each case to changes set forth in the Structure Memorandum.

(e)	Evidence that the Leverage Ratio for the Combined Group as per the end of the last full financial year prior to the Facilities Closing Date did not exceed 3.25x.

(f)	Delivery of (i) the Pro-Forma Combined Financial Statements, including a calculation of the Opening Equity Ratio, showing that the Opening Equity Ratio is at least 30 per cent, and (ii) the Original Financial Statements.

(g)	A copy of the Funds Flow Statement.

(h)	The Agent shall have received customary UCC, tax, bankruptcy and judgment lien searches with respect to any Obligor organized under the laws of the US or any state of the US (including the District of Columbia) in form and substance reasonably satisfactory to it, including reflecting the absence of liens and security interests other than those being released on or prior to the Facilities Closing Date or which are otherwise permitted under the Finance Documents.

Credit Facilities Agreement – Project Badger	222

Part II
Conditions precedent required to be delivered by an Additional Obligor

All documents and evidence mentioned and listed below in this Part II of Schedule 2 shall be provided by the relevant party in a form and substance satisfactory to the Lenders:

1.	An Accession Agreement, duly executed by the Additional Obligor and the Company.

2.	A copy of the certified up-to-date constitutional documents of the Additional Obligor (reflecting, if required, the necessary clauses for financial support of upstream or cross-stream nature).

3.	A copy of a resolution of the board of directors (or equivalent governing body) of the Additional Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Accession Agreement and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Agreement and any other Finance Document to which it is a party;

(ii)	authorising a specified person or persons to execute the Accession Agreement and other Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is/shall become a party; and

(iv)	authorising the Company to act as its agent in connection with the Finance Documents.

4.	If required by the applicable laws or constitutional documents, copy of the minutes of the shareholders’ meeting of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is/shall become a party.

5.	If required by the applicable laws or constitutional documents, a copy of a resolution of the board of directors of each corporate shareholder of each Additional Obligor approving the terms of the resolution referred to in paragraph 4 above.

6.	A certificate of the Additional Obligor dated no earlier than the date of the Accession Agreement signed by an authorised signatory of the Additional Obligor:

(i)	confirming that borrowing, securing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, securing, guaranteeing or similar limit binding on the Additional Obligor to be exceeded;

(ii)	containing a specimen signature of each person authorised to execute the Finance Documents or any document or notice in connection therewith on behalf of the Additional Obligor; and

Credit Facilities Agreement – Project Badger	223

(iii)	confirming that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded.

7.	If available, the latest audited financial statements of the Additional Obligor.

8.	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:

(i)	A legal opinion (enforceability) of the Swiss legal advisers to the Agent, as to Swiss law in the form distributed to the Lenders prior to signing the Accession Agreement.

(ii)	A legal opinion (capacity) of the legal advisers to the Company, as to the law of the jurisdiction of incorporation or formation of the Additional Obligor in the form distributed to the Lenders prior to signing the Accession Agreement.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Lenders considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Agreement or for the validity and enforceability of any Finance Document.

Credit Facilities Agreement – Project Badger	224

Schedule 3
Requests and Notices

Part I
Form of Utilisation Request

From:	[Borrower]/[Company]*

To:	[Agent]

Dated:	[insert date]

Aebi Schmidt Holding AG – USD 600,000,000 Credit Facilities Agreement
dated [   ] 2025 (the Credit Facilities Agreement)

Dear Sir or Madam

1.	We refer to the Credit Facilities Agreement. This is a Utilisation Request. Terms defined in the Credit Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Borrower:	[ ]

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Revolving Facility]**

Currency of Loan:	[USD]/[EUR]/[CHF]/[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[one Month] / [three Months]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Credit Facilities Agreement or, to the extent applicable, Clause 4.5 (Utilisations during the Certain Funds Period) of the Credit Facilities Agreement is satisfied on the date of this Utilisation Request.

4.	[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Revolving Facility Loan]./[The proceeds of this Loan should be credited to [account bank], [IBAN]].

5.	This Utilisation Request is irrevocable.

Credit Facilities Agreement – Project Badger	225

Yours faithfully

[Name of Borrower]/[Name of Company][, acting on behalf of [name of Borrower]]

Name: Title:	Name: Title:

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

**	Select the Facility to be utilised and delete references to the other Facilities.

Credit Facilities Agreement – Project Badger	226

Part II
Form of Selection Notice

From:	[Name of Borrower]/[Company]*

To:	[Agent]

Dated:	[insert date]

Aebi Schmidt Holding AG – USD 600,000,000 Credit Facilities Agreement
dated [   ] 2025 (the Credit Facilities Agreement)

Dear Sir or Madam

1.	We refer to the Credit Facilities Agreement. This is a Selection Notice. Terms defined in the Credit Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] with an Interest Period ending on [ ].

3.	[We request that the above Facility A Loan[s] be divided into [ ] Facility A Loans with the following Base Currency Amounts and Interest Periods:]

or

4.	[We request that the next Interest Period for the above Facility A Loan[s] is [one Month] / [three Months].]

5.	We confirm that the Repeating Representations are true and correct as of the first day of the next Interest Period of the Loan(s) referred to herein.

6.	This Selection Notice is irrevocable.

[Name of Borrower]/[Name of Company][, acting on behalf of [name of Borrower]]

Name: Title:	Name: Title:

NOTES:

*	Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

Credit Facilities Agreement – Project Badger	227

Schedule 4
Form of Transfer Certificate

To:	[ ] as Agent and [ ] as Security Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:	[insert date]

Aebi Schmidt Holding AG – USD 600,000,000 Credit Facilities Agreement
dated [   ] 2025 (the Credit Facilities Agreement)

Dear Sir or Madam

1.	We refer to the Credit Facilities Agreement. This agreement (the Agreement) shall take effect as a Transfer Certificate for the purposes of the Credit Facilities Agreement. Terms defined in the Credit Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	Notice by the Existing Lender

[If the consent of the Company is required pursuant to Clause 28 (Changes to the Lenders):] [The Existing Lender hereby requests the Company to consent to the transfer of the Existing Lender’s rights and obligations under the Credit Facilities Agreement pursuant to Clause 28 (Changes to the Lenders) thereof to the extent specified herein to the New Lender. The Existing Lender hereby represents to the Company that the details of the transfer set forth herein are complete and accurate.]

[If the consent of the Company is not required pursuant to Clause 28 (Changes to the Lenders):] [The Existing Lender hereby notifies the Company of the transfer of the Existing Lender’s rights and obligations under the Credit Facilities Agreement pursuant to Clause 28 (Changes to the Lenders) of the Credit Facilities Agreement to the extent specified herein to the New Lender. The Existing Lender hereby represents to the Company that the details of the transfer set forth herein are complete and accurate. No consent of the Company is required pursuant to Clause 28.2 (Conditions of assignment or transfer) of the Credit Facilities Agreement as [reason to be specified]].

3.	Transfer and Assumption

Subject to the Agent’s confirmation pursuant to Clause 28.5 (Procedure for transfer or assignment), (i) the Existing Lender hereby transfers its rights and obligations under the Credit Facilities Agreement to the New Lender to the extent specified herein; (ii) the New Lender hereby accepts and assumes the Existing Lender’s rights and obligations under the Credit Facilities Agreement to the extent specified herein; (iii) the Existing Lender shall be discharged of its obligations to the extent of the New Lender’s assumption thereof; and (iv) unless the New Lender is already a Finance Party, it shall become a Party to the Credit Facilities Agreement hereby.

Any amounts payable to the Existing Lenders by the Company pursuant to any Finance Document in respect of any period ending on or before the Transfer Date shall be for the account of the Existing Lender and the New Lender shall not have any interest in, or any rights in respect of, any such amount.

Credit Facilities Agreement – Project Badger	228

4.	Transfer Fee

The New Lender shall pay a fee to the Agent in the amount of USD 5,000.

5.	Representations and Warranties of the New Lender

The New Lender represents and warrants that it (i) has received a copy of the Credit Facilities Agreement together with all further information it may have requested, and (ii) has not relied on any representation, or any information provided by the Existing Lender or any other Finance Party in assessing the legality, validity, effectiveness, appropriateness, accuracy or completeness of such representation or information, but made, and will make throughout the term of the Credit Facilities Agreement, an independent assessment of the business and financial condition, creditworthiness and prospects of the Obligors.

6.	The New Lender further represents to all Parties that it:

a.	[is]/[is not] a Qualifying Lender;

b.	is a Qualifying Bank]/[not a Qualifying Bank, qualifying as one Lender for purposes of the Non-Bank Rules]; and

c.	is a FATCA Exempt Party.

7.	[Include only with respect to a New Lender incorporated in the Federal Republic of Germany: The New Lender expressly confirms that it [can]/[cannot] exempt the Agent and the Security Agent from the restrictions pursuant to § 181 BGB and similar restrictions applicable to it pursuant to any other applicable law.]

8.	New Lender’s Covenants

The New Lender hereby undertakes, for the benefit of all Parties, to duly perform each obligation pursuant to the Credit Facilities Agreement and any document related thereto assumed by it herein.

9.	Disclaimer

No Finance Party confirms, represents or warrants the legality, validity, effectiveness, appropriateness or enforceability of the Credit Facilities Agreement or any document related thereto. None of the Finance Parties shall have any responsibility or liability with respect thereto or to the business or financial condition of the Company or any member of the Group, its creditworthiness or its compliance with any obligation pursuant to the Credit Facilities Agreement or any document related thereto.

New Lender expressly acknowledges the limitations of the Existing Lender’s obligations set out in paragraph (c) of Clause 28.4 (Limitation of responsibility of Existing Lenders).

Credit Facilities Agreement – Project Badger	229

10.	Governing Law and Jurisdiction

This Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be city of Zurich (Zurich 1), Switzerland.

11.	Details of Transfer

Proposed Transfer Date	[●]
Existing Lender’s Commitment in [USD]/[EUR]/[CHF]	Facility A: Revolving Facility:
Portion of Existing Lender’s Commitment transferred to New Lender in [USD]/[EUR]/[CHF]	Facility A: Revolving Facility:

12.	Details of New Lender

Legal name and registered office:
Contact person:
Phone:
E-mail:

[ ] as New Lender

Name: Title:	Name: Title:

[ ] as Existing Lender

Name: Title:	Name: Title:

Credit Facilities Agreement – Project Badger	230

If the consent of the Company is required pursuant to Clause 28 (Changes to the Lenders):

Aebi Schmidt Holding AG as Company

Name: Title:	Name: Title:

Credit Facilities Agreement – Project Badger	231

Schedule 5
Form of Compliance Certificate

To:	[ ] as Agent

From:	[Company]

Dated:	[insert date]

Aebi Schmidt Holding AG – USD 600,000,000 Credit Facilities Agreement
dated [   ] 2025 (the Credit Facilities Agreement)

Dear Sir or Madam

1.	We refer to the Credit Facilities Agreement. This is a Compliance Certificate. Terms defined in the Credit Facilities Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	This Compliance Certificate relates to the Testing Period ending on [insert Quarter Date].

3.	We confirm that:

a.	the Leverage Ratio as set out in Exhibit A is correct as per the date set out therein;

b.	[the Equity Ratio as set out in Exhibit B is correct as per the date set out therein; and]

c.	[the break-down of the EBITDA and Total Assets contribution of each Material Group Company as set out in Exhibit C is correct as per the date set out therein.]*

4.	[Based on Exhibit C, we confirm that the following companies constitute Material Group Companies for the purposes of the Credit Facilities Agreement: [ ].]*

5.	[We confirm that the Guarantor Coverage Test [is]/[is not] complied with[ and therefore the following companies will accede as Additional Guarantors: [ ]]]*; and

6.	[We confirm that no Default is continuing.]

7.	Pursuant to Clause 24.2 (Provision and contents of Compliance Certificate) please find the [Annual Financial Statements]/[Quarterly Financial Statements] for the relevant Testing Period attached hereto.

Credit Facilities Agreement – Project Badger	232

Yours faithfully,

Aebi Schmidt Holding AG as Company

Name: Title:	Name: Title:

NOTES:

*	Only to be included in the Compliance Certificate to be given in respect of the Annual Financial Statements

Credit Facilities Agreement – Project Badger	233

Exhibit A – Leverage Ratio

Financial Covenant 25.2: Leverage Ratio

		Quarterly reported as	Quarterly reported as	Quarterly reported as	Quarterly reported as	Cumulative year to date as
		per	per	per	per	per
	in USD million	XX.XX.XXXX	XX.XX.XXXX	XX.XX.XXXX	XX.XX.XXXX	XX.XX.XXXX

Pro-Forma EBITDA calculation
	EBITDA	-	-	-	-	-
+	external transaction costs and expenses directly relating to the Merger up to an aggregate maximum amount of USD 20 million (only with respect to the Financial Quarters ending on 31 March 2025, 30 June 2025 and 30 September 2025)	-	-	-	-	-
+	EBITDA for Permitted Acquisitions on a pro-forma basis	-	-	-	-	-
-	EBITDA for Permitted Disposals on a pro-forma basis	-	-	-	-	-
=	Pro-Forma EBITDA	-	-	-	-	-

Net Senior Debt calculation
Closing
as per
XX.XX.XXXX
	short-term financial liabilities of the Group					-
+	long-term financial liabilities of the Group					-
-	Floorplan/Chassis Pool Arrangements (up to a maximum amount of USD 50 million)					-
-
-	shareholder loans which are subordinated pursuant to a Subordination Agreement
-	cash & cash equivalents					-
=	Net Senior Debt					-

	Leverage Ratio (Net Senior Debt / Pro-Forma EBITDA)					#DIV/0!

Credit Facilities Agreement – Project Badger	234

[Exhibit B – Minimum Equity Ratio]

Financial Covenant 25.3: Equity Ratio

in USD million

Economic Equity calculation
Closing
as per
XX.XX.XXXX
	equity attributable to equity holders of the Company	-
+	shareholder loans which are subordinated pursuant to a Subordination Agreement	-
=	Economic Equity	-

Total Assets calculation
Closing
as per
XX.XX.XXXX
	aggregate amount of all current assets of the Group	-
+	aggregate amount of all fixed assets of the Group	-
=	Total Assets	-

	Equity Ratio (Economic Equity / Total Assets)	#DIV/0!

Credit Facilities Agreement – Project Badger	235

[Exhibit C – EBITDA and Total Assets contribution of each Material Group Company]

Credit Facilities Agreement – Project Badger	236

Schedule 6
Group Structure Chart

Group structure chart relating to the Group assuming completion of the Merger has occurred:

[separate document attached]

Credit Facilities Agreement – Project Badger	237

Schedule 7
Form of Accession Agreement

To:	[ ] as Agent and [ ] as Security Agent

From:	[Subsidiary] and [Company]

Dated:	[insert date]

Aebi Schmidt Holding AG – USD 600,000,000 Credit Facilities Agreement
dated [   ] 2025 (the Credit Facilities Agreement)

Dear Sir or Madam

1.	We refer to the Credit Facilities Agreement. This accession agreement (the Accession Agreement) shall take effect as an Accession Agreement for the purposes of the Credit Facilities Agreement. Terms defined in the Credit Facilities Agreement have the same meaning in this Accession Agreement unless given a different meaning in this Accession Agreement.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Credit Facilities Agreement and the other Finance Documents as an Additional [Borrower]/[Guarantor] pursuant to [Clause 31.2 (Additional Borrowers)] / [Clause 31.4 (Additional Guarantors)] of the Credit Facilities Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a [company limited by shares]/[limited liability company]/[other] with registered number [ ].

3.	The Additional [Borrower]/[Guarantor] hereby appoints the Company to act on its behalf as Obligors’ Agent as further set out in Clause 2.5 (Obligors’ Agent) of the Credit Facilities Agreement and expressly confirms that it [can/cannot] exempt Obligors’ Agent from the restrictions pursuant to § 181 BGB and similar restrictions applicable to it pursuant to any other applicable law.

4.	[Include in the case of Additional Borrower: The Company confirms that no Default is continuing or would occur as a result of the [Subsidiary] becoming an Additional Borrower.]

5.	[Include guarantee limitation language if and to the extent applicable.]

6.	[Subsidiary’s] administrative details for the purposes of the Credit Facilities Agreement are as follows:

Address:	[ ]
E-Mail:	[ ]
Attention:	[ ]

7.	This Accession Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

8.	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Accession Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Zurich (Zurich 1), Switzerland.

Credit Facilities Agreement – Project Badger	238

9.	[Only include if Additional Obligor is not incorporated in Switzerland: The Additional Obligor designates Aebi Schmidt Holding AG as its representative for the service of judicial documents pursuant to article 140 of the Swiss Civil Procedure Code, and elects special domicile pursuant to article 50 Swiss Federal Debt Enforcement and Bankruptcy Act at the registered seat of the Company and the Company in each case accepts such designation.]

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING IN THE US DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESS-LY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 9.

Signatures

Aebi Schmidt Holding AG as Company

Name: Title:	Name: Title:

[Subsidiary] as Additional [Guarantor]/[Borrower]

Name: Title:	Name: Title:

Credit Facilities Agreement – Project Badger	239

[Agent] as Agent

Name: Title:	Name: Title:

Credit Facilities Agreement – Project Badger	240

Schedule 8
Material Group Companies as at the Transaction Closing Date

[separate document attached]

Credit Facilities Agreement – Project Badger	241

Schedule 9
White List

Banks

always including affiliates
Institution	Country
Aargauische Kantonalbank	Switzerland
ABC International Bank	United Kingdom
ABN AMRO Bank	Netherlands
Allianz Bank	Germany
Allied Irish Banks (AIB)	Ireland
Alpha Bank	Greece
Alternative Bank Schweiz AG	Switzerland
AMP Bank Limited	Australia
Appenzeller Kantonalbank	Switzerland
Australia and New Zealand Banking Group	Australia
Baloise Bank SoBa	Switzerland
Banca dello Stato del Cantone Ticino	Switzerland
Banca IFIS	Italy
Banca Monte dei Paschi di Siena	Italy
Banco Bilbao Vizcaya Agentaria (BBVA)	Spain
Banco BPM	Italy
Banco Sabadell	Spain
Banco Santander	Spain
Bank Avera	Switzerland
Bank CIC (Schweiz) AG	Switzerland
Bank für Tirol und Vorarlberg	Austria
Bank J. Safra Sarasin	Switzerland
Bank Julius Baer	Switzerland
Bank Millennium	Poland
Bank of America	USA
Bank of Ireland	Ireland
Bank of New York Mellon	USA
Bank Vontobel AG	Switzerland
Bankinter	Spain
Banque Cantonale de Fribourg	Switzerland
Banque Cantonale de Genève	Switzerland
Banque Cantonale du Jura	Switzerland
Banque Cantonale du Valais	Switzerland
Banque Cantonale Neuchâteloise	Switzerland
Banque Cantonale Vaudoise	Switzerland
Banque de Commerce et de Placements	France
Banque et Caisse d’Epargne de l’Etat	Luxembourg
Banque Internationale à Luxembourg	Luxembourg
Barclays International	United Kingdom
Basellandschaftliche Kantonalbank	Switzerland
Basler Kantonalbank	Switzerland

Credit Facilities Agreement – Project Badger	242

BAWAG P.S.K.	Austria
BayernLB	Germany
Belfius Bank	Belgium
Berenberg Bank	Germany
Berner Kantonalbank	Switzerland
BKS Bank	Austria
BMO Canada	Canada
BNP Paribas	France
BPIfrance	France
BRED Banque Populaire	France
Caisse Francaise de Financement Local	France
CaixaBank	Spain
Canadian Imperial Bank of Commerce (CIBC)	Canada
Cassa Depositi e prestiti SpA	Italy
Citibank	USA
Commerzbank	Germany
Commonwealth Bank of Australia	Australia
Cooperatieve Rabobank	Netherlands
Cornèr Banca	Switzerland
Crédit Agricole	France
Crédit Coopératif	France
Credit Europe Bank	Netherlands
Crédit Mutuel - CIC Group	France
CTBC Bank	Taiwan
Danske Bank	Denmark
DBS Bank	Singapore
DekaBank	Germany
Deutsche Apotheker- und Ärztebank eG - apoBank	Germany
Deutsche Bank	Germany
Development Bank of Japan	Japan
Dexia Bank	Belgium
DNB	Norway
DSK Bank	Bulgaria
DZ Bank	Germany
Ecobank International	France
EFG International	Switzerland
Erste Group Bank	Austria
Europe Arab Bank	United Kingdom
FidBank UK	United Kingdom
Fifth Third Bank	USA
First Citizens Bank	USA
First Commercial Bank	Taiwan
GarantiBank International	Netherlands
Glarner Kantonalbank	Switzerland
Goldman Sachs	USA
Graubündner Kantonalbank	Switzerland

Credit Facilities Agreement – Project Badger	243

Groupe BPCE	France
Habib Bank	Switzerland
Hamburg Commercial Bank	Germany
Helaba	Germany
HSBC	United Kingdom
Hungarian Development Bank	Hungary
Hypo Vorarlberg Bank	Austria
Hypothekarbank Lenzburg	Switzerland
IKB Deutsche Industriebank	Germany
ING Group	Netherlands
Intesa Sanpaolo Group	Italy
Jefferies	USA
JP Morgan	USA
KBC Group	Belgium
KEB Hana	South Korea
Kommunalkredit Austria	Austria
Kookmin Bank	South Korea
Korea Development Bank	South Korea
Kreditanstalt fuer Wiederaufbau (KfW)	Germany
KSK Köln	Germany
La Banque Postale	France
Landesbank Baden-Wurttemberg (LBBW)	Germany
Landesbank Berlin	Germany
LLB Schweiz AG	Switzerland
Lloyds Banking Group	United Kingdom
Luzerner Kantonalbank	Switzerland
Macquarie Bank	Australia
Mediobanca Group	Italy
MeDirect Bank	Malta
Migros Bank AG	Switzerland
Mitsubishi UFJ Financial Group (MUFG)	Japan
Mizuho Financial Group	Japan
Morgan Stanley	USA
National Australia Bank	Australia
National Westminster Bank (Natwest)	United Kingdom
Natixis	France
NIBC	Netherlands
Nidwaldner Kantonalbank	Switzerland
Nomura	Japan
Nordea Bank	Finland
NordLB	Germany
Norinchukin Bank	Japan
Novo Banco	Portugal
NRW.Bank	Germany
Nykredit	Denmark
Oberbank	Austria
Obwaldner Kantonalbank	Switzerland
ODDO BHF	Germany
OP Financial Group	Finland
Oversea-Chinese Banking Corporation	Singapore
Raiffeisen Bank International	Austria
Raiffeisen Schweiz Genossenschaft	Switzerland
Reichmuth & Co	Switzerland

Credit Facilities Agreement – Project Badger	244

Royal Bank of Canada (RBC)	Canada
Royal Bank of Scotland	Scotland
SaarLB	Germany
SBI Shinsei Bank	Japan
Schaffhauser Kantonalbank	Switzerland
Schwyzer Kantonalbank	Switzerland
Scotiabank	Canada
Shinan Bank	South Korea
Siemens Bank	Germany
Skandinaviska Enskilda Banken (SEB)	Sweden
Société Générale	France
Sparkassen-Finanzgruppe	Germany
St. Galler Kantonalbank	Switzerland
Standard Chartered	United Kingdom
Sumitomo Mitsui Banking Corporation (SMBC)	Japan
Suncorp Group	Australia
Svenska Handelsbanken	Sweden
Swedbank	Sweden
TD Bank Group	Canada
Thurgauer Kantonalbank	Switzerland
UBS Group	Switzerland
Ulster Bank	Ireland
UniCredit Group	Italy
Union de Banques Arabes et Françaises	France
United Overseas Bank	Singapore
Urner Kantonalbank	Switzerland
Valiant Bank AG	Switzerland
Vantage Bank	USA
Virgin Money	United Kingdom
VP Bank AG	Liechtenstein
Wells Fargo	USA
Westpac Banking Corporation	Australia
WIR Bank Genossenschaft	Switzerland
Woori Bank	South Korea
Zuger Kantonalbank	Switzerland
Zürcher Kantonalbank	Switzerland

Funds

always including affiliates
Institution	Country
Aberdeen Asset Management	United Kingdom
Akquivest	Luxembourg
Alberta Investment Management Corporation (AIMCo)	Canada
Alcentra	United Kingdom
Allianz Global Investors	Germany
Amundi	France
Apera Asset Management	United Kingdom
APG Asset Management	Netherlands
Apollo Global Management	USA
Arcano	Spain
Arcmont Asset Management	United Kingdom
Ardian	France

Credit Facilities Agreement – Project Badger	245

Ares Management	USA
Artemid	France
Aviva Investors	Luxembourg
Axa Investment Managers	France
Bain Capital	USA
Barings	USA
Beechbrook Capital	United Kingdom
Blackrock	USA
BNP Paribas Asset Management	France
Bridgepoint Credit	United Kingdom
Bright Capital	Germany
British Columbia Investment Management Corporation (BCI)	Canada
Canada Pension Plan	Canada
Capital Four	Denmark
CAPZA	France
Carlyle	USA
CDPQ	Canada
CIC Private Debt	France
Crescent Capital	USA
CVC Credit	Luxembourg
Eurazeo Private Debt	France
Federated Hermes	USA
Guggenheim Investments	USA
HarbourVest	USA
Hayfin Capital Management	Germany
HF Debt	Germany
HPS Partners	USA
ICG Asset Management	USA
Invesco	USA
Investcorp	USA
Investec	United Kingdom
Jefferies Private Credit	USA
Kartesia	United Kingdom
KKR	USA
LFPI Group	France
LGT Capital Partners	Switzerland
Lombard Odier Investment Managers	Switzerland
M Cap Finance	Germany
M&G	United Kingdom
Macquarie Private Credit	Australia
Muzinich	Germany
MV Credit	United Kingdom
Natixis Investment Managers	France
Northleaf Capital	USA
ODDO BHF Private Debt	Germany
Ontario Municipal Employees Retirement System (OMERS)	Canada

Credit Facilities Agreement – Project Badger	246

Ontario Teachers’ Pension Plan (OTPP)	Canada
Pacific Investment Management Company (PIMCO)	USA
Park Square Capital	United Kingdom
Partners Group	Switzerland
Patrimonium Asset Management	Switzerland
Permira	United Kingdom
Rothschild	France
SCOR Investment Partners	France
Skandia	Sweden
Stepstone Group	USA
Tikehau Capital	France
TPG	USA
Universities Superannuation Scheme (USS)	United Kingdom

Credit Facilities Agreement – Project Badger	247

Schedule 10
Form of Ancillary Agreement

Ancillary Agreement

between

[Name of Ancillary Borrower], [Address]
(hereinafter referred to as Ancillary Borrower)

and

[Name of Bank], [Address]
(hereinafter referred to as Bank)

regarding

the establishment of a USD [   ] Ancillary Facility

Recitals

(A)	On [date] 2025 Aebi Schmidt Holding AG as Company, Original Borrower and Original Guarantor, [ ] as [Original Borrower] [and] [Original Guarantor], [ ] as [Original Borrower] [and] [Original Guarantor], UBS Switzerland AG as Mandated Lead Arranger, Agent, Security Agent, Original Lender and Zürcher Kantonalbank as Lead Arranger and Original Lender, and certain other financial institutions as Original Lenders have entered into an USD 600,000,000 term loan and revolving credit facilities agreement (each term as defined therein unless otherwise defined herein) (the Credit Facilities Agreement).

(B)	In accordance with the terms of clause 7 (Ancillary Facilities) of the Credit Facilities Agreement, the Company has requested the establishment of an Ancillary Facility in the amount of USD [ ] for the Ancillary Borrower.

IT IS AGREED as follows:

1.	Construction

Except as otherwise defined herein, all capitalised terms used in this ancillary facility agreement (this Ancillary Agreement) shall have the same meaning as ascribed to them in the Credit Facilities Agreement and the Credit Facilities Agreement shall be an integral part of this Ancillary Agreement.

Credit Facilities Agreement – Project Badger	248

2.	Amount and Purpose of Ancillary Facility

Subject to the terms of this Ancillary Agreement, the Bank shall make available to the Ancillary Borrower an Ancillary Commitment in the amount of USD [   ] which shall solely be used for general corporate and working capital purposes of the Group.

3.	Ancillary Commencement Date

The Ancillary Commencement Date of the Ancillary Facility established under this Ancillary Agreement shall be the later of:

(a)	the date hereof; and

(b)	ten Business Days after the Agent’s notification to the other Lenders of the establishment of the Ancillary Facility in accordance with the Credit Facilities Agreement.

4.	Form of Utilisation[2]

(a)	This Ancillary Facility established under this Ancillary Agreement may be used as follows, all in accordance with clause 7.1 (Type of Facility) of the Credit Facilities Agreement:

(i)	[ ].

(b)	The use of the individual credit products is in each case limited by the amount of the then available Ancillary Facility established under this Ancillary Agreement.

(c)	[The Bank shall be under no obligation to incur any contingent liabilities under this Ancillary Agreement but shall have the unconditional right to refuse to issue any guarantee or similar instrument at its discretion without having to account for it. Also, the Bank’s terms and conditions for the issuance of guarantees (as amended from time to time) shall remain reserved.]

5.	Conditions for Utilisation of the Ancillary Facility

Each utilisation of the Ancillary Facility established under this Ancillary Agreement is subject to the conditions precedent set forth in clause 4.2 (Further conditions precedent) of the Credit Facilities Agreement being satisfied.

6.	[OTC Transactions

(a)	Prior to concluding an “OTC Transaction” the Bank may request that the legally binding Swiss master agreement for over-the-counter (“OTC”) derivatives (“OTC CH Master Agreement”) is agreed between the Ancillary Borrower and the Bank.

(b)	There is, however, no obligation on the part of the Bank to enter into any “OTC Transactions” (cf. OTC CH Master Agreement).

2 NTD: To be amended as applicable.

Credit Facilities Agreement – Project Badger	249

(c)	The “OTC CH Master Agreement” also applies to any other “OTC Transactions”, which are concluded independently of and outside the scope of this Ancillary Agreement between the Bank and the Ancillary Borrower.][3]

7.	Cancellation, Repayment or Prepayment of the Ancillary Facility

(a)	The Ancillary Facility established under this Ancillary Agreement shall cease to be available on the Final Maturity Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of the Credit Facilities Agreement.

(b)	The Bank may demand repayment or prepayment of any Ancillary Outstandings if:

(i)	the Total Revolving Facility Commitments have been cancelled in full or in part or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of the Credit Facilities Agreement;

(ii)	it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated by the Credit Facilities Agreement or to fund, issue or maintain its participation in the Ancillary Facility established under this Ancillary Agreement; or

(iii)	both:

(A)	the Available Commitments relating to the Revolving Facility (taking into account the limitations set forth in clause 7.5(b) (Limitations on Ancillary Outstandings) of the Facilities Agreement; and

(B)	the notice of the demand given by the Bank,

would not prevent the Ancillary Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Loans.

8.	Facility Fee

(a)	The Ancillary Borrower shall pay to the Bank a facility fee in USD computed at a rate equal to the commitment fee rate as calculated in accordance with clause 15.5 (Commitment fee) of the Credit Facilities Agreement) (the “Facility Fee Rate”) of the aggregate Ancillary Commitment (i.e. USD [ ]), such facility fee to be calculated on an actual/360 days basis, payable quarterly in arrears. The Facility Fee Rate will be debited to the respective account(s) with the Bank.

(b)	With regards to any Ancillary Outstandings, the interest rates or commissions payable pursuant to this Ancillary Agreement shall be reduced by the Facility Fee Rate.

3 NTD: To be amended or deleted, as applicable.

Credit Facilities Agreement – Project Badger	250

9.	Interest Rates and payment

9.1	[Current account overdrafts

(a)	The interest rate for cash credits in the form of a current account overdraft is determined by the Bank. The interest rate is based, inter alia, on the prevailing money and capital market conditions.

(b)	The Bank may at any time and with immediate effect adjust the interest rate with five Business Days prior notice to the Ancillary Borrower to reflect changes in the money and capital market conditions and/or changes in the Bank’s risk assessment.

(c)	The current interest rates are printed on the account statements.][4]

9.2	[Term loans

(a)	The interest rate in the form of a term loan is determined by the Bank. The interest rate is based, inter alia, on the prevailing money and capital market conditions.

(b)	[insert applicable reference rate] is negative, a [insert applicable reference rate] of 0.00 per cent. will be used for the calculation.][5]

9.3	[Interest Due Date

(a)	With regards to current account overdrafts, interest falls due in each case as of the end of each Financial Quarter.

(b)	With regards to term loans, interest falls due in each case on the last day of the term of the respective term loan.

(c)	The interest may be debited to an account of the Ancillary Borrower.][6]

10.	[Commissions

(a)	For the utilisation of the Ancillary Facility established under this Ancillary Agreement in the form of a current account overdraft, a credit commission is payable by the Ancillary Borrower as of the end of each Financial Quarter, in the amount of [ ] per cent. quarter on the highest credit amount utilised.

(b)	In the case of contingent liabilities of the Bank, the Ancillary Borrower owes the commissions determined by the Bank.][7]

4 NTD: To be amended or deleted, as applicable.

5 NTD: To be amended or deleted, as applicable.

6 NTD: To be amended or deleted, as applicable.

7 NTD: To be amended or deleted, as applicable.

Credit Facilities Agreement – Project Badger	251

11.	Transaction Security

Any Ancillary Outstandings shall be secured by the Transaction Security and the Ancillary Borrower shall not provide any further security interest in favour of the Bank under this Ancillary Agreement.

12.	[Risks

(a)	The Bank expressly informs the Ancillary Borrower that taking up loans by using securities and/or cash account balances as collateral and/or the utilisation of the loan proceeds (leveraging) for investments in financial instruments of any kind (securities, derivatives, OTC/TOFF, FX etc.) also involves an interest rate, price, and currency risk.

(b)	The Ancillary Borrower is made aware of the following risks in particular: In case of adverse market developments, the assets pledged as collateral may be insufficient to cover the outstanding credit in full, so that at a time that is unfavourable for the Ancillary Borrower the collateral may have to be realized and the open positions may have to be closed out respectively liquidated. To the extent the realization of the available collateral is insufficient to cover the Bank’s claim from the loan, the Ancillary Borrower remains based on the credit relationship personally liable vis-à-vis the Bank for the full discharge of the remaining debt.][8]

13.	[Maturity and Prepayment of Term Loans

(a)	Subject to an extension or early termination, each term loan automatically falls due for repayment upon its maturity, without any need for a termination notice.

(b)	The Bank is entitled to debit a term loan that is due for repayment to an account of the Ancillary Borrower.

(c)	In case of a prepayment of term loans, Break Costs shall become payable.][9]

14.	Early Termination and Repayment

(a)	In case an Event of Default occurs in relation to this Ancillary Agreement or any Ancillary Outstandings under this Ancillary Agreement, the Bank promptly informs the Agent.

(b)	Without prejudice to any prepayment and repayment obligations as set forth in clause 7 of this Ancillary Agreement, on and at any time after the occurrence of an Event of Default this Ancillary Agreement may be accelerated in accordance with clause 27.16 (Acceleration) of the Credit Facilities Agreement.

8 NTD: To be amended or deleted, as applicable.

9 NTD: To be amended or deleted, as applicable.

Credit Facilities Agreement – Project Badger	252

15.	Currency fluctuations

In case the aggregate Base Currency Amount of the Ancillary Outstandings exceeds the Bank’s Ancillary Commitment by more than five per cent. on 31 March, 30 June, 30 September or 31 December of any calendar year, the Ancillary Borrower shall repay or prepay Ancillary Outstandings within five Business Days of being notified by the Bank in the amount by which the aggregate Base Currency Amount of the Ancillary Outstandings exceeds the Bank’s Ancillary Commitment.

16.	Release from Contingent Liabilities/Cash Cover

(a)	If this Ancillary Agreement and/or a credit line with regard to contingent liabilities of the Bank (e.g. guarantee limit) is cancelled, the Bank is entitled to request the Ancillary Borrower to release it from its current contingent liabilities (e.g. by discharge) within ten calendar days of the termination or such earlier point in time as stipulated in the Credit Facilities Agreement.

(b)	If the Bank cannot or can only be partially released from the liability within such deadline or if a release of the Bank in full is shown to be impossible from the outset, the Ancillary Borrower is obliged to provide cash cover for the outstanding contingent liabilities in the relevant currency and amount into the bank accounts designated by the Bank (including accounts newly opened for this purpose) at the Bank’s first demand, to the preclusion of any protests or objections. Cash cover shall be considered to be provided, if the following conditions are being met:

(i)	until no amount is or may be outstanding under the Ancillary Facility established under this Ancillary Agreement, withdrawals from the bank account may only be made to pay the Bank amounts due and payable to it under the Credit Facilities Agreement in respect of the Ancillary Facility established under this Ancillary Agreement; and

(ii)	the Ancillary Borrower has executed a security document over that bank account, in form and substance satisfactory to the Bank with which that account is held, creating a first ranking security interest over that bank account.

17.	Conflict with Finance Documents

In case of any conflict between the provisions of this Ancillary Agreement and the provisions of Credit Facilities Agreement, the Credit Facilities Agreement shall prevail.

18.	General Conditions

The Bank’s “General Conditions including the Safe Custody Regulations” supplement this Ancillary Agreement, provided that the provisions of this Ancillary Agreement shall prevail in case of a conflict.

19.	Place of Performance

The place of performance is in the city of Zurich (Zurich 1), Switzerland. For Ancillary Borrowers whose present or future domicile is outside Switzerland, the place of performance shall also be the place of debt enforcement (“special domicile” as defined in art. 50 para. 2 of the Federal Law on Debt Collection and Bankruptcy).

Credit Facilities Agreement – Project Badger	253

20.	Applicable Law and Place of Jurisdiction

(a)	This Ancillary Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

(b)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Ancillary Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be city of Zurich (Zurich 1), Switzerland.

(c)	This clause is for the benefit of the Bank only. As a result, the bank shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

(d)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING IN THE US DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESS-LY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS CLAUSE 20.

Signatures on the next page

Credit Facilities Agreement – Project Badger	254

Signatures

[Name] as Ancillary Borrower

Name:	Name:
Title:	Title:

[Name ] as Bank

Name:	Name:
Title:	Title:

Credit Facilities Agreement – Project Badger	255

Schedule 11
Form of Increase Confirmation

To:	[Agent] as Agent, [Security Agent] as Security Agent, and Aebi Schmidt Holding AG as Company, for and on behalf of each Obligor

From:	[Increase Lender] (the Increase Lender)

Dated:	[insert date]

Aebi Schmidt Holding AG – USD 600,000,000 Credit Facilities Agreement
dated [   ] 2025 (the Credit Facilities Agreement)

Dear Sir or Madam

1.	We refer to the Credit Facilities Agreement. This agreement (the Agreement) shall take effect as an Increase Confirmation for the purposes of the Credit Facilities Agreement. Terms defined in the Credit Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Credit Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the Relevant Commitment(s)) as if it had been an Original Lender under the Credit Facilities Agreement in respect of the Relevant Commitment(s).

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment(s) is to take effect (the Increase Date) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, e-mail address and attention details for notices to the Increase Lender for the purposes of Clause 37.1 (Notices) of the Credit Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (i) of Clause 2.2 (Increase) of the Credit Facilities Agreement.

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it:

(a)	[is]/[is not] a Qualifying Lender;

(b)	is a Qualifying Bank]/[not a Qualifying Bank, qualifying as one Lender for purposes of the Non-Bank Rules]; and

(c)	is a FATCA Exempt Party.

Credit Facilities Agreement – Project Badger	256

9.	[Include only with respect to an Increase Lender incorporated in the Federal Republic of Germany: The Increase Lender expressly confirms that it [can/cannot] exempt the Agent and the Security Agent from the restrictions pursuant to § 181 BGB and similar restrictions applicable to it pursuant to any other applicable law.]

10.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11.	This Agreement is governed by the substantive laws of Switzerland, excluding its conflict of laws principles.

12.	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be city of Zurich (Zurich 1), Switzerland.

13.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities

[Increase Lender]

Name:	Name:
Title:	Title:

This Agreement is accepted as an Increase Confirmation for the purposes of the Credit Facilities Agreement by the Agent and the Increase Date is confirmed as [   ].

[Agent]

Name:	Name:
Title:	Title:

Credit Facilities Agreement – Project Badger	257

[Security Agent]

Name:	Name:
Title:	Title:

Credit Facilities Agreement – Project Badger	258

THE SCHEDULE

Relevant Commitment(s)/rights and obligations to be assumed by the Increase Lender

[Insert relevant details]

[Facility Office address, e-mail address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Agent and the Increase Date is confirmed as [   ].

Credit Facilities Agreement – Project Badger	259

Schedule 12
Hedge Counterparty Accession Undertaking

To:     [   ] as Agent and [   ] as Security Agent

From: [insert name of Hedge Counterparty]

Dated:

Aebi Schmidt Holding AG – USD 600,000,000 Credit Facilities Agreement
dated [   ] 2025 (the Credit Facilities Agreement)

1.	This undertaking (the Undertaking) is made on [ ] by [insert name of Hedge Counterparty] (the Acceding Hedge Counterparty) in relation to the Credit Facilities Agreement.

2.	Terms defined in the Credit Facilities Agreement shall, unless otherwise defined in this Undertaking, bear the same meanings when used in this Undertaking.

3.	The Acceding Hedge Counterparty has become a provider of hedging arrangements to [insert Borrower]. In consideration of the Acceding Hedge Counterparty being accepted as a Hedge Counterparty for the purposes of the Credit Facilities Agreement, the Acceding Hedge Counterparty confirms, for the benefit of the parties to the Credit Facilities Agreement, that, as from [date], it intends to be party to the Credit Facilities Agreement as a Hedge Counterparty, and undertakes to perform all the obligations expressed in the Credit Facilities Agreement to be assumed by a Hedge Counterparty and agrees that it shall be bound by all the provisions of the Credit Facilities Agreement, as if it had been an original party to the Credit Facilities Agreement as a Hedge Counterparty.

4.	This Undertaking may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

5.	This Undertaking is governed by the substantive laws of Switzerland, excluding its conflict of laws principles.

6.	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Undertaking (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be city of Zurich (Zurich 1), Switzerland.

7.	This Undertaking has been made on the date stated at the beginning of this Undertaking.

[Acceding Hedge Counterparty]

Name:	Name:
Title:	Title:

Credit Facilities Agreement – Project Badger	260

Accepted by:

[Agent]

Name:	Name:
Title:	Title:

[Security Agent]

Name:	Name:
Title:	Title:

Credit Facilities Agreement – Project Badger	261

Schedule 13
Form of Resignation Letter

To:	[ ] as Agent

From:	[resigning Obligor] and Aebi Schmidt Holding AG

Dated:	[insert date]

Aebi Schmidt Holding AG – USD 600,000,000 Credit Facilities Agreement
dated [   ] 2025 (the Credit Facilities Agreement)

Dear Sir or Madam

1.	We refer to the Credit Facilities Agreement. This is a Resignation Letter. Terms defined in the Credit Facilities Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 31.3 (Resignation of a Borrower)]/[Clause 31.5 (Resignation of a Guarantor)] of the Credit Facilities Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Credit Facilities Agreement and the Finance Documents.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[Only include if resigning Obligor resigns as Borrower: the [resigning Obligor] is under no actual or contingent obligations as a Borrower under any Finance Documents;]

(c)	[Only include if resigning Obligor resigns as Borrower: where the [resigning Obligor] is also a Guarantor (unless its resignation has been accepted in accordance with Clause 31.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Company confirms this is the case).]

(d)	[Only include if resigning Obligor resigns as Guarantor: no payment is due from the [resigning Obligor] under Clause 21.1 (Guarantee and indemnity);]

(e)	[Only include if resigning Obligor resigns as Guarantor: where the [resigning Obligor] is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 31.3 (Resignation of a Borrower).]

4.	This Resignation Letter shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles.

Credit Facilities Agreement – Project Badger	262

5.	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Resignation Letter (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Zurich (Zurich 1), Switzerland.

Aebi Schmidt Holding AG as Company

Name:	Name:
Title:	Title:

[Resigning Obligor]

Name:	Name:
Title:	Title:

Credit Facilities Agreement – Project Badger	263

Schedule 14
Reference Rate Terms

Part I
USD

CURRENCY:	USD.

Cost of funds as a fallback	Cost of funds will apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Baseline CAS	0.10 per cent.

Break Costs:	None specified.

Business Day Conventions (definition of “Month” and Clause 13.3 (Non-Business Days)):

(a)      If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)      subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)      if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)     if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)      If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a) The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

Credit Facilities Agreement – Project Badger	264

(b)     if that target is not a single figure, the arithmetic mean of:

(i)       the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)      the lower bound of that target range.

Central Bank Rate Adjustment:

In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

For this purpose, Central Bank Rate Spread means, in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

(a)     the RFR for that RFR Banking Day; and

(b)     the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:

The Daily Rate for any RFR Banking Day is:

(a)     the RFR for that RFR Banking Day; or

(b)     if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)       the Central Bank Rate for that RFR Banking Day; and

(ii)      the applicable Central Bank Rate Adjustment; or

(c)     if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)       the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii)      the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Credit Facilities Agreement – Project Badger	265

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The percentage per annum which is the aggregate of: (a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (b) the applicable Baseline CAS.
Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:

Any day other than:

(a)     a Saturday or Sunday; and

(b)     a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods and Terms)):	three Months

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods and Terms)):	One Month, three Months or such other period as the Company and the Agent (acting on the instruction of all Lenders under the relevant Facility) may agree from time to time, provided that no Interest Period for a Loan or Unpaid Sum in USD shall be longer than six Months.

Credit Facilities Agreement – Project Badger	266

Length of Interest Period prior to Syndication Date (paragraph (i) of Clause 13.1 (Selection of Interest Periods and Terms):	one Month

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption)	Close of business in Zurich on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds)	Close of business on the date falling one Business Day after the Reporting Day for the relevant Loan (or, if earlier, on the date falling one Business Day before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Credit Facilities Agreement – Project Badger	267

Part II
CHF

CURRENCY:	Swiss francs.

Cost of funds as a fallback	Cost of funds will apply as a fallback.

Definitions

Additional Business Days:	An RFR Banking Day.

Baseline CAS:	None.

Break Costs:	None.

Business Day Conventions (definition of “Month” and Clause 13.3 (Non-Business Days)):

(a)     If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)      subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)      if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)     if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)      If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	The policy rate of the Swiss National Bank as published by the Swiss National Bank from time to time.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Credit Facilities Agreement – Project Badger	268

For this purpose, Central Bank Rate Spread means, in relation to any RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between:

(a)      the RFR for that RFR Banking Day; and

(b)      the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Daily Rate:

The Daily Rate for any RFR Banking Day is:

(a)      the RFR for that RFR Banking Day; or

(b)      if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)       the Central Bank Rate for that RFR Banking Day; and

(ii)      the applicable Central Bank Rate Adjustment; or

(c)      if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)       the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii)      the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places and if, in either case, that rate is less than zero, the Daily Rate shall be deemed to be zero.

Lookback Period:	Five RFR Banking Days

Credit Facilities Agreement – Project Badger	269

Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and (b) the applicable Baseline CAS.
Relevant Market:	The Swiss francs overnight repo market.

Reporting Day:	The day which is the Lookback Period prior to the last day of the Interest Period or, if that day is not a Business Day, the immediately following Business Day.

RFR:	The SARON (Swiss Average Rate Overnight) reference rate administered by SIX Index AG (or any other person which takes over the administration of that rate) as at the close of trading on the SIX Swiss Exchange on the relevant day displayed on page SARON.S of the Thomson Reuters screen under the heading CLSFIX.

RFR Banking Day:	A day (other than a Saturday or Sunday) on which banks are open for the settlement of payments and foreign exchange transactions in Zurich.

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods and Terms)):	three Months

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods and Terms)):	One Month, three Months or such other period as the Company and the Agent (acting on the instruction of all Lenders under the relevant Facility) may agree from time to time, provided that no Interest Period for a Loan or Unpaid Sum in CHF shall be longer than six Months.

Length of Interest Period prior to Syndication Date (paragraph (i) of Clause 13.1 (Selection of Interest Periods and Terms):	one Month

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption)	Close of business in Zurich on the Reporting Day for the relevant Loan.

Credit Facilities Agreement – Project Badger	270

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds)	Close of business on the date falling one Business Day after the Reporting Day for the relevant Loan (or, if earlier, on the date falling one Business Day before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Credit Facilities Agreement – Project Badger	271

Part III
EUR

CURRENCY: EUR.

Compounded Reference Rate as a fallback Compounded Reference Rate will not apply as a fallback.
Cost of funds as a fallback Cost of funds will apply as a fallback.
Definitions

Additional Business Days:	A TARGET Day.

Break Costs:

The amount (if any) by which:

(a)      the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the relevant Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)      the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day Conventions (definition of “Month” and Clause 13.3 (Non-Business Days)):

(a)      If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)      subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

Credit Facilities Agreement – Project Badger	272

(ii)      if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)     if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)      If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Market Disruption Rate:	The Term Reference Rate.

Term Rate:	The euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen.

Quotation Day:	Two TARGET Days before the first day of the relevant Interest Period (unless market practice differs in the Relevant Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

Quotation Time:	Quotation Day 11.00 a.m. (Brussels time).

Relevant Market:	The European interbank market.
Reporting Day:	The Quotation Day.

Interest Periods

Length of Interest Period in absence of selection (paragraph (c) of Clause 13.1 (Selection of Interest Periods and Terms)):	three Months

Periods capable of selection as Interest Periods (paragraph (d) of Clause 13.1 (Selection of Interest Periods and Terms)):	One Month, three Months or such other period as the Company and the Agent (acting on the instruction of all Lenders under the relevant Facility) may agree from time to time.

Credit Facilities Agreement – Project Badger	273

Length of Interest Period prior to Syndication Date (paragraph (i) of Clause 13.1 (Selection of Interest Periods and Terms):	one Month

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 14.3 (Market disruption)	Close of business in Zurich on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 14.4 (Cost of funds)	Close of business on the date falling one Business Day after the Reporting Day for the relevant Loan (or, if earlier, on the date falling one Business Day before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

Credit Facilities Agreement – Project Badger	274

Schedule 15
Daily Non-Cumulative Compounded RFR Rate

The Daily Non-Cumulative Compounded RFR Rate for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

UCCDRi means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day i;

UCCDRi-1 means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

dcc means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

ni means the number of calendar days from, and including, that RFR Banking Day i up to, but excluding, the following RFR Banking Day; and

the Unannualised Cumulative Compounded Daily Rate for any RFR Banking Day (the Cumulated RFR Banking Day) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

ACCDR means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

tni means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

Cumulation Period means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

dcc has the meaning given to that term above; and

the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to four decimal places) calculated as set out below:

Credit Facilities Agreement – Project Badger	275

where:

d0 means the number of RFR Banking Days in the Cumulation Period;

Cumulation Period has the meaning given to that term above;

i means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

DailyRatei-LP means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

ni means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

dcc has the meaning given to that term above; and

tni has the meaning given to that term above.

Credit Facilities Agreement – Project Badger	276

Schedule 16
Cumulative Compounded RFR Rate

The Cumulative Compounded RFR Rate for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of Annualised Cumulative Compounded Daily Rate in Schedule 15 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

d0 means the number of RFR Banking Days during the Interest Period;

i means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

DailyRatei-LP means for any RFR Banking Day i during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day i;

ni means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

dcc means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

d means the number of calendar days during that Interest Period.

Credit Facilities Agreement – Project Badger	277